As filed with the Securities and Exchange Commission on December 5, 1997

                         Registration No. _____________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             LILLY INDUSTRIES, INC.

             (exact name of registrant as specified in its charter)

      Indiana                      2851                       35-0471010
 (State or other       (primary Standard Industrial        (I.R.S. Employer
 jurisdiction of        Classification Code No.)           Identification No.)
  incorporation
 or organization)

                              733 South West Street
                           Indianapolis, Indiana 46225
                                 (317) 687-6700
(Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)

                                Kenneth L. Mills
                             Lilly Industries, Inc.
                              733 South West Street
                           Indianapolis, Indiana 46225
                                 (317) 687-6700
       (Name, address, including ZIP Code, and telephone number, including area code, of agent for service)

                                   Copies to:
                            Catherine L. Bridge, Esq.
                               Barnes & Thornburg
                            11 South Meridian Street
                           Indianapolis, Indiana 46204

         Approximate date of commencement of proposed sale of the securities to the public: As promptly as practicable after the effective date of this registration statement.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.o

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.o
------

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.o ______

                         CALCULATION OF REGISTRATION FEE

======================================================================================================================
                                                                                Proposed
  Title of Each Class                                   Proposed                 Maximum
  of Securities to be         Amount to be          Maximum Offering       Aggregate Offering            Amount of
      Registered               Registered          Price Per Unit (1)             Price              Registration Fee
   7 3/4% Senior Notes
----------------------------------------------------------------------------------------------------------------------
       Due 2007               $100,000,000                100%                $100,000,000              $30,303.04
======================================================================================================================

(1) In equivalent value of principal amount of issued and outstanding 7 3/4% Senior Notes, Series A to be exchanged pursuant to Rule 457(f)(2).

                             LILLY INDUSTRIES, INC.

                         ------------------------------

                              CROSS REFERENCE SHEET
                         ------------------------------

         Pursuant to Rule 404(a) and Item 501(b) of Regulation S-K Showing Location in Prospectus of the Information Required by Part I of Form S-4

                  Form S-4                                            Caption or Location
                  Item Number and Caption                                In Prospectus
1.   Forepart of Registration Statement and Outside Front
     Cover Page of Prospectus.................................  Forepart of the Registration Statement; Outside Front
                                                                Cover Page

2.   Inside Front and Outside Back Cover Pages of
     Prospectus...............................................  Inside Front Cover Page; Outside Back Cover Page

3.   Risk Factors, Ratio of Earnings to Fixed Charges and
     Other Information........................................  Available Information; Summary; Risk Factors;
                                                                Selected Consolidated Financial Information and
                                                                Certain Operating Data

4.   Terms of the Transaction.................................  The Exchange Offer; Description of Notes;
                                                                Exchange Offer; Registration Rights; Certain United
                                                                States Federal Income Tax Considerations; Plan of
                                                                Distribution

5.   Pro Forma Financial Information..........................  Information Incorporated By Reference

6.   Material Contracts With the Company Being Acquired.......  Not Applicable

7.   Additional Information Required for Reoffering by
     Persons and Parties Deemed to be Underwriters............  Not Applicable

8.   Interests of Named Experts and Counsel...................  Not Applicable

9.   Disclosure of Commission Position on Indemnification
     for Securities Act Liabilities...........................  Not applicable

10.  Information With Respect to S-3 Registrants..............  Available Information; Information Incorporated By
                                                                Reference; Forward Looking Statements; Summary;
                                                                Risk Factors; Private Placement; Use of Proceeds;
                                                                Capitalization; Selected Consolidated Financial
                                                                Information and Certain Operating Data;
                                                                Management's Discussion and Analysis of Results of
                                                                Operations and Financial Condition; Business;
                                                                Management; Description of Old Debt and New
                                                                Bank Credit Facility; The Exchange Offer;
                                                                Description of Notes; Exchange Offer; Registration
                                                                Rights; Certain United States Federal Income Tax
                                                                Considerations; Plan of Distribution; Transfer
                                                                Restrictions on Old Notes; Legal Matters; Experts;
                                                                Index to Financial Statements

11.  Incorporation of Certain Information by Reference........  Information Incorporated By Reference

12.  Information With Respect to S-2 of S-3 Registrants.......  Not Applicable

13.  Incorporation of Certain Information by Reference........  Not Applicable

14.  Information with Respect to Registrants Other Than
     S-3 or S-2 Registrants...................................  Not Applicable

15.  Information With Respect to S-3 Companies................  Not Applicable

16.  Information With Respect to S-2 or S-3 Companies.........  Not Applicable

17.  Information With Respect to Companies Other Than
     S-2 or S-3 Companies.....................................  Not Applicable

18.  Information if Proxies, Consents or Authorizations Are
     to be Solicited..........................................  Not Applicable

19.  Information if Proxies, Consents or Authorizations Are
     Not to be Solicited or in an Exchange Offer..............  Information
                                                                Incorporated
                                                                By Reference;
                                                                Management

             SUBJECT TO COMPLETION, DATED ___________________, 1998

PROSPECTUS

                             LILLY INDUSTRIES, INC.

                                OFFER TO EXCHANGE
                     7 3/4% SENIOR NOTES DUE 2007, SERIES B
           FOR ALL OUTSTANDING 7 3/4% SENIOR NOTES DUE 2007, SERIES A

         THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME,
                   ON _______________, 1998, UNLESS EXTENDED.

                               ------------------

         Lilly Industries, Inc., an Indiana corporation (the "Company" or "Lilly"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal," and together with this Prospectus, the "Exchange Offer"), to exchange $1,000 principal amount of its 7 3/4% Senior Notes due 2007, Series B (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined) of which this Prospectus constitutes a part, for each $1,000 principal amount of its outstanding 7 3/4% Senior Notes due 2007, Series A (the "Old Notes"), of which $100,000,000 principal amount is outstanding. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes except for certain transfer restrictions and registration rights relating to the Old Notes. The Exchange Notes will evidence the same debt as the Old Notes and will be issued under and be entitled to the benefits of the Indenture (as defined). The Exchange Notes and the Old Notes are collectively referred to herein as the "Notes."

         The Notes are senior unsecured obligations of the Company, ranking pari passu with all existing and future senior debt of the Company and senior in right of payment to all future subordinated debt of the Company. The Indenture for the Notes and the New Bank Credit Facility (as defined) permit the Company and its subsidiaries to incur significant amounts of additional debt under certain circumstances. See "Use of Proceeds," "Capitalization," "Description of Old Debt and New Bank Credit Facility," and "Description of Notes."

         The Company will accept for exchange any and all Old Notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the date the Exchange Offer expires, which will be _____________, 1998, unless the Exchange Offer is extended. See "The Exchange Offer--Expiration Date; Extensions;
Amendment." Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date (as defined), unless previously accepted for exchange. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions which may be waived by the Company and to the terms and provisions of the Registration Rights Agreement (as defined). Old Notes may be tendered only in denominations of $1,000 principal amount and integral multiples thereof. The Company has agreed to pay the expenses of the Exchange Offer. See "The Exchange Offer."

                         (Cover continued on next page)

                               ------------------

         See "Risk Factors" beginning on Page 16 of this Prospectus for a discussion of certain factors that should be considered by holders prior to tendering their Old Notes in the Exchange Offer.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                  COMMISSION OR ANY STATE SECURITIES COMMISSION
                     PASSED UPON THE ACCURACY OR ADEQUACY OF
                     THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

               The date of this Prospectus is _____________, 1998

         The Notes will bear interest at the rate of 7 3/4% per annum, payable semi-annually on June 1 and December 1 of each year, commencing December 1, 1997, to holders of record at the close of business on the May 15 or November 15 immediately preceding the interest payment date. Holders of Exchange Notes of record on May 15, 1998 will receive interest on June 1, 1998 from the date of issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Old Notes from the last interest payment date of the Old Notes, December 1, 1997, to the date of exchange thereof. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

         The Old Notes were sold by the Company on November 10, 1997 to the Initial Purchasers (as defined) in a transaction not registered under the Securities Act in reliance upon Section 4(2) of the Securities Act. The Old Notes were thereupon offered and sold by the Initial Purchasers only to "qualified institutional buyers" (as defined in Rule 144A under the Securities
Act). Accordingly, the Old Notes may not be offered, resold or otherwise transferred unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy the obligations of the Company under the Registration Rights Agreement entered into with the Initial Purchasers in connection with the offering of the Old Notes. See "The Exchange Offer" and "Exchange Offer; Registration Rights."

         Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission" or "SEC") to third parties, including Exxon Capital Holdings Corporation, SEC No-Action Letter (available April 13,
1988), Morgan Stanley & Co. Inc., SEC No-Action Letter (available June 5, 1991) (the "Morgan Stanley Letter") and Mary Kay Cosmetics, Inc., SEC No-Action Letter (available June 5, 1991), the Company believes that the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by the respective holders thereof (other than a "Restricted Holder," being (i) a broker-dealer who purchased Old Notes exchanged for such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate  of the Company  within the  meaning of Rule 405 under the  Securities
Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder is not participating in, and has no arrangement with any person to participate in, the distribution (within the meaning of the Securities Act) of such Exchange Notes. Eligible holders wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Holders who tender Old Notes in the Exchange Offer with the intention to participate in a distribution of the Exchange Notes may not rely upon the Morgan Stanley Letter or similar no-action letters. See "The Exchange Offer--General." Each broker-dealer that receives
Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Exchange Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the date the Exchange Offer is consummated (the "Exchange Offer Consummation Date") and ending on the close of business on the first anniversary of the Exchange Offer Consummation Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

         The Company will not receive any proceeds from the Exchange Offer.

         The Exchange Notes will constitute a new issue of securities with no established trading market, and there can be no assurance as to the liquidity of any markets that may develop for the Exchange Notes or as to the ability of or price at which the holders of Exchange Notes would be able to sell their Exchange Notes. Future trading prices of the Exchange Notes will depend on many factors, including, among others, prevailing interest rates, the Company's operating results and the market for similar securities. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange. Salomon Brothers Inc, Lehman Brothers and Schroder & Co. Inc. (together, the "Initial Purchasers") have informed the Company that they currently intend to make a market for the Exchange Notes. However, they are not so obligated, and any such market making may be discontinued at any time without notice. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of or the trading market for the Exchange Notes.

         THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

         This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available upon request from the Corporate Finance Director of the Company at 733 South West Street, Indianapolis, Indiana 46255, phone: (317) 687-6700. In order to ensure timely delivery of the documents, any request should be made by the date five business days prior to the Expiration Date (as defined).

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith is required to file reports and other information with the Commission. All reports and other information filed by the Company with the Commission may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such documents can be obtained from the public reference section of the Commission, 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web side (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. The Company's Class A Common Stock is listed on the New York Stock Exchange. Reports, proxy and information statements and other information relating to the Company can be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

         While any Old Notes remain outstanding, the Company will make available, upon request, to any holder and any prospective purchaser of Old Notes the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act. Any such request should be directed to the Chief Financial Officer of the Company at 733 South West Street, Indianapolis, Indiana 46225, phone: (317) 687-6700.

         This Prospectus constitutes part of a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information set forth in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of contracts or other documents are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of the applicable contract or other document filed with the Commission. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the public reference facilities of the Commission described above.

                      INFORMATION INCORPORATED BY REFERENCE

         The following documents filed by the Company with the Commission (File No. 001-11553) pursuant to the Exchange Act are incorporated by reference in this Prospectus:

                  1. The Company's Proxy Statement for its 1997 Annual Meeting of Stockholders on Schedule 14A, dated March 20, 1997.

                  2. The Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1996.

                  3. The Company's Quarterly Reports on Form 10-Q for the quarters ended February 28, 1997, May 31, 1997, and August 31, 1997.

                  4. The Company's Current Report on Form 8-K, dated April 8, 1996, and Amendment No. 1 to the Current Report on Form 8-K, dated April 8, 1996.

                  5. The Company's Current Reports on Form 8-K, dated October 17, 1997 and November 10, 1997.

         In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15 of the Exchange Act after the date of this Prospectus and prior to the termination of the Exchange Offer made by this Prospectus shall be deemed to be incorporated by reference in, and to be a part of, this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that is also, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents that are incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or this Prospectus). Requests for such documents should be directed to the Corporate Finance Director of the Company at 733 South West Street, Indianapolis, Indiana 46225, phone: (317) 687-6700.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE EXCHANGE AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                           FORWARD LOOKING STATEMENTS

         This Prospectus contains statements which constitute forward looking statements within the meaning of Section 27A of the Securities Act. Discussions containing such forward looking statements may be found under the captions "Summary," Management's Discussion and Analysis of Results of Operations and Financial Condition ("MD&A"), and "Business," as well as elsewhere within this Prospectus. Forward looking statements include statements regarding the intent, belief or current expectations of the Company, primarily with respect to the future operating performance of the Company or related industry developments. When used in this Prospectus, terms such as "anticipate," "believe," "estimate," "expect," "intend," "indicate," "may be," "objective," "plan," "predict," and "will be" are intended to identify such statements. Holders of Old Notes who are considering tendering such Old Notes in the Exchange Offer are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties. Forward looking statements are based upon management's expectations at the time they are made. Actual results could differ materially from those projected in the forward looking statements as a result of the risk factors set forth below in "Risk Factors" and the matters set forth in this Prospectus generally, many of which are beyond the control of the Company. The Company cautions the reader, however, that this list of factors may not be exhaustive.

                                     SUMMARY

         The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information (including financial information and the related notes thereto) included elsewhere in this Prospectus or incorporated herein by reference. Lilly Industries, Inc. and its subsidiaries are collectively referred to herein as "Lilly" or the "Company" unless the context otherwise requires. Prospective investors should carefully consider the factors set forth under the caption "Risk Factors."

                                   The Company

Overview

         Lilly, founded in 1865, is a leader in the industrial coatings industry. The Company believes it is one of the five largest industrial coatings manufacturers in North America and one of the 15 largest in the world based on net sales of $509.0 million in fiscal 1996. Lilly formulates, produces and sells coatings to original equipment manufacturers ("OEMs"), enhancing the appearance of and providing durability to products such as home and office furniture, cabinets, appliances, building materials, transportation, agricultural and construction equipment, mirrors and a variety of metal and fiberglass reinforced surfaces. A significant amount of the Company's sales represent coatings developed in cooperation with its customers to meet their specific product requirements, resulting in a number of primary supplier relationships. Lilly also produces and sells household products, such as fabric protectors, furniture care products and cleaning aids.

         Lilly's technical sales force of approximately 600 people markets and sells its industrial coatings directly to over 6,000 industrial customers throughout the world. In fiscal 1996, no single customer of the Company represented more than 5% of net sales. The Company has plants and sales offices in the U.S., Canada, China, Germany, Ireland, Malaysia, Singapore, Taiwan and the United Kingdom. Foreign sales have grown to $85.2 million in fiscal 1996 from $28.8 million in fiscal 1992, representing approximately 17% of net sales in fiscal 1996 versus 12% in fiscal 1992.

         With its April 1996 acquisition of Guardsman Products, Inc. ("Guardsman"), Lilly increased its fiscal 1996 net sales by approximately 55% over fiscal 1995 net sales. The Guardsman acquisition enhanced Lilly's market position in the industrial coatings industry by broadening its product lines and customer base, increasing its presence in the industrial wood and metal coatings segments of the industry, and providing it with an increasingly important environmentally-friendly water-borne technology. Lilly also gained a household products business focused on fabric and stain protection products for household furniture. This business is characterized by relatively high margins and the potential for new product development and adds a degree of diversification to the Company's product offerings.

         Lilly focuses on three principal industrial coatings markets: (i) wood coatings, such as furniture lacquer and protective color; (ii) metal coatings, such as coil and powder coatings used to finish furniture, appliances and transportation equipment; and (iii) composites and glass coatings, such as those used for mirrors. Annual sales for the non-architectural industrial coatings market, in which Lilly participates, are approximately $25 billion globally and $8.5 billion domestically. The industrial coatings industry has experienced stable growth over the past decade, and the Company expects this trend to continue. The industrial coatings market is highly fragmented and includes many small competitors that have limited product lines. Furthermore, only a limited number of non-architectural coatings manufacturers, such as the Company, have the design and manufacturing capabilities to produce application-specific and customized coatings products for OEMs. Large competitors, such as the Company, benefit from a greater diversification of end-use applications and markets, customers, technology and geography, which reduces the impact of industry or regional cyclicality, increases bargaining power with suppliers of key raw materials and permits one-stop shopping for global OEM clients.

Competitive Strengths

         The Company believes it benefits from the following competitive strengths, which have enabled it to increase its penetration of existing customers and markets, establish new customer relationships, enter new markets, develop additional products and applications, and realize growth in revenues and profits:

         Solid Market Position; Broad Product Base. Lilly believes it is one of the top five industrial coatings manufacturers in North America, one of the top 15 worldwide, and that, with the acquisition of Guardsman, it became the largest supplier to the U.S. residential furniture market, serving virtually all of the top 25 U.S. furniture manufacturers. The Company's broad product base and its technological support services enable the Company to maintain strong market positions in its wood, coil, powder, specialty and glass coatings markets, and to meet a variety of its customers' coatings needs.

         Technological Leadership. The Company is an industry leader in coatings technology, developing both high quality products and efficient application processes. The Company's manufacturing facilities provide reliable products that are backed by responsive technologists. As of August 31, 1997, over 65% of the Company's manufacturing facilities were ISO-certified, and certification for the remainder of its manufacturing facilities is planned. Lilly's technology portfolio includes a number of environmentally-friendly systems that are becoming increasingly important in the coatings industry. Each of the Company's six strategic business units has a "Center of Excellence" that is responsible for coordinating the technology and technical support for its respective product lines. Lilly provides its customers with on-site education, training and technical assistance, including extensive application process consulting. Customers further benefit from the Company's strategically located color and design centers that provide premier color styling services. The Company has further enhanced its technological and environmental expertise through selective hiring and the Guardsman acquisition. See "Business--Products and Markets."

         Strong Customer Relationships. The Company's leadership positions within its markets, reputation for high levels of quality and customer service, customized products and proven product development skills have allowed it to secure strong primary supplier relationships across its customer base. The Company's products are sold to a diversified group of blue chip and middle market companies including Caterpillar Inc., Deere & Company, Ethan Allen Inc., General Electric Company and International Paper Company.

         Successful Acquisitions. Over the last five years, the Company has acquired and successfully integrated four coatings and related businesses, the largest of which was Guardsman. Through the consolidation of manufacturing and corporate facilities, workforce reductions and increased purchasing power, Lilly has achieved significant synergies following these acquisitions. The Company's ability to successfully manage the acquisitions and integrate other industry competitors should enable it to further participate in the on-going industry consolidation. See "MD&A--Guardsman Acquisition and Restructuring" and "Business--Industry Information."

         Experienced Management. The Company's seven executive officers have over 125 years of combined experience in the coatings industry. The Company relies on this expertise to identify and meet customer and industry demands and to create new applications and opportunities in a mature business. The depth of management's industry knowledge also enables the Company to negotiate lower raw material prices with the goal of controlling costs and maximizing gross profit margins. See "Management."

Strategy

         Preferred Supplier; Focus on Attractive End Markets. Lilly's goal is to leverage its leadership position in each of the niche markets it serves (wood coatings, metal coatings, composites and glass coatings, and household products) and to expand its position as a preferred supplier in each of these markets. The Company has established itself as a leader in the industrial coatings industry segments in which it competes by focusing on coatings technology and customer service and support. The Company has supplemented internal growth within its core coatings market segments with a number of acquisitions to extend its market share and broaden its market participation, technologies and product offerings. Lilly is investing in new, more efficient plant capacity, with a particular emphasis on environmentally-friendly market segments. These investments are expected to provide the Company with incremental capacity in some of the industrial coatings industry's fastest growing segments, such as coil and powder coatings. Lilly will also continue to focus on developing value-added new product offerings for end-use applications in its coatings markets. Management believes the Company's market leadership positions, technological expertise and strong customer relationships provide it with advantages in product development and market penetration of its four core markets.

         Cost Savings Opportunities. The Company intends to continue focusing on reducing its cost structure by (i) managing its working capital, (ii) consolidating manufacturing operations into lowest-cost plants, (iii) reducing its number of raw material specifications, (iv) standardizing its products based on lowest-cost formulations and (v) leveraging larger orders to achieve lower raw material costs. Recent operating system upgrades, such as the establishment of additional wide area and local area networks, are expected to result in additional operating efficiencies.

         Global Expansion. Lilly adheres to a strategy of following, and being in close proximity to, its customers as they open plants around the world. This strategy supports the Company's globalization efforts and helps solidify its relationships with its blue chip customers. In this regard, the Company has recently opened a plant in Ireland and a new headquarters in Singapore for its Asia/Pacific operations. In addition, the Company announced on December 1, 1997 that it acquired a German industrial coatings company with annual revenues in excess of $15 million. See "Recent Developments."

         Acquisitions of Selective Product Lines. Lilly will continue to evaluate acquisition opportunities that support its strategic business objective of becoming the preferred industrial coatings supplier in its markets. To that end, Lilly looks for acquisitions that would enhance its existing product lines and provide it with top line growth and potential margin expansion. The Company believes its industry and acquisition experience helps it properly quantify the operational, strategic and cost structure advantages it can offer an acquisition candidate.

Recent Developments

         The Company announced on December 1, 1997 that it acquired Merckens Lackchemie GmbH & Co. Kommanditgesellschaft ("Merckens" or the "Foreign Company"), located in Eschweiler, Germany, for a purchase price of approximately $12.0 million. Merckens has less than $20.0 million in annual revenues and serves non-U.S. customers in the Company's metal and glass coatings markets. Although the purchase price was financed under the New Bank Credit Facility, the Company intends to refinance the entire amount with an unsecured credit facility to be entered into by a foreign Subsidiary of the Company with no credit support from the Company or its other Subsidiaries.

                    The Private Placement and Use of Proceeds

         The Old Notes were sold by the Company on November 10, 1997 to the Initial Purchasers and were thereupon offered and sold by the Initial Purchasers only to certain qualified buyers (the "Offering"). The net proceeds of $97.5 million received by the Company in connection with the sale of the Old Notes, together with borrowings under the New Bank Credit Facility, were used to repay all the outstanding debt under the Company's Old Bank Credit Agreement (as defined). The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes, the Company will receive in exchange a like principal amount of Old Notes which will be retired and canceled. See "Private Placement," "Use of Proceeds" and "Description of Old Debt and New Bank Credit Facility."

                               The Exchange Offer

         The Exchange Offer relates to the exchange of up to $100,000,000 principal amount of Exchange Notes for up to $100,000,000 principal amount of Old Notes. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes except that the Exchange Notes have been registered under the Securities Act and will not contain certain transfer restrictions and hence are not entitled to the benefits of the Registration Rights Agreement relating to the contingent increases in the interest rate provided for pursuant thereto. The Exchange Notes will evidence the same debt as the Old Notes and will be issued under and be entitled to the benefits of the Indenture governing the Old Notes. See "Description of the Notes."

The Exchange Offer..................Each  $1,000  principal  amount of  Exchange
                                    Notes  will be issued in  exchange  for each
                                    $1,000  principal  amount of outstanding Old
                                    Notes.  As of the date hereof,  $100,000,000
                                    principal amount of Old Notes are issued and outstanding. The Company will issue the Exchange Notes to tendering holders of Old Notes on or promptly after the Expiration Date.

Resale..............................The Company believes that the Exchange Notes
                                    issued   pursuant  to  the  Exchange   Offer
                                    generally will be freely transferable by the
                                    holders thereof without  registration or any
                                    prospectus  delivery  requirement  under the
                                    Securities    Act,    except   for   certain
                                    Restricted  Holders (as  defined) who may be
                                    required   to   deliver   copies   of   this
                                    Prospectus in connection  with any resale of
                                    the  Exchange  Notes  issued in exchange for
                                    such   Old   Notes.    See   "The   Exchange
                                    Offer--General" and "Plan of Distribution."

Expiration Date.....................5:00   p.m.,   New  York   City   time,   on
                                    ___________, 1998, unless the Exchange Offer
                                    is   extended,   in  which   case  the  term
                                    "Expiration  Date"  means the latest date to
                                    which the Exchange  Offer is  extended.  See
                                    "The   Exchange    Offer--Expiration   Date;
                                    Extensions; Amendments."

Interest on the Notes...............The  Notes   will  bear   interest   payable
                                    semi-annually on June 1 and December 1 of each year, commencing December 1, 1997. Holders of Exchange Notes of record on May 15, 1998 will receive interest on June 1, 1998 from the date of issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Old Notes from the last interest payment date of the Old Notes, December 1, 1997, to the date of exchange thereof. Consequently, assuming the Exchange Offer is consummated prior to the record date in respect of the June 1, 1998 interest payment for the Old Notes, holders who exchange their Old Notes for Exchange Notes will receive the same interest payment on June 1, 1998 that they would have received had they not accepted the Exchange Offer. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes. See "The Exchange Offer--Interest on the Exchange Notes.

Procedures for Tendering
Old Notes...........................Each  holder of Old Notes  wishing to accept the Exchange Offer must  complete,  sign and
                                    date  the  Letter  of   Transmittal,   or  a
                                    facsimile  thereof,  in accordance  with the
                                    instructions  contained  herein and therein,
                                    and mail or otherwise deliver such Letter of
                                    Transmittal,   or  such  facsimile,   or  an
                                    Agent's  Message (as defined)  together with
                                    the Old Notes to be exchanged  and any other
                                    required documentation to the Exchange Agent
                                    at the address set forth  herein and therein
                                    or effect a tender of Old Notes  pursuant to
                                    the procedures  for  book-entry  transfer as
                                    provided  for  herein.   See  "The  Exchange
                                    Offer-- Procedures for Tendering."

Special Procedures for
Beneficial Holders..................Any  beneficial  holder  whose Old Notes are registered in the name of a broker,  dealer,
                                    commercial  bank,  trust  company  or  other
                                    nominee  and who  wishes  to  tender  in the
                                    Exchange    Offer   should    contact   such
                                    registered holder promptly and instruct such
                                    registered   holder   to   tender   on   the
                                    beneficial    holder's   behalf.   If   such
                                    beneficial holder wishes to tender directly,
                                    such  beneficial   holder  must,   prior  to
                                    completing   and  executing  the  Letter  of
                                    Transmittal  and  delivering  the Old Notes,
                                    either  make  appropriate   arrangements  to
                                    register  ownership of the Old Notes in such
                                    holder's name or obtain a properly completed
                                    bond power from the registered  holder.  The
                                    transfer  of  record   ownership   may  take
                                    considerable   time.   See   "The   Exchange
                                    Offer--Procedures for Tendering."

Guaranteed Delivery
Procedures..........................Holders  of Old  Notes  who  wish to  tender their  Old Notes and whose Old Notes are not
                                    immediately  available or who cannot deliver
                                    their  Old Notes  and a  properly  completed
                                    Letter of Transmittal or any other documents
                                    required by the Letter of Transmittal to the
                                    Exchange Agent prior to the Expiration Date,
                                    or who cannot  complete  the  procedure  for
                                    book-entry  transfer  on a timely  basis and
                                    deliver an Agent's Message, may tender their
                                    Old  Notes   according  to  the   guaranteed
                                    delivery   procedures   set  forth  in  "The
                                    Exchange   Offer--    Guaranteed    Delivery
                                    Procedures."

Withdrawal Rights...................Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time,
                                    on the business day prior to the  Expiration
                                    Date,   unless   previously   accepted   for
                                    exchange.       See      "The       Exchange
                                    Offer--Withdrawal of Tenders."

Termination of the Exchange
Offer...............................The Company may terminate the Exchange Offer if it  determines  that the  Exchange  Offer
                                    violates    any     applicable     law    or
                                    interpretation  of the  staff  of  the  SEC.
                                    Holders  of  Old  Notes  will  have  certain
                                    rights   against  the   Company   under  the
                                    Registration  Rights  Agreement  should  the
                                    Company  fail  to  consummate  the  Exchange
                                    Offer. See "The Exchange Offer--Termination" and "Exchange Offer; Registration Rights."

Acceptance of Old Notes
and Delivery of Exchange
Notes...............................Subject to certain conditions (as summarized above in "Termination of the Exchange Offer"
                                    and  described  more fully in "The  Exchange
                                    Offer  --Termination"),   the  Company  will
                                    accept  for  exchange  any and all Old Notes
                                    which are properly  tendered in the Exchange
                                    Offer  prior to 5:00  p.m.,  New  York  City
                                    time, on the  Expiration  Date. The Exchange
                                    Notes issued  pursuant to the Exchange Offer
                                    will be  delivered  promptly  following  the
                                    Expiration    Date.    See   "The   Exchange
                                    Offer--General."

Exchange Agent......................Harris  Trust and Savings Bank is serving as exchange  agent  (the  "Exchange  Agent") in
                                    connection  with  the  Exchange  Offer.  The
                                    mailing  address of the  Exchange  Agent is:
                                    Harris  Trust and  Savings  Bank c/o  Harris
                                    Trust  Company of New York,  P.O.  Box 1010,
                                    Wall  Street  Station,  New  York,  New York
                                    10268-1010.  Hand  deliveries and deliveries
                                    by  overnight  courier  should  be sent  to:
                                    Harris  Trust and  Savings  Bank c/o  Harris
                                    Trust  Company of New York,  88 Pine Street,
                                    19th Floor,  New York,  New York 10005.  For
                                    information  with  respect  to the  Exchange
                                    Offer, the telephone number for the Exchange
                                    Agent is (212)  701-7624  and the  facsimile
                                    number  for  the  Exchange  Agent  is  (212)
                                    701-7636. See "The Exchange  Offer--Exchange
                                    Agent."

Use of Proceeds.....................There  will be no cash  proceeds  payable to
                                    the  Company   from  the   issuance  of  the
                                    Exchange  Notes  pursuant  to  the  Exchange
                                    Offer.   See  "Use  of   Proceeds."   For  a
                                    discussion of the use of the net proceeds received by the Company from the sale of the Old Notes, see "Private Placement."

                               Terms of the Notes

Notes Outstanding ..................$100,000,000 aggregate principal amount of 7
                                    3/4% Senior Notes Due 2007, Series A.

Maturity Date.......................December 1, 2007.

Interest Payment Dates..............June  1  and   December   1  of  each  year,
                                    commencing December 1, 1997.

Sinking Fund .......................None.

Ranking ............................The   Notes   will   be   senior   unsecured
                                    obligations  of the  Company,  ranking  pari
                                    passu with all  existing  and future  senior
                                    debt of the  Company  and senior in right of
                                    payment to all future  subordinated  debt of
                                    the Company.  The Notes will be  effectively
                                    subordinated to all existing and future debt
                                    and  other   liabilities  of  the  Company's
                                    subsidiaries.   The   Notes   will  also  be
                                    effectively subordinated to all secured debt
                                    and other  obligations of the Company to the
                                    extent of the value of the  assets  securing
                                    such  debt  and  other  obligations.  As  of
                                    August 31, 1997,  after giving effect to the
                                    Offering,  borrowings  under  the  New  Bank
                                    Credit   Facility  in  connection  with  the
                                    Offering   and   the   application   of  the
                                    estimated   net  proceeds   therefrom,   the
                                    Company would have had approximately  $231.9
                                    million  of  consolidated  debt  outstanding
                                    (excluding  outstanding  letters  of credit,
                                    purchase  money  security   obligations  and
                                    trade payables incurred in the normal course
                                    of  business),  none  of  which  would  have
                                    ranked  effectively senior to the Notes. The
                                    Company does intend to refinance  all of the
                                    approximately  $12.0 million  purchase price
                                    of  the  Merckens   acquisition,   currently
                                    financed under the New Bank Credit Facility,
                                    with subsidiary  debt. The Indenture and the
                                    New Bank  Credit  Facility  will  permit the
                                    Company  and  its   subsidiaries   to  incur
                                    significant amounts of additional debt under certain circumstances. See "Description of Notes."

Optional Redemption.................The Notes may be redeemed at any time at the option of the Company, in whole or from time
                                    to time in part, at a price equal to 100% of
                                    the  principal  amount  thereof plus accrued
                                    and unpaid interest,  if any, to the date of
                                    redemption  plus a  Make-Whole  Premium  (as
                                    defined),  if  any,  relating  to  the  then
                                    prevailing  Treasury  Yield (as defined) and
                                    the  remaining   life  of  the  Notes.   See
                                    "Description of Notes--Optional Redemption."

Certain Covenants...................The Indenture  will contain  limitations  on
                                    the   ability   of  the   Company   and  the
                                    Restricted  Subsidiaries to (i) Incur Liens,
                                    (ii)   engage   in   Sale   and    Leaseback
                                    Transactions,  and (iii) enter into  mergers
                                    or consolidations or transfer  substantially
                                    all their  assets.  In  addition,  until the
                                    Company attains Investment Grade Status, the
                                    Indenture  will  limit  the  ability  of the
                                    Company and the Restricted  Subsidiaries  to
                                    Incur  additional  Debt.  Once  the  Company
                                    attains   Investment   Grade   Status,   the
                                    limitations  on the  Incurrence of Debt will
                                    no longer be  applicable  to the Company and
                                    the  Restricted  Subsidiaries,  even  if the
                                    Company   ceases   thereafter   to  have  an
                                    Investment  Grade Rating.  The covenants are
                                    subject to numerous  significant  exceptions
                                    and   qualifications.   See  Description  of
                                    Notes--Certain   Covenants"  and  "--Certain
                                    Definitions."

Exchange Offer; Registration
   Rights...........................The  Company  agreed to  commence  an offer,
                                    pursuant   to  an   effective   registration
                                    statement,  to  exchange  the Old  Notes for
                                    substantially   identical   Exchange  Notes,
                                    except that interest rate step-up provisions
                                    and certain  transfer  restrictions  will be
                                    modified or eliminated,  as appropriate,  or
                                    to  cause  the Old  Notes  to be  registered
                                    under  the  Securities  Act so as to  permit
                                    resales.  If (a) on or prior to the 90th day
                                    following  the date of original  issuance of
                                    the Old Notes,  neither the  Exchange  Offer
                                    Registration  Statement (as defined) nor the
                                    Shelf  Registration  Statement  (as defined)
                                    has been filed with the  Commission,  (b) on
                                    or prior to the 150th day following the date
                                    of  original  issuance  of  the  Old  Notes,
                                    neither  the  Exchange  Offer   Registration
                                    Statement   nor   the   Shelf   Registration
                                    Statement has been declared  effective,  (c)
                                    on or prior to the 180th day  following  the
                                    date of original  issuance of the Old Notes,
                                    neither   the   Exchange   Offer   has  been
                                    consummated   nor  the  Shelf   Registration
                                    Statement  has been declared  effective,  or
                                    (d)  after   either   the   Exchange   Offer
                                    Registration    Statement   or   the   Shelf
                                    Registration  Statement  has  been  declared
                                    effective,   such   Registration   Statement
                                    thereafter  ceases to be effective or usable
                                    (subject   to   certain    exceptions)    in
                                    connection  with  resales  of Old  Notes  or
                                    Exchange Notes in accordance with and during
                                    the periods  specified  in the  Registration
                                    Rights Agreement,  then Special Interest (as
                                    defined)   (in   addition  to  the  interest
                                    otherwise  due  on  the  Old  Notes  or  the
                                    Exchange  Notes)  will  accrue  on such  Old
                                    Notes or Exchange Notes. Upon the subsequent
                                    consummation  of the  Exchange  Offer or the
                                    declaration  of  effectiveness  of the Shelf
                                    Registration    Statement,    such   Special
                                    Interest will cease to accrue. See "Exchange
                                    Offer; Registration Rights."

Absence of a Public Market
   for the Notes....................The  Exchange  Notes  will be a new issue of securities  for which there is  currently no
                                    market. The Company does not intend to apply
                                    for  listing of the Notes on any  securities
                                    exchange  or  stock  market.   Although  the
                                    Initial Purchasers have informed the Company
                                    that  they each  currently  intend to make a
                                    market  in the Old  Notes  and the  Exchange
                                    Notes,  they are not obligated to do so, and
                                    any such market  making may be  discontinued
                                    at any  time  without  notice.  Accordingly,
                                    there  can  be  no   assurance   as  to  the
                                    development or liquidity of any market for the Notes. The Old Notes currently trade in The Portal Market.

                                  Risk Factors

         See "Risk Factors" beginning on page 16 for a discussion of certain factors that should be considered by holders prior to tendering their Old Notes in the Exchange Offer.

      Summary Consolidated Financial Information and Certain Operating Data

         The following table presents summary consolidated financial information and certain operating data for the Company for the periods indicated. The financial information and operating data for each of the fiscal years ended November 30, 1996, 1995, 1994, 1993 and 1992 is derived from the Company's audited consolidated financial statements. The financial information and operating data for the twelve months ended August 31, 1997 and the nine months ended August 31, 1997 and 1996 is derived from the Company's unaudited financial statements. The results of operations for the nine months ended August 31, 1997 are not necessarily indicative of results to be expected for the Company's full fiscal year. The following financial information and operating data should be read in conjunction with "Selected Consolidated Financial Information and Certain Operating Data," "MD&A," the Consolidated Financial Statements for the fiscal years ended November 30, 1996, 1995 and 1994 and for the nine months ended August 31, 1997 and 1996 and related notes thereto, and the other information included elsewhere in this Prospectus or incorporated herein by reference.


                                Twelve
                                months      Nine months
                                ended         ended
                              August 31,    August 31,           Year ended November 30,
                                 1997      1997     1996(a)   1996(a)    1995      1994      1993   1992
                                 ----      ----     -------   -------    ----      ----      ----   ----
                                   (unaudited)
                                                                (Dollars in thousands)
Income Statement:
Net sales.................... $600,437  $447,302   $355,841  $508,976  $328,345  $331,306  $284,325  $236,476
Restructuring charge (b).....       --        --      9,607     9,607        --        --        --     --
Operating income.............   69,777    50,604     28,793    47,966    35,388    42,017    29,570    22,838
Operating income
   excluding restructuring
   charge in 1996............   69,777    50,604     38,400    57,573    35,388    42,017    29,570    22,838
Interest income and sundry...      326       159        471       638       544       554       294       731
Interest expense.............   20,174    14,781      9,073    14,466     2,158     2,919     1,925     1,662
Income taxes.................   22,477    16,192      9,077    15,362    13,510    16,350    11,784     9,201
Net income...................   27,452    19,790     11,114    18,776    20,264    23,302    16,155    12,706
Net income excluding
    restructuring charge
   in 1996...................   27,452    19,790     16,398    24,060    20,264    23,302    16,155    12,706
Net income per share.........     1.18       .85        .48       .81       .88      1.00       .70       .55
Net income per share
   (excluding restructuring
   charge in 1996)...........     1.18       .85        .71      1.04       .88      1.00       .70       .55

Other Data:
Capital expenditures.........  $13,418    $9,618    $15,433   $19,233   $15,599    $6,693    $7,598    $3,262
Depreciation and
   amortization..............   20,088    15,252     10,714    15,550     8,174     8,965     6,887     6,792
EBITDA (excluding
   restructuring charge
   in 1996) (d)..............   89,865    65,856     49,114    73,123    43,562    50,982    36,457    29,630
Ratio of EBITDA (excluding
   restructuring
   charge in 1996) to interest
   expense (e)...............     4.45x     4.46x      5.41x     5.05x    20.19x    17.47x    18.94x   17.83x
Ratio of earnings to fixed
   charges (f)...............     3.14x     3.10x      2.89x     3.03x    13.83x   12.95x     12.15x   10.61x
Ratio of total debt to EBITDA
   (excluding  restructuring
   charge in 1996) (g).......     2.58x        NM         NM     3.58x     0.65x     0.69x     1.21x    0.49x

Balance Sheet Data
   (at period end):
Cash and cash equivalents...........     $  6,185   $  9,749   $  6,790 $ 20,260 $ 26,581  $  7,384 $  8,334
Working capital.....................       27,214     66,700     50,579   35,505   41,604    33,270   27,131
Intangible assets (c)...............      248,569    254,419    258,811   47,401   50,978    55,471   26,192
Property and equipment..............       81,675     80,166     80,582   45,469   35,753    33,776   30,571
Total assets........................      495,882    508,279    521,860  183,582  190,252   167,044  117,049
Total debt..........................      231,906    277,200    261,561   28,229   35,110    44,101   14,642
Shareholders' equity................      136,591    115,887    121,889  109,374   99,424    81,128   70,125


(see footnotes on following page)

     (a) Includes the results of operations of Guardsman from and after April 8, 1996, the date the acquisition of Guardsman was consummated. See "Selected Consolidated Financial Information and Certain Operating Data" and "MD&A--Guardsman Acquisition and Restructuring."

     (b) In connection with the acquisition of Guardsman, the Company has adopted and commenced implementation of plans for the consolidation of manufacturing facilities. These plans, which include both Company and Guardsman facilities, will result in the closure of some plants and workforce reductions totaling approximately 250 employees. Closure costs consist of facility and equipment valuation adjustments, inventory disposal costs, dismantling and maintenance costs, and termination benefits. The primary employee groups affected include manufacturing, selling, administrative and research and development personnel. It is anticipated these plans will be completed by the end of the first half of fiscal 1998, although no assurances to that effect are given. Costs associated with the planned closure of former Company facilities and related reductions in workforce are reflected as a restructuring charge totaling $9.6 million taken in fiscal 1996, which reduced fiscal 1996 net income by $5.3 million. Costs associated with the closure of former Guardsman facilities and related reductions in workforce totaled $9.0 million and were recorded as liabilities in the opening balance sheet of the combined entity as of the date of the acquisition of Guardsman.

     (c) Includes goodwill.

     (d) EBITDA represents operating income plus depreciation and amortization. EBITDA (excluding restructuring charge in 1996) represents EBITDA plus the restructuring charge taken in 1996. The Company believes that EBITDA and EBITDA (excluding restructuring charge in 1996) provide useful information regarding the Company's ability to service its debt and other obligations; however, EBITDA and EBITDA (excluding restructuring charge in 1996) do not represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as substitutes for net income as an indicator of the Company's operating performance or substitutes for cash flow as a measure of liquidity. The definition of EBITDA differs from the definition of EBITDA used in the Indenture for the Notes. See "MD&A" and "Description of Notes--Certain Definitions."

     (e) The ratio of EBITDA (excluding restructuring charge in 1996) to interest expense is determined by dividing EBITDA (excluding restructuring charge in 1996) by the sum of total interest expense plus capitalized interest expense.

     (f) The ratio of earnings to fixed charges is determined by dividing the sum of operating income, interest income and sundry, interest expense, amortization of debt expense, and the interest portion of rent expense by the sum of interest expense, amortization of debt expense, and the interest portion of rent expense.

     (g) The ratio of total debt to EBITDA (excluding restructuring charge in 1996) is determined by dividing total debt by EBITDA (excluding restructuring charge in 1996).

                                  RISK FACTORS

         Holders of the Old Notes should carefully consider the following risk factors, as well as the other information contained in this Prospectus, before tendering their Old Notes in the Exchange Offer.

              Risk Factors Relating to the Company and its Business

Effects of Leverage

         As of August 31, 1997, after giving effect to the Offering, borrowings under the New Bank Credit Facility in connection with the Offering, the application of the estimated net proceeds therefrom and the refinancing of the Merckens acquisition debt, the Company's long-term debt would have been approximately $243.9 million and the Company would have had approximately $45.0 million of additional available borrowing capacity under the New Bank Credit Facility. In addition, the New Bank Credit Facility and the Indenture will allow the Company to incur significant amounts of additional debt under certain circumstances. See "Capitalization," "Description of Old Debt and New Bank Credit Facility" and "Description of Notes."

         The Company's level of indebtedness will have several important effects on its operations, as well as significant consequences to holders of the Notes, including (i) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of interest on its indebtedness and will not be available for other purposes, (ii) the covenants contained in the New Bank Credit Facility and the Indenture may limit the Company's ability to borrow additional funds and may affect the Company's flexibility in planning for, and reacting to, changes in business conditions, (iii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired, (iv) the Company's leveraged financial position may make the Company more vulnerable to economic downturns and may limit its ability to withstand competitive pressures, (v) to the extent that the Company incurs debt under the New Bank Credit Facility, which debt will be at variable rates, the Company may be vulnerable to increases in interest rates, and (vi) the Company's flexibility in planning for, or reacting to, changes in market conditions may be limited. Moreover, future acquisition or development activities may require the Company to alter its capitalization significantly. These changes in capitalization may significantly increase the leverage of the Company. The Company's ability to meet its debt service obligations and to reduce its total debt will be dependent upon the Company's future performance, which will be subject to general economic conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond its control. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt and to meet its other commitments, the Company will be required to adopt one or more alternatives, such as refinancing or restructuring its debt, selling material assets or operations or seeking to raise additional debt or equity capital. There can be no assurance that any of these actions could be effected on a timely basis or on satisfactory terms or that these actions would enable the Company to continue to satisfy its capital requirements. The terms of the Company's debt, including the New Bank Credit Facility and the Indenture, also may prohibit the Company from taking such actions.

Sensitivity  to  General  Economic  and  Industry   Conditions;   Interest  Rate
Environment; Seasonality

         The Company's business, and the industrial coatings industry as a whole, is cyclical in nature and affected by the general trends of the economy. In particular, consumer behavior and confidence, the level of personal discretionary spending, housing activity, interest rates, credit availability, and demographics influence the Company's end-user markets, such as the housing, construction, agricultural, appliance, furniture and automotive industries. During economic downturns, these industries tend to experience declines, which in turn diminish demand for the Company's products and lead to sharp decreases in prices for such products. Moreover, since the products produced by the
Company's end-user industries are predominantly big-ticket items (e.g., construction equipment, tractors, furniture, and household appliances), they tend to be more sensitive to general economic changes than smaller ticket items. As a result of this cyclicality, the Company has experienced, and in the future could experience, reduced net sales and profit margins. Such reductions may affect the Company's ability to satisfy its debt service obligations, including payments on the Notes, on a timely basis. There can be no assurance that a prolonged economic downturn would not have a material adverse effect on the Company.

         Many of the end-user markets on which the Company focuses are interest-rate sensitive. These include the markets for appliances, agricultural and construction equipment, furniture coatings for new housing, and the automotive products. Increases in interest rates could decrease end-user demand in the Company's primary end-user markets, as they have in the past, and thereby adversely affect demand for the Company's products.

         In addition, the Company's business is seasonal, with its lowest revenues in the first quarter of its fiscal year due to lower demand from industrial end-users during the December holiday period. Due to such seasonality, the Company will likely continue to experience quarter-to-quarter fluctuations in operating results. See "MD&A."

Competition; Mature Industry

         The industrial coatings industry is mature, highly fragmented and competitive. There are more than 700 manufacturers of protective and decorative coatings in North America. Manufacturers include large international companies as well as small regional firms. Certain of the Company's competitors have substantially greater manufacturing, financial, research and development and marketing resources than the Company. In addition, industrial coatings is a mature business in the U.S., growing in line with industrial production. Long term annual unit growth in the U.S. industrial coatings industry is projected in the 1% to 2% range. To expand and to remain competitive, the Company will be required to continue (i) to develop coatings that meet specific customer requirements, (ii) to price those coatings competitively, and (iii) to deliver quality products on time. In addition, the Company will also need to keep pace with technological developments to remain competitive, particularly technological developments that relate to environmental demands such as reductions of volatile organic compound ("VOC") emissions imposed by the Clean Air Act Amendments of 1990 ("CAAA"). See "Business--Industry Information," "--Competition" and "--Environmental Regulation."

Environmental Matters

         The operations of the Company, like those of other companies in the industrial coatings industry, are subject to numerous foreign, federal, state and local environmental laws and regulations. These laws and regulations not only affect the Company's current operations and products, but also could impose liability on the Company for past operations that were conducted in compliance with then applicable laws and regulations. The Company anticipates that such laws and regulations will become increasingly stringent. These environmental laws and regulations, along with the Company's internal compliance efforts, have required and will continue to require significant capital expenditures by the Company.

         The Company is currently investigating and remediating contamination at some of its current and former properties, including certain properties formerly owned by Guardsman. The Company, together with other parties, has also been designated a potentially responsible party ("PRP") under federal and state environmental laws for the remediation of hazardous waste at approximately 17 federal and 7 state Superfund sites. In general, these laws impose joint and several liability on PRPs for investigation and remediation costs regardless of fault. The Company may be similarly designated with respect to additional third-party sites in the future. Although the Company continually assesses its potential liability for cleanup obligations with respect to its past operations and third-party sites, such liability is subject to a number of uncertainties including, among others, the number and financial condition of parties involved with respect to any given site, the volumetric contribution which may be attributed to the Company relative to that attributable to other parties, the nature and magnitude of the wastes involved, the various technologies that can be used for remediation and the determination of acceptable remediation with respect to a particular site. The Company has accrued reserves for certain environmental remediation activities relating to its past operations and third-party sites, including Superfund sites, for which commitments or cleanup plans have been developed or for which costs or minimum costs can be reasonably estimated. These accruals are adjusted as information becomes available upon which more accurate costs can be reasonably estimated. There can be no assurance, however, that the actual costs of remediation will not eventually materially exceed the amount presently accrued.

         The CAAA requires significant reductions in VOC emissions, which are generated from, among other things, solvents traditionally used by the coatings industry. As a result, the Company is attempting to develop water-based coatings, powder coatings and other forms of environmentally-friendly coatings to replace commonly-used, solvent-based coatings. There can be no assurance that the Company will be able to develop coatings that will comply with the CAAA or customer demands.

         While the Company believes that it is currently in material compliance with environmental requirements, any failure to comply with such present and future requirements could subject the Company to future liabilities. Such requirements, including those under the CAAA with respect to VOC emissions, could restrict the Company's ability to expand its facilities or could require the Company to install costly pollution control equipment or to incur other significant expenses to comply with environmental requirements. The imposition of more stringent environmental requirements, the results of future testing at the Company's facilities, or a determination that the Company is potentially responsible for remediation at other sites where contamination is not presently known could result in expenditures for which no accrual has been made or in expenditures in excess of amounts currently accrued for such matters. See "MD&A--Liquidity, Capital Resources and Commitments," "Business--Industry Information" and "--Environmental Regulation."

Raw Materials

         Over 50% of the Company's operating costs are typically attributable to the cost of raw materials. The cost of these raw materials, most of which are derived from petrochemical products, depends on numerous factors, including changes in the economy, the level of foreign and domestic production, the availability of imports, the marketing of competitive materials and the extent of government regulation. The prices for petrochemicals are particularly dependent on the crude oil supply and demand balance. Certain of the Company's raw materials are not widely available and cannot be substituted with other raw materials. In addition, raw material price inflation is not quickly offset by price increases for the Company's products, as the ability of the Company to pass through cost increases often lags for several months. Under certain circumstances, the Company is not able to pass through such cost increases at all. A rise in the price of raw materials could materially increase the Company's operating costs and thereby adversely affect its profit margins.

         In particular, the Company is dependent on the supply of titanium dioxide ("TiO2"), which is used for white pigment and accounts for 30% of pigment usage in the coatings industry and for which there is no substitute material. The Company's annual TiO2 expenses total approximately 4% of its annual net sales. An 8% increase in the cost of TiO2 in fiscal 1995 from fiscal 1994 significantly reduced the Company's operating margins for that year. While TiO2 prices were stable over the past fiscal year, they have begun to rise again recently. There can be no assurance that prices of TiO2 will not continue to rise or that such a rise will not have a material adverse effect on the Company's financial position and results of operations.

         In addition, the Company uses silver and copper to produce many of its products. While silver and copper are normally available on the open market, their price and availability are subject to fluctuation from time to time. See "Business--Raw Materials."

Acquisitions; Restructuring

         The Company's strategy contemplates continued expansion, including growth through acquisitions. There can be no assurance that the Company will be able to consummate future acquisitions, if any, on terms that are favorable to the Company. Moreover, the Company may incur significant expenses in connection with the consummation of an acquisition, and there can be no assurance that any acquired assets or businesses will be successfully integrated into the Company's existing business.

         In connection with the Guardsman acquisition, the Company incurred a $9.6 million restructuring charge, and recorded an additional $9.0 million liability in the opening balance sheet of the combined entity, for the consolidation of certain manufacturing operations and related workforce reductions. There can be no assurance that the Company will be able to realize the benefits it anticipates from this restructuring or that additional charges will not be incurred in the future in connection with this restructuring or other actions or acquisitions. See "MD&A--Guardsman Acquisition and Restructuring."

Foreign Operations

         During fiscal 1996, the Company's foreign operations accounted for approximately 17% of its net sales, and the Company may increase this percentage in the coming years. The Company's foreign operations subject it to the risks of doing business abroad, including currency fluctuations, tariffs, duties, customs, import controls and other trade barriers, restrictions on the transfer of funds, greater difficulty in accounts receivable collection, longer payment cycles, difficulties in staffing and managing foreign operations, adverse tax consequences from operating in multiple jurisdictions, burdens of complying with a wide variety of foreign laws, and, in certain parts of the world, social and political instability, any of which could have a material adverse effect on the Company's financial position and results of operations.

Control by Key Employees

         The Company has two classes of common stock, Class A Common Stock (the "Class A Stock") and Class B Common Stock (the "Class B Stock"). The holders of Class B Stock, which is only held by key employees, are entitled to vote on all questions presented to shareholders and to elect as a class a majority of the Company's Board of Directors, resulting in their being in a position to substantially control the Company. The holders of Class A Stock, which has more limited voting rights, have the following voting rights: (i) the right to elect four directors if there are ten or more directors and two directors of the Company if there are nine or fewer directors, (ii) the right to vote as one class with the Class B Stock on a (1) merger, consolidation or dissolution of the Company and certain sales or other dispositions by the Company of all or substantially all of its assets and (2) certain amendments to the Articles of Incorporation of the Company, (iii) class voting rights with respect to amendments to the Articles of Incorporation increasing the number of authorized shares of capital stock and (iv) voting rights required by applicable laws and regulations, including the rules of the New York Stock Exchange and the Internal Revenue Code.

Reliance on Key Personnel

         The Company's operations are dependent upon a relatively small group of key management and technical personnel. There can be no assurance that such individuals will remain with the Company for the immediate or foreseeable future. The unexpected loss of the services of one or more of these individuals could have a detrimental effect on the Company. See "Management."

                       Risk Factors Relating to the Notes

Holding Company Structure; Asset Encumbrance

         The Notes are obligations exclusively of the Company and not of any of its subsidiaries. As such, the Notes will be effectively subordinated to all the liabilities of the Company's subsidiaries (including trade creditors, secured creditors and creditors holding guarantees, and claims of preferred stockholders, if any). As of August 31, 1997, the debt and other liabilities of the Company's subsidiaries approximated $37.2 million (excluding outstanding letters of credit). The Company intends to refinance all of the less than $15 million purchase price of the Merckens acquisition, currently financed under the New Bank Credit Facility, with subsidiary debt. See "MD&A-Recent Developments."

         Since a significant portion of the operations of the Company are conducted through subsidiaries, the cash flow and the consequent ability to service debt and other obligations of the Company, including the Notes, will be dependent upon the earnings of the Company's subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, the Company. The payment of dividends and the making of loans and advances to the Company by its subsidiaries are subject to statutory and contractual restrictions, are dependent upon the earnings of those subsidiaries and are subject to various business considerations. In addition, to the extent that the earnings of the Company's foreign subsidiaries have been subject to foreign tax at rates that are lower than the then prevailing U.S. corporate tax rates, a distribution of such earnings as a dividend to the Company or any of its U.S. subsidiaries would be subject to U.S. corporate taxes.

         The Notes also will be effectively subordinated to any secured debt of the Company to the extent of the value of the assets securing such debt. As of August 31, 1997, after giving effect to the Offering, borrowings under the New Bank Credit Facility in connection with the Offering and the application of the estimated net proceeds therefrom, the Company would have had $0.2 million of secured debt or other secured obligations outstanding (other than outstanding letters of credit and purchase money security obligations incurred in the normal course of business, which totaled approximately $2.7 million).

         The Company and its subsidiaries have other liabilities, including contingent liabilities, which may be significant. Although the New Bank Credit Facility and the Indenture contain limitations on the amount of additional debt the Company and its subsidiaries may incur, the amount of debt that will be permitted to be incurred could be substantial and, in any case, such debt may be debt of the Company's subsidiaries or secured debt (which will be effectively senior in right of payment to the Notes).

Fraudulent Conveyance

         If a court in a lawsuit brought by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy, or by the Company as debtor-in-possession, were to determine under relevant federal or state fraudulent conveyance statutes that the Company did not receive fair consideration or reasonably equivalent value for incurring debt, including the Notes, and that, at the time of such incurrence, the Company (i) was insolvent,
(ii) was rendered insolvent by reason of such incurrence, (iii) was engaged or was about to engage in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital, or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured or became due, then, under applicable provisions of the U.S. Bankruptcy Code, such court, subject to applicable statutes of limitations, could void the Company's obligations under the Notes, subordinate the Notes to other debt of the Company or take other action detrimental to the holders of the Notes.

         The measure of insolvency for purposes of a fraudulent conveyance or other similar claim will vary depending upon the laws of the jurisdiction being applied. Generally, however, a company will be considered insolvent at a particular time if the sum of its debts at that time is greater than the then fair value of its assets or if the fair salable value of its assets at that time is less than the amount that would be required to pay its probable liability on its existing debts as they become absolute and mature. Moreover, regardless of solvency, a court could void an incurrence of debt, including the Notes, if it determined that such transaction was made with the intent to hinder, delay or defraud creditors. In addition, a court could subordinate debt, including the Notes, to the claims of all existing and future creditors on similar grounds. The Company believes that, after giving effect to the Offering, the Company will be (i) neither insolvent nor rendered insolvent by the incurrence of debt in connection with the Offering, (ii) in possession of sufficient capital to run its business effectively and (iii) incurring debts within its ability to pay as the same mature or become due.

Compliance with Restrictive Covenants

         The New Bank Credit Facility imposes financial and other restrictions on the Company and its subsidiaries, including restrictions on the incurrence of additional debt, restrictions on investments and limitations on the sale of assets. The New Bank Credit Facility also requires the Company to maintain and meet certain financial ratios and tests. There can be no assurance that these requirements will be met in the future. If they are not, or if other defaults or events of default occur under the New Bank Credit Facility, (i) all amounts due thereunder could become immediately due and payable or (ii) the lenders under the New Bank Credit Facility could be entitled to declare the debt outstanding thereunder due and payable. Additionally, non-payment of amounts due under the

Notes, or the occurrence of other defaults or events of defaults under the Indenture, could constitute defaults or events of default under the New Bank Credit Facility. See "Description of Old Debt and New Bank Credit Facility" and "Description of Notes."

Absence of Public Market for the Notes

         The Notes will be new securities for which there is currently no established trading market, and for which none may develop. Although the Old Notes are, and the Exchange Notes are expected to be, eligible for trading in The Portal Market, the Company does not intend to list the Notes on any securities exchange or to arrange for them to be quoted on the Nasdaq National Market or other quotation system. Each of the Initial Purchasers has indicated to the Company that it intends to make a market in the Notes, as permitted by applicable laws and regulations, but none of the Initial Purchasers is under an obligation to do so; and any such market-making could be discontinued at any time without notice, at the sole discretion of such Initial Purchaser. The liquidity of any market for the Notes will depend upon the number of holders of the Notes, the interest of securities dealers in making a market in the Notes, and other factors. Accordingly, there can be no assurance as to the development or liquidity of any market for the Notes.

         If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, general economic conditions, the performance and financial condition of the Company and certain other factors. Historically, the market for noninvestment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Notes. There can be no assurance that the market, if any, for the Notes will not be subject to similar disruptions. Any disruptions may have an adverse effect on the holders of the Notes.

Failure to Exchange Old Notes

         The Exchange Notes will be issued in exchange for the Old Notes only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of Old Notes desiring to tender such Old Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Old Notes for exchange. Old Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. See "The Exchange Offer" and "Plan of Distribution."

                                PRIVATE PLACEMENT

         On November 10, 1997, the Company completed the private sale to the Initial Purchasers of $100,000,000 principal amount of the Old Notes at a price of 97.4689% of the principal amount thereof in a transaction not registered under the Securities Act in reliance upon Section 4(2) of the Securities Act. The Initial Purchasers thereupon offered and resold the Old Notes only to qualified institutional buyers at an initial price to such purchasers of 99.2050% of the principal amount thereof. The net proceeds of $97.5 million received by the Company in connection with the sale of the Old Notes, together with borrowings under the New Bank Credit Facility, were used to repay all the outstanding debt under the Company's Old Bank Credit Agreement. See "Description of Old Debt and New Bank Credit Facility."

                                 USE OF PROCEEDS

         The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive in exchange a like principal amount of Old Notes, the terms of which are identical in all material respects to the Exchange Notes. The Old Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any change in capitalization of the Company.

                                 CAPITALIZATION

         The following table sets forth the historical capitalization of the Company as of August 31, 1997, and as adjusted to give effect to the Exchange Offer, the Offering, borrowings under the New Bank Credit Facility in connection with the Offering and the application of the estimated net proceeds therefrom. This information should be read in conjunction with "Private Placement," "Use of Proceeds," "Selected Consolidated Financial Information and Certain Operating Data," "MD&A," "Description of Old Debt and New Bank Credit Facility," "Description of Notes" and the Consolidated Financial Statements and related notes thereto, all included elsewhere in this Prospectus.

                                                     As of August 31, 1997
                                                    Actual        As Adjusted
                                                        (In Thousands)
Cash and cash equivalents .................       $   6,185        $   3,885(a)
Long-term debt:
   Kentucky Development Note ..............       $     186        $     186
   Facility A Term Note ...................         159,633               --
   Facility B Term Note ...................          49,087               --
   Revolving Note .........................          23,000               --
   New Bank Credit Facility ...............              --          131,720
   Notes offered hereby ...................              --          100,000
     Total long-term debt .................         231,906          231,906
Shareholders' equity:
   Capital stock:
     Class A Common Stock .................          15,341           15,341
     Class B Common Stock .................             300              300
   Additional capital .....................          78,671           78,671
   Retained earnings ......................          77,292           77,292
   Currency translation adjustments .......          (1,129)          (1,129)
   Cost of capital stock in treasury ......         (33,884)         (33,884)
     Total shareholders' equity ...........         136,591          136,591
     Total capitalization .................       $ 368,497        $ 368,497

(a) The decrease in cash is associated with $2,300 of expenses related to the Offering and the New Bank Credit Facility.

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                           AND CERTAIN OPERATING DATA

         The following table presents selected consolidated financial information and certain operating data for the Company for the periods indicated. Effective April 8, 1996, the Company acquired for approximately $235.0 million in cash all the outstanding shares of Guardsman. The acquisition of Guardsman was recorded using the purchase method and the consolidated financial statements include the results of operations of Guardsman since the date of acquisition. The fair value of net assets acquired include approximately $40.0 million of net working capital, $50.2 million of noncurrent assets, $213.6 million of intangible assets, $28.5 million of long-term debt, and $40.4 million of noncurrent liabilities. The financial information and operating data is derived from the Company's audited consolidated financial statements for each of the fiscal years ended November 30, 1996, 1995, 1994, 1993 and 1992, which were audited by Ernst & Young LLP, independent auditors. The financial information and operating data for the twelve months ended August 31, 1997 and the nine months ended August 31, 1997 and 1996 is derived from the Company's unaudited financial statements. The results of operations for the nine months ended August 31, 1997 are not necessarily indicative of results to be expected for the Company's full fiscal year. The following financial information and operating data should be read in conjunction with "MD&A," the Consolidated Financial Statements for the years ended November 30, 1996, 1995 and 1994 and for the nine months ended August 31, 1997 and 1996 and the related notes thereto, and the other information included elsewhere in this Prospectus or incorporated herein by reference.

                             Twelve months  Nine months
                                ended         ended
                              August 31,    August 31,                  Year ended November 30,
                                 1997      1997     1996(a)   1996(a)    1995      1994      1993   1992
                                   (unaudited)
Income Statement:                                         (Dollars in thousands)
Net sales.................... $600,437  $447,302   $355,841  $508,976  $328,345  $331,306  $284,325  $236,476
Cost of products sold........  372,619   278,989    228,118   321,748   219,899   214,809   189,111   152,480
Selling, general and
   administrative
   expense...................  139,286   103,701     76,776   112,361    59,874    61,498    53,319    50,128
Research and development
   expense...................   18,755    14,008     12,547    17,294    13,184    12,982    12,325    11,030
Restructuring charge (b).....       --        --      9,607     9,607        --        --        --     --
Operating income.............   69,777    50,604     28,793    47,966    35,388    42,017    29,570    22,838
Interest income and sundry...      326       159        471       638       544       554       294       731
Interest expense.............   20,174    14,781      9,073    14,466     2,158     2,919     1,925     1,662
Income before income taxes...   49,929    35,982     20,191    34,138    33,774    39,652    27,939    21,907
Income taxes.................   22,477    16,192      9,077    15,362    13,510    16,350    11,784     9,201
Net income...................$  27,452 $  19,790  $  11,114 $  18,776 $  20,264 $  23,302 $  16,155 $  12,706
Operating income
   (excluding restructuring
   charge in 1996)...........$  69,777 $  50,604  $  38,400 $  57,573 $  35,388 $  42,017 $  29,570 $  22,838
Net income (excluding
   restructuring charge
   in 1996)..................   27,452    19,790     16,398    24,060    20,264    23,302    16,155    12,706
Net income per share.........     1.18       .85        .48       .81       .88      1.00       .70       .55
Net income per share
   (excluding restructuring
   charge in 1996)...........     1.18       .85        .71      1.04       .88      1.00       .70       .55

Other Data:
Capital expenditures.........$  13,418$    9,618  $  15,433 $  19,233 $  15,599$    6,693$    7,598$    3,262
Depreciation and
   amortization..............   20,088    15,252     10,714    15,550     8,174     8,965     6,887     6,792
EBITDA (excluding
   restructuring charge
   in 1996) (d)..............   89,865    65,856     49,114    73,123    43,562    50,982    36,457    29,630
Ratio of EBITDA (excluding
   restructuring
   charge in 1996) to interest
   expense (e)...............     4.45x     4.46x      5.41x     5.05x    20.19x    17.47x    18.94x   17.83x
Ratio of earnings to fixed
   charges (f)...............     3.14x     3.10x      2.89x     3.03x    13.83x   12.95x     12.15x   10.61x
Ratio of total debt to EBITDA
   (excluding  restructuring
   charge in 1996) (g).......     2.58x        NM         NM     3.58x     0.65x     0.69x     1.21x    0.49x

(table and footnotes continued on following page)

                                              As of
                                            August 31,              As of November 30,
                                           1997     1996(a)   1996(a)    1995      1994      1993   1992
                                            (unaudited)
                                                                       (Dollars in thousands)
Balance Sheet Data
   (at period end):
Cash and cash equivalents...........  $    6,185 $    9,749$    6,790 $  20,260 $  26,581$    7,384$    8,334
Working capital.....................      27,214     66,700    50,579    35,505    41,604    33,270    27,131
Intangible assets (c)...............     248,569    254,419   258,811    47,401    50,978    55,471    26,192
Property and equipment..............      81,675     80,166    80,582    45,469    35,753    33,776    30,571
Total assets........................     495,882    508,279   521,860   183,582   190,252   167,044   117,049
Total debt..........................     231,906    277,200   261,561    28,229    35,110    44,101    14,642
Shareholders' equity................     136,591    115,887   121,889   109,374    99,424    81,128    70,125

(a) Includes the results of operations of Guardsman from and after April 8, 1996, the date the acquisition of Guardsman was consummated. See "Selected Consolidated Financial Information and Certain Operating Data" and "MD&A--Guardsman Acquisition and Restructuring."

(b) In connection with the acquisition of Guardsman, the Company has adopted and commenced implementation of plans for the consolidation of manufacturing facilities. These plans, which include both Company and Guardsman facilities, will result in the closure of some plants and workforce reductions totaling approximately 250 employees. Closure costs consist of facility and equipment valuation adjustments, inventory disposal costs, dismantling and maintenance costs, and termination benefits. The primary employee groups affected include manufacturing, selling, administrative and research and development personnel. It is anticipated these plans will be completed by the end of the first half of fiscal 1998, although no assurances to that effect are given. Costs associated with the planned closure of former Company facilities and related reductions in workforce are reflected as a restructuring charge totaling $9.6 million taken in fiscal 1996, which reduced fiscal 1996 net income by $5.3 million. Costs associated with the closure of former Guardsman facilities and related reductions in workforce totaled $9.0 million and were recorded as liabilities in the opening balance sheet of the combined entity as of the date of the acquisition of Guardsman.

(c)      Includes goodwill.

(d) EBITDA represents operating income plus depreciation and amortization. EBITDA (excluding restructuring charge in 1996) represents EBITDA plus the restructuring charge taken in 1996. The Company believes that EBITDA and EBITDA (excluding restructuring charge in 1996) provide useful information regarding the Company's ability to service its debt and other obligations; however, EBITDA and EBITDA (excluding restructuring charge in 1996) do not represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as substitutes for net income as an indicator of the Company's operating performance or substitutes for cash flow as a measure of liquidity. The definition of EBITDA differs from the definition of EBITDA used in the Indenture for the Notes. See "MD&A" and "Description of Notes--Certain Definitions."

(e) The ratio of EBITDA (excluding restructuring charge in 1996) to interest expense is determined by dividing EBITDA (excluding restructuring charge in 1996) by the sum of total interest expense plus capitalized interest expense.

(f) The ratio of earnings to fixed charges is determined by dividing the sum of operating income, interest income and sundry, interest expense, amortization of debt expense, and the interest portion of rent expense by the sum of interest expense, amortization of debt expense, and the interest portion of rent expense.

(g) The ratio of total debt to EBITDA (excluding restructuring charge in 1996) is determined by dividing total debt by EBITDA (excluding restructuring charge in 1996).

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
                             AND FINANCIAL CONDITION

         The following discussion should be read in conjunction with "Selected Consolidated Financial Information and Certain Operating Data" and the Company's Consolidated Financial Statements and the related notes thereto included elsewhere in this Prospectus. See "Business" for an overview of the Company's business and a description of products and services. Also see "Risk Factors" for discussions of certain factors that may affect the Company's business, financial condition and results of operations.

Recent Developments

         The Company announced on December 1, 1997 that it acquired Merckens Lackchemie GmbH & Co. Kommanditgesellschaft ("Merckens" or the "Foreign Company"), located in Eschweiler, Germany, for a purchase price of approximately $12.0 million. Merckens has less than $20.0 million in annual revenues and serves non-U.S. customers in the Company's metal and glass coatings markets. Although the purchase price was financed under the New Bank Credit Facility, the Company intends to refinance the entire amount with an unsecured credit facility to be entered into by a foreign Subsidiary of the Company with no credit support from the Company or its other Subsidiaries.

Guardsman Acquisition and Restructuring

         Effective April 8, 1996, the Company acquired the outstanding shares of Guardsman for $235 million financed under the Old Bank Credit Agreement. Guardsman's technology and related products were complementary to Lilly's with little customer overlap. Guardsman was well-known for its technological strengths in two-component coatings for agricultural and construction equipment, high solid coatings for major appliances and waterborne coatings for furniture and kitchen cabinets. The combination of both companies' technologies and products has materially aided Lilly's expansion into several key strategic markets.

         By the end of fiscal 1997, Lilly expects the combined companies' annual operating costs to be approximately $25 million less than when the two companies operated separately, although no assurance can be given that such cost savings will be realized. These savings result from the elimination of redundant functions and expenses, including the consolidation of both Lilly and Guardsman manufacturing facilities and related workforce reductions totaling approximately 250 employees. Consolidation costs consist of facility and equipment valuation adjustments, inventory disposal costs, dismantling and maintenance costs, and termination benefits. In conjunction with these consolidation plans, the Company has closed older plants located in Grand Rapids, Michigan, Tulsa, Oklahoma and Jamestown, New York, and the Company is in the process of closing a plant in South Gate, California. The Company expects further facility consolidations to occur.

         The liabilities associated with the closure of former Lilly facilities and related reductions in workforce were reflected as a restructuring charge totaling $9.6 million, which reduced net income by $5.3 million in fiscal 1996. As of August 31, 1997, approximately $2.0 million had been paid or charged against this reserve leaving a balance of approximately $7.6 million. The liabilities associated with the closure of former Guardsman facilities and related reductions in workforce totaled $9.0 million and were recorded as liabilities in the opening balance sheet of the combined entity as of the date of the acquisition of Guardsman. As of August 31, 1997, approximately $4.5 million had been paid or charged against this reserve leaving a balance of approximately $4.5 million. See "Risk Factors--Acquisitions; Restructuring."

Comparison of First Nine Months of Fiscal 1997 With First Nine Months of Fiscal 1996

         For the nine month period ended August 31, 1997, net sales were up 25.7% to $447.3 million compared to $355.8 million for the nine month period ended August 31, 1996. Net income was $19.8 million for the first three fiscal quarters of 1997 compared with $11.1 million for the comparable period in fiscal 1996, which included a restructuring charge of $9.6 million that reduced net income by $5.3 million.

         Net sales gains largely reflected Lilly's ownership of Guardsman for the full nine months of fiscal 1997 compared with five months in fiscal 1996. Gross profit margin improved to 37.6% for the nine month period ended August 31, 1997 from 35.9% for the comparable period in fiscal 1996 due to efficiencies in purchasing and manufacturing, as well as a better sales mix, realized through the Guardsman acquisition and other Company initiatives, offset in part by start-up costs in fiscal 1996 related to the Company's facilities in Bowling Green, Kentucky and Charlotte, North Carolina.

         Selling, general and administrative expense, research and development expense and restructuring charge (collectively, "operating expenses") increased $18.8 million, or 19.0%, to $117.7 million for the nine months ended August 31, 1997 from $98.9 million for the comparable period ended August 31, 1996. This increase reflected Lilly's ownership of Guardsman for the full nine months of fiscal 1997 compared with five months in fiscal 1996, and was offset partially by the absence of the restructuring charges previously discussed which were recognized in the nine month period ended August 31, 1996. See "--Guardsman Acquisition and Restructuring."

         Interest expense increased $5.7 million, or 63.3%, to $14.8 million for the nine months ended August 31, 1997 from $9.0 million for the comparable period ended August 31, 1996 due to the Company's carrying of the Guardsman acquisition debt for the full nine months of fiscal 1997 compared with five months in fiscal 1996. The Company's effective tax rate was 45% for both nine month periods.

         Net income increased $8.7 million, or 78.1%, to $19.8 million for the nine months ended August 31, 1997 from $11.1 million for the comparable period ended August 31, 1996 due to higher net sales, improved gross profit margins and the absence of restructuring charges which were recognized in the nine month period ended August 31, 1996, offset somewhat by increased interest expense.

Comparison of Fiscal Years 1996, 1995 and 1994

         Net sales for fiscal year 1996 increased 55.0% to $509.0 million from $328.3 million in fiscal year 1995. This increase was due to higher volumes associated with the acquisition of Guardsman, overall volume increases in Lilly's pre-acquisition business and some selling price increases instituted in the second half of fiscal 1995. Net sales in fiscal 1995 decreased from fiscal 1994 net sales of $331.3 million. This decrease resulted from lower demand for liquid coatings due to decreased U.S. manufacturing activity in markets served by the Company.

         Gross profit margins were 36.8%, 33.0% and 35.2% for fiscal 1996, 1995 and 1994, respectively. The improved fiscal 1996 gross margin was due to lower raw material costs, efficiencies in raw material procurement, and selling price increases instituted in the second half of fiscal 1995. The decline in the fiscal 1995 gross margin from fiscal 1994 was due to sharp increases in raw material prices during the first three quarters of fiscal 1995.

         Operating expenses totaled $139.3 million, $73.1 million and $74.5 million in fiscal 1996, 1995 and 1994, respectively. Increases in fiscal 1996 operating expenses were due to the inclusion of Guardsman operations, increased amortization expense associated with intangibles acquired in the Guardsman acquisition and the restructuring charge of $9.6 million previously discussed. Operating expenses decreased in fiscal 1995 compared to fiscal 1994 due to cost control measures as well as lower business volumes.

         Interest expense in fiscal 1996 was $14.5 million compared to $2.2 million in fiscal 1995. The increase resulted from borrowings necessary to fund the Guardsman acquisition. Interest expense in fiscal 1995 declined from fiscal 1994 interest expense of $2.9 million due to reductions in outstanding borrowings.

         The Company's effective tax rate was 45%, 40% and 41.2% in fiscal 1996, 1995 and 1994, respectively. The increase to 45% in fiscal 1996 is due largely to non-deductible goodwill associated with the Guardsman acquisition.

         Net income was $18.8 million, $20.3 million and $23.3 million for fiscal 1996, 1995 and 1994, respectively. The 7.4% decline in fiscal 1996 net income from fiscal 1995 was due to increased interest expense and the restructuring charge of $9.6 million as previously discussed, which more than offset increased net sales and gross profit margins. Excluding the effect of this restructuring charge, fiscal 1996 net income would have been $24.1 million, surpassing fiscal 1995 net income of $20.3 million. Net income declined in fiscal 1995 from fiscal 1994 as a result of increased raw material costs and decreased demand for liquid coatings.

Liquidity, Capital Resources and Commitments

         In fiscal 1996, the Company changed its capital structure by entering into the Old Bank Credit Agreement which provided funds necessary to complete the Guardsman acquisition. The Old Bank Credit Agreement provided for $225 million of borrowings under Term Notes and $75 million under a Revolving Note. Annual principal payments on the Term Notes escalated annually and ranged from $16.5 million to $39.0 million with final payment due in 2003. Final payment on the Revolving Note was due in 2002. The Company entered into interest rate swap agreements to convert the interest rate on a portion of these borrowings to a fixed rate which averaged approximately 7.5% on a notional amount of $185 million at August 31, 1997. The interest rate for the remaining $46.7 million of debt not covered by the interest rate swap agreements was based on the prime rate or LIBOR, as applicable, and was also 7.5% as of August 31, 1997. As of August 31, 1997, the Company was in compliance with all restrictive covenants included in the Old Bank Credit Agreement.

         The Company used $275 million under the Old Bank Credit Agreement ($225 million in Term Notes and $50 million under the Revolving Note) to fund the purchase of Guardsman shares, to repay existing debt and to pay acquisition related expenses. During fiscal 1996, the Company made additional borrowings under the Revolving Note totaling $35.6 million which were used to fund various operating needs. The Company reduced the above borrowings by $49.2 million during fiscal 1996. Total debt at November 30, 1996 of $261.6 million was reduced to $231.9 million at August 31, 1997. Additional amounts available for borrowing under the Revolving Note totaled $52.0 million at August 31, 1997.

         Over the twelve month period ended August 31, 1997, debt was reduced by $45.3 million. Lower debt levels were accomplished through improved cash flow from operating profits, lower working capital and the sale of certain nonoperating assets.

         The Company's fiscal 1996 investing activities included the acquisition of Guardsman as previously discussed. The Company also invested $19.2 million in property and equipment. These investments were made to increase capacity, increase manufacturing efficiencies and improve product quality. Expenditures in fiscal 1996 included approximately $12.0 million for completion of the Company's new facility in Bowling Green, Kentucky and for the purchase of a powder coatings facility in Charlotte, North Carolina. Capital expenditures in fiscal 1997 are expected to be below $15.0 million and are being financed from internal sources and existing credit facilities. The Company projects capital expenditures for fiscal 1998 to be approximately $20.0 million.

         Cash provided by operations in fiscal 1996 increased to $37.5 million from $27.2 million in fiscal 1995. The increase was primarily due to the $9.6 million restructuring charge, a $5.2 million increase in amortization expense, and higher accounts payable, offset by higher levels of accounts receivable and inventories. Higher levels of accounts receivable, inventories and accounts payable reflect increased business volumes.

         The Company's fiscal 1996 ratio of current assets to current liabilities was 1.5:1 compared to 1.9:1 for fiscal 1995. The decrease was predominately due to the restructuring charge and other acquisition liabilities. The significant increases in deferred income taxes, goodwill and other noncurrent liabilities on the November 30, 1996 balance sheet were primarily related to the Guardsman acquisition.

         The Company used the net proceeds from the Offering, together with borrowings under the New Bank Credit Facility in connection with the Offering, to repay all outstanding debt under the Old Bank Credit Agreement. See "Use of Proceeds" and "Description of Old Debt and New Bank Credit Facility."

         The Company expects to generate sufficient cash flow from operations, together with borrowings from the Offering and under the New Bank Credit Facility, to fund debt service requirements and meet other operating needs for the foreseeable future. The Company expects to pay down debt principal under the New Bank Credit Facility with any excess cash flow.

Regulatory Issues

         The Company's operations, like those of most companies in the coatings industry, are subject to regulations related to maintaining or improving the quality of the environment. Such regulations, along with the Company's internal compliance efforts, have required and will continue to require significant capital expenditures. The Company does not anticipate that capital spending for environmental compliance will be material to its operating results or financial condition, although there can be no assurance to that effect. The Company has been notified that it is a PRP for cleanup costs with respect to approximately 17 federal and 7 state Superfund sites previously used by the Company and is currently remediating contamination at some of its current and former properties. The Company has established financial reserves in cases where the amount of environmental expenditures can be reasonably estimated. As environmental assessments and cleanups proceed and additional information becomes available, these reserved amounts are reviewed and adjusted, as necessary. The Company believes that the liabilities associated with these sites will not have a material adverse effect on its operating results or financial condition, although there can be no assurance to that effect. See "Risk Factors--Risk Factors Relating to the Company and its Business--Environmental Matters" and "Business--Environmental Regulation."

                                    BUSINESS

Overview

         Lilly, founded in 1865, is a leader in the industrial coatings industry. The Company believes it is one of the five largest industrial coatings manufacturers in North America and one of the 15 largest in the world based on net sales of $509.0 million in fiscal 1996. Lilly formulates, produces and sells coatings to OEMs, enhancing the appearance of and providing durability to products such as home and office furniture, cabinets, appliances, building materials, transportation, agricultural and construction equipment, mirrors and a variety of metal and fiberglass reinforced surfaces. A significant amount of the Company's sales represent coatings developed in cooperation with its customers to meet their specific product requirements, resulting in a number of primary supplier relationships. Lilly also produces and sells household products, such as fabric protectors, furniture care products and cleaning aids.

         Lilly's technical sales force of approximately 600 people markets and sells its industrial coatings directly to over 6,000 industrial customers throughout the world. In fiscal 1996, no single customer of the Company represented more than 5% of net sales. The Company has plants and sales offices in the U.S., Canada, China, Germany, Ireland, Malaysia, Singapore, Taiwan and the United Kingdom. Foreign sales have grown to $85.2 million in fiscal 1996 from $28.8 million in fiscal 1992, representing approximately 17% of net sales in fiscal 1996 versus 12% in fiscal 1992.

         With its April 1996 acquisition of Guardsman, Lilly increased its fiscal 1996 net sales by approximately 55% over fiscal 1995 net sales. The Guardsman acquisition enhanced Lilly's market position in the industrial coatings industry by broadening its product lines and customer base, increasing its presence in the industrial wood and metal coatings segments of the industry, and providing it with an increasingly important environmentally-friendly water-borne technology. Lilly also gained a household products business focused on fabric and stain protection products for household furniture. This business is characterized by relatively high margins and the potential for new product development and adds a degree of diversification to the Company's product offerings.

         Lilly focuses on three principal industrial coatings markets: (i) wood coatings, such as furniture lacquer and protective color; (ii) metal coatings, such as coil and powder coatings used to finish furniture, appliances and transportation equipment; and (iii) composites and glass coatings, such as those used for mirrors. Annual sales for the non-architectural industrial coatings market, in which Lilly participates, are approximately $25 billion globally and $8.5 billion domestically. The industrial coatings industry has experienced stable growth over the past decade, and the Company expects this trend to continue. The industrial coatings market is highly fragmented and includes many small competitors that have limited product lines. Furthermore, only a limited number of non-architectural coatings manufacturers, such as the Company, have the design and manufacturing capabilities to produce application-specific and customized coatings products for OEMs. Large competitors, such as the Company, benefit from a greater diversification of end-use applications and markets, customers, technology and geography, which reduces the impact of industry or regional cyclicality, increases bargaining power with suppliers of key raw materials and permits one-stop shopping for global OEM clients.

Competitive Strengths

         The Company believes it benefits from the following competitive strengths, which have enabled it to increase its penetration of existing customers and markets, establish new customer relationships, enter new markets, develop additional products and applications, and realize growth in revenues and profits:

         Solid Market Position; Broad Product Base. Lilly believes it is one of the top five industrial coatings manufacturers in North America, one of the top 15 worldwide, and that, with the acquisition of Guardsman, it became the largest supplier to the U.S. residential furniture market, serving virtually all of the top 25 U.S. furniture manufacturers. The Company's broad product base and its technological support services enable the Company to maintain strong market positions in its wood, coil, powder, specialty and glass coatings markets and to meet a variety of its customers' coatings needs.

         Technological Leadership. The Company is an industry leader in coatings technology, developing both high quality products and efficient application processes. The Company's manufacturing facilities provide reliable products that are backed by responsive technologists. As of August 31, 1997, over 65% of the Company's manufacturing facilities were ISO-certified, and certification for the remainder of its manufacturing facilities is planned. Lilly's technology portfolio includes a number of environmentally-friendly systems that are becoming increasingly important in the coatings industry. Each of the Company's six strategic business units has a "Center of Excellence" that is responsible for coordinating the technology and technical support for its respective product lines. Lilly provides its customers with on-site education, training and technical assistance, including extensive application process consulting. Customers further benefit from the Company's strategically located color and design centers that provide premier color styling services. The Company has further enhanced its technological and environmental expertise through selective hiring and the Guardsman acquisition. See "Business--Products and Markets."

         Strong Customer Relationships. The Company's leadership positions within its markets, reputation for high levels of quality and customer service, customized products and proven product development skills have allowed it to secure strong primary supplier relationships across its customer base. The Company's products are sold to a diversified group of blue chip and middle market companies including Caterpillar Inc., Deere & Company, Ethan Allen Inc., General Electric Company and International Paper Company.

         Successful Acquisitions. Over the last five years, the Company has acquired and successfully integrated four coatings and related businesses, the largest of which was Guardsman. Through the consolidation of manufacturing and corporate facilities, workforce reductions and increased purchasing power, Lilly has achieved significant synergies following these acquisitions. The Company's ability to successfully manage the acquisitions and integrate other industry competitors should enable it to further participate in the on-going industry consolidation. See "MD&A--Guardsman Acquisition and Restructuring" and "Business--Industry Information."

         Experienced Management. The Company's seven executive officers have over 125 years of combined experience in the coatings industry. The Company relies on this expertise to identify and meet customer and industry demands and to create new applications and opportunities in a mature business. The depth of management's industry knowledge also enables the Company to negotiate lower raw material prices with the goal of controlling costs and maximizing gross profit margins. See "Management."

Strategy

         Preferred Supplier; Focus on Attractive End Markets. Lilly's goal is to leverage its leadership position in each of the niche markets it serves (wood coatings, metal coatings, composites and glass coatings, and household products) and to expand its position as a preferred supplier in each of these markets. The Company has established itself as a leader in the industrial coatings industry segments in which it competes by focusing on coatings technology and customer service and support. The Company has supplemented internal growth within its core coatings market segments with a number of acquisitions to extend its market share and broaden its market participation, technologies and product offerings. Lilly is investing in new, more efficient plant capacity, with a particular emphasis on environmentally-friendly market segments. These investments are expected to provide the Company with incremental capacity in some of the industrial coatings industry's fastest growing segments, such as coil and powder coatings. Lilly will also continue to focus on developing value-added new product offerings for end-use applications in its coatings markets. Management believes the Company's market leadership positions, technological expertise and strong customer relationships provide it with advantages in product development and market penetration of its four core markets.

         Cost Savings Opportunities. The Company intends to continue focusing on reducing its cost structure by (i) managing its working capital, (ii) consolidating manufacturing operations into lowest-cost plants, (iii) reducing its number of raw material specifications, (iv) standardizing its products based on lowest-cost formulations and (v) leveraging larger orders to achieve lower raw material costs. Recent operating system upgrades, such as the establishment of additional wide area and local area networks, are expected to result in additional operating efficiencies.

         Global Expansion. Lilly adheres to a strategy of following, and being in close proximity to, its customers as they open plants around the world. This strategy supports the Company's globalization efforts and helps solidify its relationships with its blue chip customers. In this regard, the Company has recently opened a plant in Ireland and a new headquarters in Singapore for its Asia/Pacific operations. In addition, the Company announced on December 1, 1997 that it acquired a German industrial coatings company with annual revenues in excess of $15 million. See "MD&A--Recent Developments."

         Acquisitions of Selective Product Lines. Lilly will continue to evaluate acquisition opportunities that support its strategic business objective of becoming the preferred industrial coatings supplier in its markets. To that end, Lilly looks for acquisitions that would enhance its existing product lines and provide it with top line growth and potential margin expansion. The Company believes its industry and acquisition experience helps it properly quantify the operational, strategic and cost structure advantages it can offer an acquisition candidate.

Industry Information

         Sales for the global paints and coatings market equal approximately $50 billion annually, with annual sales for the domestic market equaling approximately $17 billion. Annual sales for the industrial coatings segment in which Lilly participates are approximately $25 billion globally and $8.5 billion domestically. The architectural coatings segment, in which Lilly does not participate, consists mainly of house paints and accounts for the majority of the remainder of the coatings market. Specialty coatings, including maintenance coatings and traffic paints, round out the market. Lilly's main products are sold to manufacturers of home and office furniture, cabinets, appliances, building materials, transportation, agricultural and construction equipment, mirrors and a variety of metal and fiberglass reinforced surfaces. For this wide range of applications, coatings are designed for use on wood, metal, plastic, and glass.

         Industrial coatings is a mature industry in the U.S., growing in-line with industrial production. Long term annual unit growth in the U.S. industrial coatings business is projected between 1% and 2%, fluctuating in-line with the economy. Annual unit growth rate is projected between 1% and 2% in Europe and between 4% and 6% in Asia.

         Coatings perform a critical function by protecting a product from corrosion and the effects of external elements over the life of the product. Coatings also provide an attractive appearance, which is particularly important for big-ticket, consumer items such as furniture and appliances. Purchasers of industrial coatings tend to base their buying decisions more on performance than on price since the cost of specially designed coatings is generally insignificant relative to the overall production cost of the end product. Manufacturers are reluctant to skimp on coatings and risk damage, corrosion, or poor aesthetics resulting from inferior coatings. Therefore, prices for these value-added products tend to fluctuate less than non-differentiable commodity chemicals. Additionally, OEM coatings are often proprietary formulations, designed with a specific application in mind.

         The CAAA requires significant reductions in VOC emissions from the coatings industry and the end-users of coatings. As a result, the Company and the coatings industry are attempting to develop water-based coatings, powder coatings and other forms of environmentally-friendly coatings to replace commonly-used, solvent-based coatings, which are a major source of regulated emissions.

         Solvent-based coatings are, however, still widely used as a result of limitations which are still inherent in the application of environmentally-friendly coatings. For example, while powder coatings can be used to coat certain metal surfaces through heat-based application methods, the large size of agricultural and construction equipment make application of powder coatings impractical. Moreover, certain high-performance industrial coatings must meet specific product performance criteria as determined by coatings customers. At present, only solvent-based coatings formulations are satisfactory for these specialized applications. While in certain circumstances the Company's customers have installed emissions controls to reduce VOC emissions, such as large users of coil coatings who have installed incinerators to burn off the VOCs in the solvent-based coatings they use, the coatings industry typically looks to the coatings producers to develop environmentally-friendly technology. As such, successful coatings producers will need to develop alternatives to solvent-based coatings which satisfy both environmental requirements and the strict performance criteria of end-users. Coatings manufacturers have also been required, and will likely continue to be required, to make significant capital expenditures for pollution control and other equipment that decrease VOC emissions. There can be no assurance that increasingly stringent environmental regulations will not be promulgated in the future or that pending regulations will not be phased-in more quickly, thereby limiting the production of solvent-based coatings currently manufactured by the Company. See "Risk Factors--Competition; Mature Industry" and "--Environmental Matters."

         Due to its maturity and historically fragmented customer base, the coatings industry is becoming increasingly consolidated through mergers and acquisitions. Despite its $8.5 billion size, the domestic industrial coatings industry remains split among over 700 participants. The industry appears even more fragmented when $1.7 billion of automotive OEM coatings, a segment of the industrial coatings market in which Lilly does not participate, are excluded -- this segment being concentrated among a few large companies serving the worldwide automotive industry. Consolidation of the coatings industry is being driven by several factors, including (i) the need for growth in maturing markets; (ii) environmental costs which, together with a more demanding globalizing customer base, will make it difficult for smaller manufacturers with limited financial resources to maintain independence; and (iii) the increasing technical and financial resources of the larger players. The effects to date of industry consolidation include a greater concentration of the world market share held by fewer companies, a reduction in the number of competitors and the creation of new synergies within the larger coatings companies, such as raw material purchasing power and manufacturing economies of scale.

Products and Markets

         The Company is principally in the business of formulating, producing and selling industrial coatings to manufacturing companies. The Company operates through six strategic business units ("SBUs") which target four principal markets: wood coatings; metal coatings; composites and glass coatings; and household products. These four markets accounted for approximately 40%, 40%, 10% and 10% of the Company's fiscal 1996 net sales, respectively. Lilly serves these markets through multiple domestic and foreign locations. The table below outlines Lilly's SBUs and the respective markets served, as well as the location of each SBU's respective research and technical support center.

                                                                                          Center of
SBU                                Markets Served                                         Excellence*
---                                --------------                                         ----------
Wood................................Residential and office furniture; building
                                    products; kitchen cabinets                          High Point, NC


Specialty...........................Building products; appliances; furniture; office, transportation, agricultural and construction
                                    equipment; caskets                                  Indianapolis, IN

Coil................................Appliances; building products and fixtures;
                                    office and transportation equipment                 Bowling Green, KY

Powder..............................Most metal applications (no solvents);
                                    office equipment; appliances; furniture;
                                    construction equipment; underground pipes;
                                    consumer products                                   North Kansas City, MO

Glass...............................Metal concentrates--copper and silver
                                    for mirrors,  non-lead coating for mirrors          Rocky Hill, CT

Guardsman Products..................Household products, including fabric protectors,
                                    furniture care products and cleaning aids           Grand Rapids, MI

---------------
* Each Center of Excellence provides global technology and support for its respective SBU.

         Wood Coatings SBU. Lilly's Wood Coatings SBU provides a full range of custom-formulated coatings designed to enhance the beauty of wood while providing maximum durability for products such as residential and office furniture, building products and kitchen cabinets. The Wood Coatings SBU is based in the heart of the U.S. furniture market, High Point, North Carolina, and has six U.S. manufacturing locations, as well as five foreign manufacturing facilities located in Canada, China, Ireland, Malaysia and Taiwan. Additionally, design centers are located in key furniture markets domestically as well as in Canada, China, Honduras, Malaysia and Taiwan. Domestic and international customers also have the support of an applications laboratory to verify application capabilities, including spray, reverse roll coat, direct roll coat and flow coat systems and radiation curing. The design centers and the applications laboratory facilitate cooperative product development, design and testing between the Company and its customers, enabling the Company to help its customers meet their requirements for improved transfer efficiency, protection, emissions reduction and aesthetics.

         Specialty Coatings SBU. The Company's Specialty Coatings SBU develops and markets innovative, practical solutions that address specialized coating requirements in such applications as appliances, agricultural and construction equipment, furniture, bicycles, digital satellite systems, automotive trim and wheels, entry and garage doors, computers, window trim, shelving, playground equipment and golf balls. Additionally, the Specialty Coatings SBU provides in-mold coatings ("gelcoats") that are used as the surface finish on boats, recreational vehicles, cultured marble vanity tops, custom van and truck components and personal watercraft. The Specialty Coatings SBU has ten manufacturing facilities in the U.S. and two in Canada.

         Coil Coatings SBU. Lilly's Coil Coatings SBU offers polyester-based coil coatings used as a part of the fabrication of, or the protection of, building products and fixtures (such as residential siding, aluminum gutters, doors, windows, metal roofing and heating units), appliances and office and transportation equipment. The coil coatings process is considered one of the most environmentally safe, energy-efficient methods of applying coatings to metal substrates. Lilly's technical innovation has produced conventional and waterborne coil coatings formulated with proprietary resins that provide high exterior durability, flexibility, corrosion resistance and chemical resistance. Lilly's Ultra Flexar(R) appliance coating and Nubelar(R) fluoropolymer coatings are among the highest performing products for their respective applications. The Coil Coatings SBU has manufacturing facilities located in Kentucky, California, New Jersey and Canada.

         Powder Coatings SBU. The Company's Powder Coatings SBU provides a full range of decorative and functional powder coating products to satisfy a myriad of finishing requirements for items including office equipment, appliances, underground pipelines, store shelving, fixtures, steel reinforcing bars, office and outdoor furniture, lawn and garden equipment and a variety of consumer products. Powder coatings are experiencing growth because of their environmental desirability, as powder coatings have no solvent content. Lilly powder coatings are environmentally compliant and provide outstanding durability and performance for both interior and exterior applications. Lilly has earned the reputation as an innovator in powder coatings technology by offering cost-effective products that meet customer needs. These innovations include: (i) high-heat resistant powder coatings; (ii) Hy-Flow(R), a thin film powder technology; and (iii) a metallic reclaimable powder. The PipeClad(TM) 2000 series is the first multilayer coating system combining mechanical damage protection and fusion-bonded epoxy technology. The Powder Coatings SBU has manufacturing facilities located in North Carolina and Missouri.

         Glass Coatings SBU. Lilly's Glass Coatings SBU is recognized globally as a leader in plating solutions and glass coatings. The Glass Coatings SBU is dedicated to providing mirror manufacturers with everything needed to convert glass into mirrors of premier quality. Because a mirror is the combination of many delicate materials and processes, scientifically engineered coatings are required to maximize the mirror's durability and performance. The Glass Coatings SBU provides patented silver and copper plating solutions, as well as low-lead and lead-free coatings, to meet the environmental and quality performance standards of mirror manufacturers. Typical products supplied by the Glass Coatings SBU include glass cleaning and sensitizing materials, silvering and galvanic coppering systems and coatings for mirror-back protection. Patented new technology includes high-efficiency silver plating systems, unique Dispro(R) copper plating systems, and mirror-back coatings that can be applied via roll coat, curtain coat or spray in either single-coated or double-coated processes. The Glass Coatings SBU has two domestic manufacturing facilities located in Connecticut, and foreign manufacturing facilities located in Canada and Germany.

         Guardsman Products SBU. The Company's Guardsman Products SBU manufactures and distributes a wide variety of household products consisting of four distinct businesses: Interior Care, Consumer Products, Specialty Products and WoodPro(R). The Interior Care business provides fabric protection and furniture care products to consumers through furniture stores, and is the world's largest supplier of retail-applied fabric protection , Fabri-Coate(R). The Consumer Products business markets several well-known brand name household specialty items, such as Guardsman(R) Furniture Polish, Goof Off(R) remover, One-Wipe(R) dust cloth and Chip Clip(R) snack closures. These products are sold through hardware, home center, paint, mass merchant and grocery retailers. The Specialty Products business manufactures private-label automotive chemicals such as brake part cleaner, fuel injector cleaner, and engine oil supplement for national automotive customers. This division also serves as a private-label contractor in the chemical packaging market. The WoodPro business is a franchise group that offers on-site repair and maintenance of wood and upholstered furnishings for the home or office. The Guardsman Products SBU has two domestic manufacturing facilities located in Michigan and foreign manufacturing plants located in Canada and the United Kingdom.

Acquisitions

         Management is experienced in identifying potential acquisitions and assimilating companies into Lilly. Over the last ten years, Lilly has made multiple acquisitions to strengthen its core businesses while divesting businesses inconsistent with its core competencies. Lilly's acquisition parameters require that a target provide an opportunity for Lilly to bolster its product technology and customer service capabilities. The table below outlines Lilly's recent acquisitions.

                                                Acquisition       Acquisition
Acquired Company                                   Date            Cost(MM)                     SBU
Guardsman Products, Inc.                           04/08/96          $235.0           Wood Coatings,
                                                                                      Guardsman Products
Glass Coating Unit of PPG Industries,
    Inc.                                           11/30/95          Swap(a)          Glass Coatings
Summit Industrial Coating, Inc.                    12/01/94          2.0              Specialty Coatings
Liquid Industrial Coatings Business
    from Imperial Chemical Industries
    Plc/The Glidden Company
    ("ICI/Glidden")                                05/07/93          37.5             Coil, Wood and Specialty
Coatings
Gelcoat Business from ICI/Glidden                  07/29/91          2.9              Specialty Coatings
(Gelcoats)
Komac Paint                                        11/19/90          0.2              Specialty Coatings
Lawrence David, Plastics Division                  02/12/90          0.6              Specialty Coatings
(Gelcoats)
Fiberglass Products Group of Elpaco
    Coatings Corp.                                 01/18/90          0.4              Specialty Coatings
(Gelcoats)
  Foura Enterprises                                10/02/89          0.2              Specialty Coatings
(Gelcoats)
Ram Chemical Div. of Whittaker
    Corporation                                    09/29/89          16.8             Specialty Coatings
(Gelcoats)
Western Specialty Coatings Corp.                   07/26/89          0.4              Wood Coatings
---------------

(a) Lilly purchased the Glass Coating unit of PPG Industries, Inc. through a swap in which Lilly exchanged its automotive refinishing operations in return for the Glass Coatings unit.

Sales and Marketing

         The Company's products are sold into industrial markets through a technical sales force of approximately 600 people. Some products are also sold through retail outlets or through distributors. The Company sells its products to approximately 6,000 different industrial customers. Most of the Company's customers are located in the United States and Canada, with the remaining customers concentrated in Asia and Europe. No material part of the Company's business is dependent on any single customer, or group of customers, the loss of which would have a material adverse effect on the Company. Over 100 customers each accounted for $1.0 million or more of the Company's net sales in fiscal 1996, but no single customer accounted for more than 5% of the Company's total net sales in fiscal 1996.

         Through "Programmed Innovation," the Company aims to further its leadership positions with market-driven new product development. As part of Programmed Innovation, Lilly's technical service team works closely with its customers to develop customized formulations that meet the exact specifications for each customer's process and application. As a result, the Company rarely sells the same formulations to more than one customer. Formulation modifications resulting from Programmed Innovation have been a principal method through which the Company has achieved price and margin increases. In addition to product innovations, Lilly's research and technical staff focuses on process optimization to enhance customers' manufacturing throughput quality.

         The Company has no significant order backlog. No material part of the business is subject to renegotiation of profit or termination of contracts or subcontracts at the election of any governments. Historically, first quarter operating results are below operating results for the second, third and fourth quarters due to the lower demand for industrial production which typically occurs in December.

         Foreign sales represented approximately 17% of the Company's fiscal 1996 net sales. For fiscal 1996, the Company's foreign net sales were $85.2 million and its foreign income before taxes, interest expense and restructuring charge totaled $16.7 million.
As of November 30, 1996, the book value of the Company's foreign assets equaled $58.7 million.

Raw Materials

         Raw materials represent the largest single expense in the coatings business, amounting to about half of the selling price of most coatings. The typical coating consists of a pigment dispersed in a liquid known as a "vehicle," which is usually composed of either a resin or binder and a solvent. The solvent helps the compound spread over the coated surface; the resin forms a film to hold the coating in place after the solvent has evaporated and provides the unique characteristics of the coating. Solvents are typically petrochemical-based products that evaporate quickly, while resins consist of polymers. The pigment, usually an inorganic substance, provides the color. "Fillers" and "extenders" provide gloss and sheen control, while additives enhance the properties and spreadability of the coating. Additives have become more important with the increased use of water-based or high-solids coatings in place of low-solids, high-solvent coatings. See "--Industry Information."

         The Company manufactures its industrial coatings from a variety of resins, pigments, solvents and other chemicals, the bulk of which are obtained from petrochemical feed stocks. In addition to petrochemicals, the Company uses both silver and copper. Under normal conditions, all of these raw materials are available on the open market, although prices and availability are subject to fluctuation from time to time. Lilly, like most other companies in the coatings industry, uses a variety of organic and inorganic materials in its products. No single raw material expense currently accounts for over 4% of net sales and most account for 1% of net sales or less.

         The Company's largest raw material expense is TiO2, which is used for white pigment and accounts for 30% of pigment usage in the coatings industry. The Company's annual TiO2 expenses total approximately 4% of the Company's annual net sales. See "Risk Factors--Raw Materials."

Research and Development

         Research and development expenses were $17.3 million (3.4% of net sales), $13.2 million (4.0% of net sales) and $13.0 million (3.9% of net sales) for the fiscal years 1996, 1995 and 1994, respectively. Future research and development expenses as a percent of net sales are anticipated to remain at current levels with emphasis on new product development.

         Although the Company holds several patents and trademarks and considers patent and trademark protection to be important, no individual patent is currently material to the Company's business as a whole. However, the many patents and licenses for glass coatings are material to those specific products.

Properties

         As of August 31, 1997, Lilly had 29 plant locations, of which 21 were located in the U.S. in the following states: Alabama, Arkansas, California, Connecticut, Florida, Illinois, Indiana, Kentucky, Michigan, Missouri, New Jersey, North Carolina, Texas and Washington. Lilly's eight foreign plants are located in Canada, China, Germany, Ireland, Malaysia, Taiwan, and the United Kingdom. Of Lilly's 29 plants, 25 are owned, with the remaining being leased. The plants range in size from approximately 250,000 square feet to approximately 9,000 square feet.

         The facilities vary in age and are well maintained and adequate for their present uses. Utilization rates vary from site to site depending on capacity, customers served and range of production capabilities. The Company believes it can take advantage of special situations (e.g., special orders, new customers, new technology) that may arise during the course of an operating cycle by adding capacity through incremental shifts. Each facility operates technical support centers to assist customers in addressing both application and processing issues.

         Although the Company has traditionally located its domestic plants near its customer base, the Company has begun to rely on larger, more efficient, centralized plants in the U.S. With respect to its foreign operations, the Company continues to adhere to its strategy of following, and being in proximity to, its customers as they open plants around the world to take advantage of lower labor costs. In furtherance of this strategy, the Company has recently opened a plant in Ireland along with a new headquarters in Singapore for its Asia/Pacific operations. In addition, the Company announced on December 1, 1997 that it acquired a German industrial coatings company with annual revenues in excess of $15 million. See "MD&A--Recent Developments" and "--Guardsman Acquisition and Restructuring."

Competition

         The industrial coatings industry is very competitive, with more than 700 North American manufacturers competing in numerous market segments. Manufacturers include large international companies as well as small regional firms, and no one manufacturer dominates. Competitive advantages include developing coatings that meet specific customer requirements, pricing coatings competitively and rapidly delivering quality products. Increasingly, technological developments that reduce negative environmental effects are becoming an important competitive factor.

         Lilly believes it is one of the top five industrial coatings manufacturers in North America, one of the top 15 worldwide, and that, with the acquisition of Guardsman, it became the largest supplier to the U.S. residential furniture market, serving virtually all of the top 25 U.S. furniture manufacturers. The Company is also well represented in other wood coatings, industrial metal finishes, coil and powder coatings and mirror glass coatings markets. While Lilly believes it is among the top five North American producers of industrial coatings, its competitors are generally more diversified and have far greater financial resources than the Company. Major competitors include Akzo Nobel; Ferro Corporation; Morton International, Inc.; The Sherwin-Williams Company; PPG Industries, Inc.; and The Valspar Corporation.

Employees

         As of August 31, 1997, Lilly employed approximately 2,100 individuals. The coatings industry is not heavily unionized and to the extent that there is unionization, it is highly fragmented. Unionized workers account for approximately 14% of the Company's total work force and operate through unions at seven Lilly facilities. The Company believes that its relations with its employees are good.

Environmental Regulation

         The Company's operations are subject to numerous foreign, federal, state and local environmental laws and regulations relating to protection of the environment, employee health and safety, and the discharge, storage, treatment and disposal of hazardous materials. In the United States, these laws include the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA" or "Superfund"), the Resource Conservation and Recovery Act, the Clean Water Act and the Clean Air Act. Certain operations of the Company use pigments, resins and solvents that contain chemicals that are considered hazardous under various environmental laws. Accordingly, management closely monitors the Company's environmental performance at its facilities. Management believes that the Company is in compliance in material respects with all environmental laws and regulations.

         CERCLA imposes joint and several liability, without regard to fault or the legality of the original conduct, on certain classes of persons that are considered to have contributed to the release of hazardous substances into the environment. These persons include the owner and operator of the disposal site where the release occurred and companies that disposed or arranged for disposal of the hazardous substances found at the site. The Company is currently a PRP at approximately 17 federal and 7 state Superfund sites. Generally, where there are a number of financially viable PRPs, liability at these sites has been apportioned, or the Company believes, based on its experience with such matters, that liability will be apportioned, based on the type and amount of waste disposed of by each PRP at such disposal site and the number of financially viable PRPs, although no assurance can be given as to any particular site.

         In addition to the Superfund sites, the Company is currently investigating and remediating on-site disposal areas at certain of its current and former facilities. There can be no assurance that the Company has identified all on-site remediation matters for its current or former facilities or that the cost of such known or unknown remediation matters, including Superfund liabilities, will not be material. The Company has established financial reserves in cases where the amount of environmental expenditures can be reasonably estimated. As assessments and cleanups proceed, and as additional information becomes available, these reserved amounts are reviewed and adjusted, as necessary. There can be no assurance, however, that the actual costs of remediation will not eventually materially exceed the amount presently accrued.

         Under the CAAA, the Environmental Protection Agency ("EPA") is required to regulate VOC emissions from a variety of consumer and commercial products, including coatings. Accordingly, in June 1996, the EPA proposed regulations that would limit VOCs from architectural and industrial maintenance coatings. The EPA does not expect to issue these regulations in final form until sometime in 1998. In July 1997, the EPA issued regulations establishing new national ambient air quality standards to ozone. These regulations are the subject of numerous industry lawsuits. In addition, the EPA may promulgate additional regulations to address recommendations of the Ozone Transport Assessment Group which would reduce VOC emissions in certain states that contribute pollution to downwind states. The CAAA directs the EPA to promulgate stringent standards applicable to hazardous air pollutant emissions from the coatings industries, including Lilly, by November 2000. Although the Company cannot accurately assess the impact of these regulations prior to their promulgation or implementation in final form, based on currently available information, the Company believes that these regulations will not have a material adverse effect on the operating results or the financial condition of the Company as a whole. There can be no assurance, however, that compliance with these existing and future regulations will not require the installation of pollution control equipment, significant capital expenditures, or increased operating expenses, or that such compliance will not significantly curtail the production or use of the Company's many solvent-based coatings. See "--Industry Information" and "Risk Factors--Competition; Mature Industry" and "--Environmental Matters."

Legal Proceedings

         The Company is a party to various litigation matters incidental to the conduct of its business. Although there can be no assurance, the Company does not believe that the outcome of any of the matters in which it is currently involved will have a material adverse effect on its financial condition or results of operations.

                                   MANAGEMENT

Directors and Executive Officers

         The following table sets forth the names, ages and titles of the directors and executive officers of the Company.


  Name                      Age     Position
  Douglas W. Huemme         56      Chairman of the Board, President and
                                                Chief Executive Officer
  Robert A. Taylor          43      Executive Vice President, Chief Operating
                                                Officer and Director
  William C. Dorris         54      Vice President--Corporate Development
                                                and Director
  John C. Elbin             44      Vice President, Chief Financial Officer and
                                                Secretary
  Larry H. Dalton           50      Vice President--Manufacturing and
                                                Engineering
  A. Barry Melnkovic        40      Vice President--Human Resources
  Kenneth L. Mills          49      Corporate Accounting Director and
                                                Assistant Secretary
  James M. Cornelius        53      Director
  Paul K. Gaston            63      Director
  Harry Morrison, Ph.D.     60      Director
  Norma J. Oman             50      Director
  John D. Peterson          64      Director
  Thomas E. Reilly, Jr.     57      Director
  Van P. Smith              69      Director

         The following biographies describe the business experience of the directors and executive officers of the Company.

         Douglas W. Huemme has been a director of the Company since 1990. Mr. Huemme has been Chairman, President and Chief Executive Officer of the Company since 1991 and President and Chief Operating Officer of the Company from 1990 to 1991. He is also a director of First Indiana Corporation and The Somerset Group, Inc.

         Robert A. Taylor has been a director of the Company since April, 1997. Mr. Taylor has been Executive Vice President and Chief Operating Officer of the Company since February, 1997. He was Vice President and General Manager--Wood Coatings of the Company from 1994 to 1997. He was Vice President-Specialty and Container Coatings of AKZO Coatings, Inc. from 1992 to 1994 and Managing Director-Southeast Asia of AKZO Coatings, Inc. from 1990 to 1992.

         William C. Dorris has been a director of the Company since 1989. He has been Vice President-Corporate Development of the Company since 1994. He was General Manager of the Company's High Point Division from 1986 to 1994, of the Company's Templeton Division from 1991 to 1994, and of the Company's Dallas Division from 1993 to 1994.

         John C. Elbin has been Vice President, Chief Financial Officer and Secretary of the Company since April, 1997. Mr. Elbin was Senior Vice President and Chief Financial Officer of Pet Incorporated, a New York Stock Exchange packaged food company, from 1990 to 1995.

         Larry H. Dalton has been Vice President-Manufacturing and Engineering of the Company since July, 1994. Mr. Dalton was General Manager of the Company's Indianapolis Division from 1989 to 1994.

         A. Barry Melnkovic has been Vice President-Human Resources of the Company since April, 1996. Mr. Melnkovic was Director--Corporate Employee & Labor Relations and Director--Corporate Compensation and Benefits of Cummins Engine Company, Inc. from August, 1993 to February, 1996. He was Division Human Resource Manager of Ashland Chemical, Inc. from 1990 to 1993.

         Kenneth L. Mills has been Assistant Secretary of the Company since 1983 and Corporate Accounting Director of the Company since October, 1993. Mr. Mills was Treasurer of the Company from 1983 to 1993.

         James M. Cornelius has been a director of the Company since 1996. Mr. Cornelius has been Chairman of the Board of Directors of Guidant Corporation since 1994. He was Vice President of Finance and Chief Financial Officer of Eli Lilly and Company from prior to 1991 to 1995. He is also a director of American United Life Insurance Company and the National Bank of Indianapolis.

         Paul K. Gaston has been a director of the Company since 1996. Mr. Gaston has been a consultant since 1996. He was Chairman of Guardsman Products, Inc. from 1994 to 1996. He was a partner of Warner, Norcross and Judd LLP, attorneys, from 1965 to 1993 and Managing Partner of Warner, Norcross and Judd LLP from 1988 to 1992. He is also a director of Kysor Industrial Corporation.

         Harry Morrison, Ph.D. has been a director of the Company since 1995. Dr. Morrison has been Dean of the School of Science of Purdue University since 1992. He was Head of the Chemistry Department of Purdue University from prior to 1992 to 1992 and a chemical consultant for Great Lakes Chemical Corporation (1991 to 1993) and American Cyanamid (1993).

         Norma J. Oman has been a director of the Company since April, 1997. Mrs. Oman has been President and Chief Executive Officer of Meridian Mutual Insurance Company and Meridian Insurance Group, Inc. since 1991. She is also a director of Meridian Mutual Insurance Company, Meridian Insurance Group, Inc. and Bank One, Indianapolis N. A.

         John D. Peterson has been a director of the Company since 1964. Mr. Peterson has been Chairman of City Securities Corporation, a securities dealer, since prior to 1990. He is also a director of Duke Realty Investments, Inc. and Capital Industries, Inc.

         Thomas E. Reilly, Jr. has been a director of the Company since 1981. Mr. Reilly has been Chairman and Chief Executive Officer of Reilly Industries, Inc., a diversified chemical manufacturing firm, since 1990. He is also a director of First Chicago NBD Corporation.

         Van P. Smith has been a director of the Company since 1985. Mr. Smith has been Chairman of Ontario Corporation, Muncie, Indiana, a manufacturing and service company providing a variety of products and services to the semiconductor, testing laboratory and computer software industries, since prior to 1990. He is also a director of CINergy Corporation, PSI Energy, Inc., Meridian Mutual Insurance Company and Meridian Insurance Group, Inc.

Certain Transactions and Relationships

         As of August 31, 1997, the Company had outstanding borrowings of approximately $231.7 million under the Old Bank Credit Agreement with NBD Bank, N.A., as agent and lender. In connection with the consummation of the Offering, the Company entered into the New Bank Credit Facility with NBD Bank, N.A., as agent and lender, whereby NBD Bank, N.A. has made available to the Company an unsecured $175.0 million revolving credit facility. The net proceeds from the Offering, together with borrowings under the New Bank Credit Facility, were used to repay the outstanding borrowings under the Old Bank Credit Agreement. Thomas
E. Reilly, Jr., a director of the Company, is also a director of First Chicago NBD Corporation, the parent corporation of NBD Bank, N.A. See "Private Placement," "Use of Proceeds" and "Description of Old Debt and New Bank Credit Facility."

              DESCRIPTION OF OLD DEBT AND NEW BANK CREDIT FACILITY

Old Bank Credit Agreement

         In  April,  1996,  the  Company  entered  into  a $300  million  credit agreement (the "Old Bank Credit Agreement") with a group of financial institutions led by NBD Bank, N.A., as agent and lender, to finance the acquisition of Guardsman, to repay existing debt and for general corporate purposes. The Old Bank Credit Agreement provided for up to $175 million and $50 million of borrowings under term notes (the "Facility A Term Notes" and the "Facility B Term Notes," respectively, and collectively, the "Term Notes") and up to $75 million of borrowings under a revolving note (the "Revolving Note"). As of August 31, 1997, $159.6 million, $49.1 million and $23.0 million were outstanding under the Facility A Term Note, the Facility B Term Note and the

Revolving Note, respectively. The outstanding principal of the Term Notes was due in quarterly payments which escalated annually with final payment due November 30, 2003. Interest on the Term Notes was payable quarterly. The outstanding principal of the Revolving Note was due May 31, 2002 and interest was due quarterly. Amounts available under the Revolving Note were limited to a borrowing base, as defined in the Old Bank Credit Agreement. The Term Notes and Revolving Note bore interest, at the Company's option, at (i) the higher of the agent bank's prime rate or the Federal Funds rate plus 50 basis points, or (ii) the London Interbank Offered Rate ("LIBOR") plus 50 to 225 basis points depending on the Company's Leverage Ratio (as defined in the Old Bank Credit Agreement). A commitment fee, ranging from 25 basis points to 50 basis points, was payable on the unused portion of the Revolving Note. Borrowings under the Old Bank Credit Agreement were secured by substantially all the assets of the Company and its subsidiaries. The Company may have voluntarily prepaid all or any portion of the balance outstanding under the Old Bank Credit Agreement at any time, without penalty, except that a prepayment premium would have applied if a LIBOR loan were prepaid on a date other than the end of the interest period specified for such loan.

New Bank Credit Facility

         General. The Company has entered into a Credit Agreement, dated as of October 24, 1997, among a group of commercial bank lenders (the "Lenders") and NBD Bank, N.A., as agent for the Lenders (the "New Credit Agreement"), with respect to the New Bank Credit Facility. The following summary of the principal terms of the New Bank Credit Facility does not purport to be complete and is qualified in its entirety by reference to the provisions of the New Credit Agreement and other related documents.

         Pursuant to the New Credit Agreement, NBD Bank, N.A., as agent (the "Agent"), has agreed to make available to the Company for a five-year period an unsecured $175.0 million revolving credit facility (the "New Bank Credit Facility"), of which (i) $10.0 million will be available for the issuance of standby letters of credit ("L/Cs") and (ii) $15.0 million will be available, in the sole discretion of the Agent, for swingline loans. Borrowings of $133.0 million under the New Bank Credit Facility were used, together with the net proceeds of the Offering, to repay the Term Notes and Revolving Note outstanding under the Old Bank Credit Agreement. In addition, borrowings under the New Bank Credit Facility approximating $12.0 million were used to finance the acquisition of Merckens; however, the Company intends to refinance the entire amount of the Merckens acquisition debt with an unsecured credit facility to be entered into by a foreign Subsidiary of the Company with no credit support from the Company or its other Subsidiaries. Additional borrowings under the New Bank Credit Facility may be used to fund working capital and other general corporate purposes for the Company and its subsidiaries, including permitted acquisitions and investments. The New Bank Credit Facility is not secured and is not guaranteed by the subsidiaries of the Company.

         Interest Rate and Fees. Interest payable on loans made under the New Bank Credit Facility may be fixed at the Company's option at either (i) a fluctuating Base Rate (defined below) or (ii) the Eurodollar Rate (defined below) plus the Applicable Margin (defined below); provided, however, that swingline loans will only bear interest at the Base Rate. The "Base Rate" to be in effect from time to time will be equal to the greater of (x) the then effective prime rate of interest as announced by the Agent or (y) the Federal Funds rate plus 50 basis points. The "Eurodollar Rate" equals the average of the rates offered by the Lenders in the London Interbank Market for deposits in similar amounts and with similar maturities as such Lenders' portion of the New Bank Credit Facility. The "Applicable Margin" ranges from 40 basis points to 100 basis points based on the Company's ratio of total debt to EBITDA (as defined in the Commitment Letter) (the "Leverage Ratio").

         A commitment fee, ranging from 15 basis points to 25 basis points (as determined by reference to the Company's Leverage Ratio) of the average daily unused portion of the New Bank Credit Facility, will be payable quarterly in arrears by the Company until termination of the New Bank Credit Facility. Swingline loans will not constitute usage for purposes of calculating the commitment fee. In addition, in connection with each L/C issued under the New Bank Credit Facility, a fee at the rate of the Applicable Margin on the undrawn stated amount of each L/C will be payable quarterly in arrears by the Company. The Company has also paid a customary up-front fee upon entering into the New Credit Agreement.

         Certain Covenants. The New Credit Agreement governing the New Bank Credit Facility contains customary financial and other restrictive covenants that, among other things, limit the ability of the Company (subject to customary and negotiated exceptions) to (i) incur additional liens or encumbrances, (ii) incur additional debt over $130.0 million (increasing to $150.0 million on May 31, 1999), of which the Notes will initially account for $100.0 million of such additional debt, (iii) make investments and acquisitions in excess of $50.0 million, (iv) prepay debt, including the Notes, (v) engage in certain affiliate transactions, (vi) make certain asset dispositions, and (vii) participate in certain mergers or consolidations.

         Prepayments. The Company may voluntarily prepay all or any portion of the balance outstanding under the New Bank Credit Facility at any time, without penalty, except that a prepayment premium would apply if a Eurodollar loan were prepaid on a date other than the end of the interest period specified for such loan. The New Bank Credit Facility does not contain any mandatory prepayment provisions.

         Voluntary Commitment Reductions. The New Bank Credit Facility's $175.0 million commitment may be reduced by the Company in multiples of $5.0 million at any time without penalty.

         Events of Default. Events of default under the New Bank Credit Facility include, among other things, (i) nonpayment of any amounts due under the New Bank Credit Facility, (ii) nonpayment of principal or interest due under, or any other default under, any other debt of the Company or any of its subsidiaries in an aggregate principal amount in excess of $10.0 million (including the Notes),
(iii) the occurrence of a Change in Control (as defined), (iv) certain events of bankruptcy or insolvency, and (v) the occurrence of one or more material judgments against the Company and its subsidiaries. Change in Control means (a) the acquisition by any person or entity, or two or more persons or entities acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Commission under the Exchange Act) of 331/3% or more of the outstanding shares of Class A Stock or (b) the occurrence, during any period of twelve consecutive months, commencing before or after the date of the New Credit Agreement, of individuals who on the first day of such period were directors of the Company (together with any replacement or additional directors who were nominated or elected by a majority of directors then in office) ceasing to constitute a majority of the Board of Directors of the Company.

                               THE EXCHANGE OFFER

General

         In connection with the sale of the Old Notes, the purchasers thereof became entitled to the benefits of certain registration rights under the Registration Rights Agreement. The Exchange Notes are being offered hereunder in order to satisfy the obligations of the Company under the Registration Rights Agreement. See "Exchange Offer; Registration Rights."

         For each $1,000 principal amount of Old Notes surrendered to the Company pursuant to the Exchange Offer, the holder of such Old Notes will receive $1,000 principal amount of Exchange Notes. Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept all Old Notes properly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer in integral multiples of $1,000 principal amount.

         Under existing interpretations of the staff of the SEC, including Exxon Capital Holdings Corporation, SEC No-Action Letter (available April 13, 1988), the Morgan Stanley Letter and Mary Kay Cosmetics, Inc., SEC No-Action Letter (available June 5, 1991), the Company believes that the Exchange Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act by the respective holders thereof (other than a "Restricted Holder," being (i) a broker-dealer who purchased Old Notes exchanged for such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder is not participating in, and has no arrangement with any person to participate in, the distribution (within the meaning of the Securities Act) of such Exchange Notes. Eligible holders wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes could not rely on the interpretation by the staff of the SEC enunciated in the Morgan Stanley Letter and similar no-action letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

         Each holder of Old Notes who wishes to exchange Old Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including that (i) it is neither an affiliate of the Company nor a broker-dealer tendering Old Notes acquired directly from the Company for its own account, (ii) any Exchange Notes to be received by it are being acquired in the ordinary course of its business, and (iii) it is not participating in, and it has no arrangement with any person to participate in, the distribution (within the meaning of the Securities Act) of the Exchange Notes. Each broker-dealer (a "Participating Broker-Dealer") that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." The staff of the SEC has taken the position in no-action letters issued to third parties including Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of Old Notes) with this Prospectus, as it may be amended or supplemented from time to time. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers to use this Prospectus, as it may be amended or supplemented from time to time, in connection with the resale of such Exchange Notes. See "Plan of Distribution."

         The Exchange Offer shall be deemed to have been consummated upon the earlier to occur of (i) the Company having exchanged Exchange Notes for all outstanding Old Notes (other than Old Notes held by a Restricted Holder) pursuant to the Exchange Offer and (ii) the Company having exchanged, pursuant to the Exchange Offer, Exchange Notes for all Old Notes that have been tendered and not withdrawn on the date that is 30 days following the commencement of the Exchange Offer. In such event, holders of Old Notes seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act.

         As of the date of this Prospectus, $100,000,000 aggregate principal amount of Old Notes are issued and outstanding. In connection with the issuance of the Old Notes, the Company arranged for the Old Notes to be eligible for trading in The Portal Market, the National Association of Securities Dealers' screen-based, automated market for trading of securities eligible for resale under Rule 144A.

         The Company shall be deemed to have accepted for exchange validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. See "--Exchange Agent." The Exchange Agent will act as agent for the tendering holders of Old Notes for the purpose of receiving Exchange Notes from the Company and delivering Exchange Notes to such holders. If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date. Holders of Old Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Fees and Expenses."

         This Prospectus, together with the accompanying Letter of Transmittal, is being sent to all registered holders as of the date of this Prospectus.

Expiration Date; Extensions; Amendments

         The term "Expiration Date" shall mean _______________, 1998 unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the record holders of Old Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time. The Company reserves the right
(i) to delay acceptance of any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Old Notes not previously accepted, if any of the conditions set forth herein under "--Termination" shall have occurred and shall not have been waived by the Company (if permitted to be waived by the Company), by giving oral or written notice of such delay, extension or termination to the Exchange Agent, and (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment. Without limiting the manner in which the Company may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

Interest on the Exchange Notes

         The Notes will bear interest payable semi-annually on June 1 and December 1 of each year, commencing December 1, 1997. Holders of Exchange Notes of record on May 15, 1998 will receive interest on June 1, 1998 from the date of issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Old Notes from the last interest payment date of the Old Notes, December 1, 1997, to the date of exchange thereof. Consequently, assuming the Exchange Offer is consummated prior to the record date in respect of the June 1, 1998 interest payment for the Old Notes, holders who exchange their Old Notes for Exchange Notes will receive the same interest payment on June 1, 1998 that they would have received had they not accepted the Exchange Offer. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

Procedures for Tendering

         To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, or an Agent's Message, together with the Old Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) the certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent along with an Agent's Message prior to the Expiration Date, or
(iii) the Holder must comply with the guaranteed delivery procedures described below. The tender by a holder of Old Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for such holders.

         The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering Old Notes which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Company may enforce such agreement against such participant.

         The method of delivery of Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Letter of Transmittal or Old Notes should be sent to the Company. Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed stock power from the registered holder.

         Any beneficial holder whose Old Notes are registered in the name of such holder's broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on behalf of the beneficial holder. If such beneficial holder wishes to tender directly, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time. If the Letter of Transmittal is signed by the record holder(s) of the Old Notes tendered thereby, the signature must correspond with the name(s) written on the face of the Old Notes without alteration, enlargement or any change whatsoever. If the Letter of Transmittal is signed by a participant in The Depositary Trust Company (the "DTC"), the signature must correspond with the name as it appears on the security position listing as the holder of the Old Notes. Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder (or by a participant in the DTC whose name appears on a security position listing as the owner) who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal and the Exchange Notes are being issued directly to such registered holder (or deposited into the participant's account at the DTC) or (ii) for the account of an Eligible Institution. If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Old Notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Old Notes. If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

         A tender will be deemed to have been received as of the date when the tendering holder's duly signed Letter of Transmittal accompanied by Old Notes (or a timely confirmation received of a book-entry transfer of Old Notes into the Exchange Agent's account at the DTC with an Agent's Message) or a Notice of Guaranteed Delivery from an Eligible Institution is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Old Notes tendered pursuant to a Notice of Guaranteed Delivery by an Eligible Institution will be made only against delivery of the Letter of Transmittal (and any other required documents) and the tendered Old Notes (or a timely confirmation received of a book-entry transfer of Old Notes into the Exchange Agent's account at the DTC with an Agent's Message) with the Exchange Agent.

         All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any conditions of the Exchange Offer or defects or irregularities in tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the Exchange Agent to the tendering holder of such Old Notes unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date. In addition, the Company reserves the right in its sole discretion  to (i)  purchase  or  make  offers  for any Old  Notes  that  remain outstanding subsequent to the Expiration Date, or, as set forth under "--Termination," to terminate the Exchange Offer, and (ii) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

Book-Entry Transfer

         The Exchange Agent will establish an account with respect to the Old Notes at the DTC within two business days after the date of this Prospectus, and any financial institution which is a participant in the DTC may make book-entry delivery of the Old Notes by causing the DTC to transfer such Old Notes into the Exchange, Agent's account in accordance with the DTC's procedure for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the DTC, an Agent's Message must be transmitted to and received by the Exchange Agent on or prior to the Expiration Date at one of its addresses set forth below under "--Exchange Agent," or the guaranteed delivery procedure described below must be complied with. DELIVERY OF DOCUMENTS TO THE DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT. All references in this Prospectus to deposit or delivery of Old Notes shall be deemed to include the DTC's book-entry delivery method.

Guaranteed Delivery Procedures

         Holders who wish to tender their Old Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer on a timely basis and deliver an Agent's Message, may effect a tender if: (i) the tender is made by or through an Eligible Institution; (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Old Notes, the registration number or numbers of such Old Notes (if applicable), and the total principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three business days after the Expiration Date, the Letter of Transmittal, together with the Old Notes in proper form for transfer (or a confirmation of a book-entry transfer into the Exchange Agent's account at the DTC with an Agent's Message) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and (iii) such properly completed and executed Letter of Transmittal, together with the certificate(s) representing all tendered Old Notes in proper form for transfer (or a confirmation of such a book-entry transfer) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the Expiration Date.

Terms and Conditions of the Letter of Transmittal

         The Letter of Transmittal contains, among other things, certain terms and conditions which are summarized below and are part of the Exchange Offer.

         Each holder who participates in the Exchange Offer will be required to represent that any Exchange Notes received by it will be acquired in the ordinary course of its business, that such holder is not participating in, and has no arrangement with any person to participate in, the distribution (within the meaning of the Securities Act) of the Exchange Notes, and that such holder is not a Restricted Holder.

         Old Notes tendered in exchange for Exchange Notes (or a timely confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at the DTC) must be received by the Exchange Agent, with the Letter of Transmittal or an Agent's Message and any other required documents, by the Expiration Date or within the time periods set forth above pursuant to a Notice of Guaranteed Delivery from an Eligible Institution. Each holder tendering the Old Notes for exchange sells, assigns and transfers the Old Notes to the Exchange Agent, as agent of the Company, and irrevocably constitutes and appoints the Exchange Agent as the holder's agent and attorney-in-fact to cause the Old Notes to be transferred and exchanged. The holder warrants that it has full power and authority to tender, exchange, sell, assign and transfer the Old Notes and to acquire the Exchange Notes issuable upon the exchange of such tendered Old Notes, that the Exchange Agent, as agent of the Company, will acquire good and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances, and that the Old Notes tendered for exchange are not subject to any adverse claims when accepted by the Exchange Agent, as agent of the Company. The holder also warrants and agrees that it will, upon request, execute and deliver any additional documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange, sale, assignment and transfer of the Old Notes. All authority conferred or agreed to be conferred in the Letter of Transmittal by the holder will survive the death, incapacity or dissolution of the holder and any obligation of the holder shall be binding upon the heirs, personal representatives, successors and assigns of such holder.

Withdrawal of Tenders

         Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date, unless previously accepted for exchange. To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date and prior to acceptance for exchange thereof by the Company. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including, if applicable, the registration number or numbers and total principal amount of such Old Notes),
(iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to permit the Trustee (as defined) with respect to the Old Notes to register the transfer of such Old Notes into the name of the Depositor withdrawing the tender, (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor, and (v) if applicable because the Old Notes have been tendered pursuant to the book-entry procedures, specify the name and number of the participant's account at the DTC to be credited, if different than that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

Termination

         Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange any Old Notes not theretofore accepted for exchange, and may terminate the Exchange Offer if it determines that the Exchange Offer violates any applicable law or interpretation of the staff of the SEC.

         If the Company determines that it may terminate the Exchange Offer, as set forth above, the Company may (i) refuse to accept any Old Notes and return any Old Notes that have been tendered to the holders thereof, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject to the rights of such holders of tendered Old Notes to withdraw their tendered Old Notes, or (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Old Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, the Company will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Old Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Old Notes, if the Exchange Offer would otherwise expire during such period. Holders of Old Notes will have certain rights against the Company under the Registration Rights Agreement should the Company fail to consummate the Exchange Offer.

Exchange Agent

         Harris Trust and Savings Bank, the trustee under the Indenture, has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

             Facsimile                                By Hand/                           By Registered or
         Transmission Number                     Overnight Delivery                       Certified Mail

  (For Eligible Institutions Only)          Harris Trust and Savings Bank          Harris Trust and Savings Bank
           (212) 701-7636                     c/o Harris Trust Company               c/o Harris Trust Company
                                                     of New York                            of New York
         Confirm Receipt of                        88 Pine Street                          P.O. Box 1010
       Facsimile by Telephone:                       19th Floor                         Wall Street Station
           (212) 701-7624                        New York, NY 10005                   New York, NY 10268-1010

Fees and Expenses

         The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person, by telegraph or telephone. The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

         The other expenses incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees, will be paid by the Company. The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, Exchange Notes or Old Notes not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

         No gain or loss for accounting purposes will be recognized by the Company upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by the Company over the term of the Exchange Notes under generally accepted accounting principles.

                              DESCRIPTION OF NOTES

         The Exchange Notes will be issued and the Old Notes were issued under an indenture, dated as of November 10, 1997 (the "Indenture"), between the Company and Harris Trust and Savings Bank, as Trustee (the "Trustee"). A copy of the Indenture and the form of the Notes are available upon request to the Company at the address set forth under "Available Information." The following summary of certain terms and provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939 and to all the provisions of the Notes and the Indenture, including the definitions therein of certain terms.

         For purposes of this Section, references to the "Company" shall mean Lilly Industries, Inc., excluding its subsidiaries. Capitalized terms used in this Section and not otherwise defined below have the respective meanings assigned to them in the Indenture.

General

         The Notes will be unsecured senior obligations of the Company, limited to $100 million aggregate principal amount, and will mature on December 1, 2007. The Notes will bear interest at the rate per annum shown on the cover page hereof from November 10, 1997, or from the most recent date to which interest has been paid, payable semiannually on June 1 and December 1 of each year, commencing December 1, 1997, to Holders of record at the close of business on the May 15 or November 15 immediately preceding the interest payment date. The Company will pay interest on overdue principal at 1% per annum in excess of such rate, and it will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

         Principal of and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at an office or agency of the Company, one of which will be maintained for such purpose in The City of New York (which initially will be the corporate trust office of the Trustee); provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the Security Register.

         The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge shall be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

         The interest rate on the Notes is subject to increase in certain circumstances (such additional interest being referred to as "Special Interest") if the Company does not file a registration statement relating to an exchange offer for the Notes or, in lieu thereof, a resale shelf registration statement for the Notes on a timely basis, if such registration statement is not declared effective on a timely basis or if certain other conditions are not satisfied, all as further described under "Exchange Offer; Registration Rights." All references herein to interest shall include such Special Interest.

Optional Redemption

         The Notes will be redeemable, at the option of the Company, in whole or in part at any time or from time to time, upon not less than 30 and not more than 60 days' notice as provided in the Indenture, on any date prior to maturity (the "Redemption Date") at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued interest to the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Redemption Date) plus a Make-Whole Premium, if any (the "Redemption Price"). In no event will the Redemption Price ever be less than 100% of the principal amount of the Notes plus accrued interest to the Redemption Date.

         The amount of the Make-Whole Premium with respect to any Note (or portion thereof) to be redeemed will be equal to the excess, if any, of:

         (1) the sum of the present values, calculated as of the Redemption Date, of:

         (a) each interest payment that, but for such redemption, would have been payable on the Note (or portion thereof) being redeemed on each interest payment date occurring after the Redemption Date (excluding any accrued interest for the period prior to the Redemption Date); and

         (b) the principal amount that, but for such redemption, would have been payable at the final maturity of the Note (or portion thereof) being redeemed; over

         (2) the principal amount of the Note (or portion thereof) being redeemed.

         The present values of interest and principal payments referred to in clause (1) above will be determined in accordance with generally accepted principles of financial analysis. Such present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the Redemption Date at a discount rate equal to the Treasury Yield (as defined below) plus 50 basis points.

         The Make-Whole Premium will be calculated by an independent investment banking institution of national standing appointed by the Company; provided, that if the Company fails to make such appointment at least 45 business days prior to the Redemption Date, or if the institution so appointed is unwilling or unable to make such calculation, such calculation will be made by Salomon Brothers Inc or, if such firm is unwilling or unable to make such calculation, by an independent investment banking institution of national standing appointed by the Trustee (in any such case, an "Independent Investment Banker").

         For purposes of determining the Make-Whole Premium, "Treasury Yield" means a rate of interest per annum equal to the weekly average yield to maturity of United States Treasury Notes that have a constant maturity that corresponds to the remaining term to maturity of the Notes, calculated to the nearest 1/12th of a year (the "Remaining Term"). The Treasury Yield will be determined as of the third business day immediately preceding the applicable Redemption Date.

         The weekly average yields of United States Treasury Notes will be determined by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated "H.15(519) Selected Interest Rates" or any successor release (the "H.15 Statistical Release"). If the H.15 Statistical Release sets forth a weekly average yield for United States Treasury Notes having a constant maturity that is the same as the Remaining Term, then the Treasury Yield will be equal to such weekly average yield. In all other cases, the Treasury Yield will be calculated by interpolation, on a straight-line basis, between the weekly average yields on the United States Treasury Notes that have a constant maturity closest to and greater than the Remaining Term and the United States Treasury Notes that have a constant maturity closest to and less than the Remaining Term (in each case as set forth in the H.15 Statistical Release). Any weekly average yields so calculated by interpolation will be rounded to the nearest 1/100th of 1%, with any figure of 1/200th of 1% or above being rounded upward. If weekly average yields for United States Treasury Notes are not available in the H.15 Statistical Release or otherwise, then the Treasury Yield will be calculated by interpolation of comparable rates selected by the Independent Investment Banker.

         Any notice to the Holders of Notes of such a redemption need not set forth the redemption price of such Notes but need only set forth the calculation thereof as described in the immediately preceding paragraph. The redemption price, calculated as aforesaid, shall be set forth in an Officers' Certificate delivered to the Trustee no later than two business days prior to the Redemption Date.

         In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

Ranking

         The Notes will be senior unsecured obligations of the Company, will rank pari passu in right of payment with all existing and future senior debt of the Company and will be senior in right of payments to all future subordinated debt of the Company. As of August 31, 1997, after giving effect to the Offering, borrowings under the New Bank Credit Facility in connection with the Offering and the application of the estimated net proceeds therefrom, the Company would have had approximately $231.9 million of consolidated debt outstanding(excluding unused commitments under the Senior Credit Facility and outstanding letters of credit). None of the Company's debt as of such date, after giving such effect, would have been subordinated to the Notes.

         A substantial portion of the Company's operating income and cash flow is generated by its subsidiaries. As a result, funds necessary to meet the Company's debt service obligations are provided in part by distributions or advances from its subsidiaries. Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of the Company's subsidiaries, could limit the Company's ability to obtain cash from its subsidiaries for the purpose of meeting its debt service obligations, including the payment of principal and interest on the Notes. In addition, to the extent that amounts paid by the Company's foreign Subsidiaries to the Company as dividends have been subject to foreign tax at a rate that is less than the then-prevailing U.S. corporate tax rate, additional U.S. tax generally will be imposed on the Company.

         All existing and future debt and other liabilities of the Company's Subsidiaries, including the claims of trade creditors and claims of preferred stockholders, if any, of such Subsidiaries, will be effectively senior to the Notes. The total balance sheet liabilities of the Company's Subsidiaries after giving effect to the application of the estimated net proceeds from the Offering and the refinancing of the Merckens acquisition debt at the Subsidiary level, as of August 31, 1997, would have been approximately $49.2 million (excluding outstanding letters of credit). The Company and its Subsidiaries have other liabilities, including contingent liabilities, which may be significant. The Notes also will be effectively subordinated to any secured debt of the Company to the extent of the value of the assets securing such debt. The Company would have had no secured debt after giving effect to the Offering, borrowings under the New Bank Credit Facility in connection with the Offering and the application of the estimated net proceeds therefrom. Although the Indenture contains limitations on the amount of additional Debt which the Company and the Restricted Subsidiaries may Incur, the amounts of such Debt could be substantial and, in any case, a significant portion of such Debt may be Debt of Subsidiaries of the Company or secured Debt (which will be effectively senior in right of payment to the Notes). In addition, such limitations on the Incurrence of Debt no longer apply to the Company and the Restricted Subsidiaries once the Company reaches Investment Grade Status, notwithstanding that the Company may later cease to have an Investment Grade Rating. See "--Certain Covenants--Limitation on Debt."

Book-Entry, Delivery and Form

         The Notes sold will initially be issued in the form of one or more Global Notes. The Global Notes will be deposited with, or on behalf of, the Depository and registered in the name of the Depository or its nominee. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to the Depository or another nominee of the Depository. Investors may hold their beneficial interests in the Global Notes directly through the Depository if they have an account with the Depository or indirectly through organizations which have accounts with the Depository.

         The Depository has advised the Company as follows: The Depository is a limited-purpose trust company and organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities of institutions that have accounts with the Depository ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly (collectively, the "indirect participants"). Holders who are not participants may own securities held by or on behalf of the Depository only through participants or indirect participants.

         Upon the issuance of the Global Notes, the Depository will credit, on its book-entry registration and transfer system, the principal amount of the Notes represented by such Global Notes to the accounts of participants. The accounts to be credited upon issuance shall be designated by the Initial Purchasers of such Notes. Ownership of beneficial interests in the Global Notes will be limited to participants or persons that may hold interests through participants. Any person acquiring an interest in a Global Note through an offshore transaction in reliance on Regulation S may hold such interest through Euroclear or Cedel. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository (with respect to participants' interest) and such participants (with respect to the owners of beneficial interests in the Global Notes other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Notes.

         So long as the Depository, or its nominee, is the registered holder and owner of the Global Notes, the Depository or such nominee, as the case may be, will be considered the sole legal owner and holder of the related Notes for all purposes of such Notes and the Indenture. Except as set forth below, owners of beneficial interests in the Global Notes will not be entitled to have the Notes represented by the Global Notes registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owners or holders of any Notes under the Global Notes. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in the Global Notes desires to take any action that the Depository, as the holder of the Global Note, is entitled to take, the Depository would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

         Payment of principal of and interest on Notes represented by the Global Notes registered in the name of and held by the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Notes.

         The Company expects that the Depository or its nominee, upon receipt of any payment of principal of or interest on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of the Depository or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Notes for any Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depository and its participants or the relationship between such participants and the owners of beneficial interests in the Global Notes owning through such participants.

         Unless and until it is exchanged in whole or in part for certificated Notes in definitive form, the Global Notes may not be transferred except as a whole by the Depository to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository.

         Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

         The Notes represented by the Global Notes are exchangeable for certificated Notes in definitive form of like tenor as such Notes in denominations of U.S. $1,000 and integral multiples thereof if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for the Global Notes or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act and a successor Depository is not appointed by the Company within 90 days, (ii) the Company in its discretion at any time determines not to have all of the Notes represented by the Global Notes or (iii) an Event of Default has occurred and is continuing. Any Note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated Notes issuable in authorized denominations and registered in such names as the Depository shall direct. Subject to the foregoing, the Global Notes are not exchangeable, except for Global Notes of the same aggregate denomination to be registered in the name of the Depository or its nominee. In addition, such certificates will bear the legend referred to under "Notice to Investors" (unless the Company determines otherwise in accordance with applicable law) subject, with respect to such Notes, to the provisions of such legend.

Same-Day Payment

         The Indenture will require that payments in respect of Notes (including principal and interest) be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. The Notes will clear in the Depository's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Notes that is effected through the Depository will therefore be required by the Depository to settle in immediately available funds.

Certain Covenants

         The Indenture will not contain provisions which would give Holders of Notes the right to require the Company to repurchase their Notes in the event of a decline in the credit rating of the Company's debt securities or a change of control of the Company.
The Indenture does contain the following covenants, among others:

         Limitation on Debt. The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt unless, after giving pro forma effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and either such Debt is (a) Debt of the Company, provided that, after giving pro forma effect to the Incurrence of such Debt and the application of the proceeds thereof, the Consolidated Interest Coverage Ratio would be greater than 2.00 to 1.00, (b) Debt of the Company evidenced by the Notes or (c) Permitted Debt of the Company or any Restricted Subsidiary.

         The term "Permitted Debt" will be defined to include the following:

         (a) Debt of the Company under the Credit Facility, provided that the aggregate principal amount of all such Debt under the Credit Facility, together with all Permitted Refinancing Debt Incurred in respect of Debt previously Incurred pursuant to this clause (a), at any one time outstanding shall not exceed the greater of (i) $175.0 million and (ii) the sum of amounts equal to
(x) 65% of the book value of the inventory of the Company and the Restricted Subsidiaries and (y) 85% of the book value of the accounts receivables of the Company and the Restricted Subsidiaries, in each case as of the end of the most recent fiscal quarter of the Company ending at least 45 prior to the date of determination;

         (b) Capital Expenditure Debt, provided that (i) the aggregate principal amount of such Debt does not exceed the fair market value (on the date of the Incurrence thereof) of the Property acquired, constructed or leased and (ii) the aggregate principal amount of all Debt Incurred pursuant to this clause (b), together with all Permitted Refinancing Debt Incurred in respect of Debt previously Incurred pursuant to this clause (b), during any calendar year does not exceed $25 million (the "Base Amount"), provided that, to the extent not all the Base Amount is utilized to Incur such Debt in such year, up to 50% of such Base Amount may be carried forward to the immediately subsequent year, provided further that any such carried-forward amount shall not be carried forward beyond such immediately subsequent year and, with respect to such immediately subsequent year, shall be utilized only after all the Base Amount for such year has been utilized;

         (c) Debt of the Company owing to and held by any Wholly Owned Subsidiary and Debt of a Restricted Subsidiary owing to and held by the Company or any Wholly Owned Subsidiary; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of any such Debt (except to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof;

         (d) Debt of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Subsidiary of the Company or was otherwise acquired by the Company), provided that at the time such Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary and after giving pro forma effect to the Incurrence of such Debt, the Company would have been able to Incur $1.00 of additional Debt pursuant to clause (a) of the immediately preceding paragraph;

         (e) Debt under Interest Rate Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting interest rate risk in the ordinary course of the financial management of the Company or such Restricted Subsidiary and not for speculative purposes, provided that the obligations under such agreements are directly related to payment obligations on Debt otherwise permitted by the terms of this covenant;

         (f) Debt under Currency Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting currency exchange rate risks directly related to transactions entered into by the Company or such Restricted Subsidiary in the ordinary course of business and not for speculative purposes;

         (g) Debt in connection with one or more standby letters of credit or performance bonds issued by the Company in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

         (h) Debt outstanding on the Issue Date not otherwise described in clauses (a) through (g) above;

         (i) Debt (other than Debt permitted by clause (a) or (b) of the immediately preceding paragraph or the other clauses of this paragraph) in an aggregate principal amount outstanding at any one time not to exceed $45.0 million;

         (j) Debt under a local currency credit facility entered into to finance the acquisition of the Foreign Company contemplated by the letter of intent dated August 28, 1997, between the Company and the other parties thereto, provided that the aggregate principal amount outstanding, together with all Permitted Refinancing Debt Incurred in respect of Debt previously Incurred pursuant to this clause (j), at any one time not to exceed $15.0 million; and

         (k) Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (a) or (b) of the immediately preceding paragraph and clauses
(a), (b),  (d), (h) or (j) of this  paragraph,  subject,  in the case of clauses
(a), (b) and (j) of this paragraph, to the limitations set forth in the respective provisos thereto.

         Notwithstanding the immediately foregoing two paragraphs, the Company shall not Incur any Permitted Debt if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Debt shall be subordinated to the Notes to at least the same extent as such Subordinated Obligations.

         The foregoing covenant will be applicable to the Company and the Restricted Subsidiaries unless the Company reaches Investment Grade Status. After the Company has reached Investment Grade Status, and notwithstanding that the Company may later cease to have an Investment Grade Rating from either or both of the Rating Agencies, the Company and the Restricted Subsidiaries will be released from their obligations to comply with the foregoing covenant.

         Limitation on Liens. The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or otherwise cause or suffer to exist or become effective any Liens of any kind upon any Principal Property or any Capital Stock or Debt of any Restricted Subsidiary (whether such Principal Property, Capital Stock or Debt are now owned or hereafter acquired), or any interest therein or any increase or profits therefrom, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with (or prior to) the obligations so secured, except in the case of Permitted Liens or as provided under "--Exempted Debt" below.

         Limitation on Sale and Leaseback Transactions. The Indenture will provide that, except as provided under "--Exempted Debt" below, the Company will not, and will not permit any Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction with respect to any Principal Property unless either (a) the Company or such Restricted Subsidiary would be entitled, pursuant to the provisions of the Indenture, to Incur Debt secured by a Lien on the Property to be leased in an amount equal to the Attributable Debt with respect to such transaction without equally and ratably securing the Notes, or (b) the Company, within 180 days after the effective date of such transaction, applies to the voluntary retirement of its Funded Debt an amount equal to the value of such transaction, defined as the greater of the net proceeds of the sale of the Property leased in such transaction or the fair value, in the opinion of the Company's Board of Directors, of the leased Property at the time such transaction was entered into.

         Exempted Debt. Notwithstanding the foregoing limitations on Liens and Sale and Leaseback Transactions, the Company and its Restricted Subsidiaries may issue, assume or guarantee Debt secured by a Lien without securing the Notes, or may enter into Sale and Leaseback Transactions without retiring Funded Debt, or enter into a combination of such transactions, if the sum of (x) the principal amount of such Debt or the Attributable Debt in respect of such Sale and Leaseback Transaction, as the case may be, and (y) the principal amount of all other such Debt and all other Attributable Debt in respect of Sale and Leaseback Transactions then outstanding, does not exceed 15% of the Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries as shown in the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter ending at least 45 days prior to the date of determination.

         Merger and Consolidation. The Indenture will provide that the Company, without the consent of the Holders of any of the outstanding Notes, may consolidate or amalgamate with or merge into any other Person or convey, transfer, lease or otherwise dispose of its Property substantially as an entirety to any Person or may permit any Person to consolidate or amalgamate with or merge into, or convey, transfer, lease or otherwise dispose of its Property substantially as an entirety to, the Company; provided, however, that
(a) the successor, transferee or lessee is organized under the laws of any United States jurisdiction; (b) the successor, transferee or lessee, if other than the Company, expressly assumes the Company's obligations under the Indenture and the Notes by means of a supplemental indenture entered into with the Trustee; (c) immediately before and after giving effect to the transaction on a pro forma basis, no Default shall have occurred and be continuing; and (d) certain other conditions are met.

         Under any consolidation or amalgamation by the Company with, or merger by the Company into, any other Person or any conveyance, transfer, lease or other disposition of the Property of the Company substantially as an entirety as described in the preceding paragraph, the successor resulting from such consolidation or amalgamation or into which the Company is merged or the transferee or lessee to which such conveyance, transfer, lease or disposition is made, will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and thereafter, except in the case of a conveyance, transfer, lease or disposition, the predecessor (if still in existence) will be released from its obligations and covenants under the Indenture and the Notes.

         Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors may designate any Subsidiary of the Company to be an Unrestricted Subsidiary if (a) the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary, (b) the Subsidiary to be so designated is not obligated under any Debt, Lien or other obligation that, if in default, would result (with the passage of time or notice or otherwise) in a default on any Debt of the Company or of any Restricted Subsidiary and (c) either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) such designation is effective immediately upon such entity becoming a Subsidiary of the Company. Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if (A) such Subsidiary is a Subsidiary of a Restricted Subsidiary (other than a Wholly Owned Subsidiary) or (B) either of the requirements set forth in clauses (x) and (y) of the immediately following paragraph will not be satisfied after giving pro forma effect to such classification. Except as provided in the first sentence of this paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

         The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation, (x) subject to the last paragraph of the covenant described under "--Limitation of Debt," the Company could Incur at least $1.00 of additional Debt pursuant to clause (a) of the first paragraph of such covenant and (y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

         Any such designation or redesignation by the Board of Directors will be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation or redesignation and an Officers' Certificate (a) certifying that such designation or redesignation complies with the foregoing provisions and (b) giving the effective date of such designation or redesignation, such filing with the Trustee to occur within 45 days after the end of the fiscal quarter of the Company in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of the Company's fiscal year, within 90 days after the end of such fiscal year).

Events of Default

         An Event of Default will be defined in the Indenture to be a (i) failure to pay any interest upon any of the Notes for 30 days or more after such payment is due, (ii) failure to pay the principal of any of the Notes when due,
(iii) failure to comply with the covenant described above under "-Certain Covenants-Merger and Consolidation", (iv) failure to comply with any other covenants in the Indenture which will not have been remedied by the end of a period of 60 days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the outstanding Notes, (v) acceleration of, or failure by the Company or any Restricted Subsidiary to pay when due, the principal of any Debt for money borrowed of the Company or any Restricted Subsidiary having an aggregate principal amount at the time in excess of $10.0 million or its foreign currency equivalent at such time, if such acceleration is not annulled, or such Debt is not discharged, by the end of a period of 10 days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the outstanding Notes (the "cross acceleration provision"), (vi) any judgement or judgements for the payment of money in an uninsured aggregate amount in excess of $10.0 million or its foreign currency equivalent at the time shall be rendered against the Company or any Restricted Subsidiary and shall not be waived, satisfied or discharged for any period of 30 consecutive days during which a stay of enforcement shall be in effect (the "judgement default provision") or (vii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions").

         The Indenture will provide that if an Event of Default (other than of a type referred to in clause (vii) of the preceding paragraph with respect to the Company) shall have occurred and is continuing, either the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the principal amount of all Notes to be immediately due and payable. Such declaration may be rescinded if certain conditions are satisfied. If an Event of Default of the type referred to in clause (vii) of the preceding paragraph shall have occurred with respect to the Company, the principal amount of the outstanding Notes shall automatically become immediately due and payable.

         The Indenture will also provide that the Holders of not less than a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, provided that such direction is not in conflict with any rule of law or with the Indenture. The Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

         The Indenture will contain provisions entitling the Trustee, subject to the duty of the Trustee during the continuance of an Event of Default to act with the required standard of care, to be indemnified by the Holders of Notes before proceeding to exercise any right or power under the Indenture at the request of the Holders of Notes.

         No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless (i) such Holder shall have previously given to the Trustee written notice of a continuing Event of Default, (ii) the Holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee and (iii) the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a Note for enforcement of payment of the principal of or interest on such Note on or after the respective due dates expressed in such Note.

         The Indenture will require the Company to file annually with the Trustee a certificate, executed by two designated officers of the Company, stating that to their knowledge the Company is not in default under the terms, provisions and conditions of the Indenture or, if such officers have knowledge that the Company is in such default, specifying such default.

Amendments and Waivers

         Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected thereby, no amendment may, among other things, (i) reduce the amount of Notes whose Holders must consent to an amendment or waiver, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "-Optional Redemption" above, (v) make any Note payable in a place or in money other than that stated in the Note, (vi) impair the right of any Holder of the Notes to receive payment of principal of and interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes or (vii) make any change in the amendment or waiver provisions which require each Holder's consent.

         Without the consent of any Holder of the Notes, the Company and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any Holder of the Notes or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

         The consent of the Holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

         After an amendment under the Indenture becomes effective, the Company is required to mail to Holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Transfer

         The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. The Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Defeasance

         The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under the covenants described under "-Certain Covenants" (other than the covenant described under "-Certain Covenants-Merger and Consolidation"), the operation of the cross acceleration provision, the judgement default provision and the bankruptcy provisions with respect to Significant Subsidiaries described under "-Events of Default" above and the limitations contained in clauses (c) and (d) under "-Certain Covenants-Merger and Consolidation" above ("covenant defeasance").

         The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (v), (vi) or (vii) (with respect only to Significant Subsidiaries) under "-Events of Default" above or because of the failure of the Company to comply with clause (c) or (d) under "-Certain Covenants-Merger and Consolidation" above.

         In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

         Harris Trust and Savings Bank is to be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

         The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

Governing Law

         The Indenture and the Notes will be governed by the internal laws of the State of New York without reference to principles of conflicts of law.

Certain Definitions

         "Asset Sale" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (a) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares) or (b) any other assets of the Company or any Restricted
Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary (other than, in the case of clauses (a) and (b) above, (i) any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary and (ii) any disposition effected in compliance with the first paragraph of the covenant described under "-Certain Covenants-Merger and Consolidation").

         "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at any date of determination, (a) if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of "Capital Lease Obligation" and (b) in all other instances, the present value (discounted at the interest rate borne by the Notes, compounded annually), of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

         "Average Life" means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing (a) the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (b) the sum of all such payments.

         "Capital Expenditure Debt" means Debt Incurred by any Person to finance a capital expenditure so long as (a) such capital expenditure is or should be included as an addition to "Property and Equipment" in accordance with GAAP and
(b) such Debt is Incurred within 180 days of the date such capital expenditure is made.

         "Capital Lease Obligation" means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP and the amount of Debt represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of "-Certain Covenants-Limitation on Liens", a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

         "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible or exchangeable into such equity interest.

         "Capital Stock Sale Proceeds" means the aggregate Net Cash Proceeds received by the Company from the issue or sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries for the benefit of their employees) by the Company of any class of its Capital Stock (other than Disqualified Stock) after the Issue Date.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Consolidated Interest Coverage Ratio" means, as of any date of determination, the ratio of (a) the aggregate amount of EBITDA for the most recent four consecutive fiscal quarters ending at least 45 days prior to such determination date to (b) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (i) if the Company or any Restricted Subsidiary has Incurred any Debt since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Incurrence of Debt, or both,
Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Debt as if such Debt had been Incurred on the first day of such period and the discharge of any other Debt repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Debt as if such discharge had occurred on the first day of such period, (ii) if since the beginning of such period the Company or any Restricted Subsidiary shall have repaid, repurchased, legally defeased or otherwise discharged any Debt with Capital Stock Sale Proceeds, Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such discharge as if such discharge had occurred on the first day of such period, (iii) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Sale or if the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Asset Sale, or both, EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the Property which is the subject of such Asset Sale for such period, or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period, in either case as if such Asset Sale had occurred on the first day of such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Debt of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Sale, as if such Asset Sale had occurred on the first day of such period (or, if the Capital Stock of any Restricted Subsidiary is sold, by an amount equal to the Consolidated Interest Expense for such period directly attributable to the Debt of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale), (iv) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of Property, including any acquisition of Property occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Debt) as if such Investment or acquisition occurred on the first day of such period and
(v) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Sale, Investment or acquisition of Property that would have required an adjustment pursuant to clause (iii) or (iv) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Sale or Investment occurred on the first day of such period. For purposes of this definition, pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months).

         "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Company or its Restricted Subsidiaries, (a) interest expense attributable to capital leases, (b) amortization of debt discount and debt issuance cost, including commitment fees, (c) capitalized interest, (d) non-cash interest expense, (e) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (f) net costs associated with Hedging Obligations (including amortization of fees),
(g)  Redeemable  Dividends,  (h)  Preferred  Stock  dividends  in respect of all

Preferred Stock of Restricted Subsidiaries held by Persons other than the Company or a Wholly Owned Subsidiary, (i) interest incurred in connection with Investments in discontinued operations, (j) interest accruing on any Debt of any other Person to the extent such Debt is Guaranteed by the Company or any Restricted Subsidiary and (k) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Debt Incurred by such plan or trust.

         "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income (a) any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that (i) subject to the exclusion contained in clause (d) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (c) below) and (ii) the Company's equity in a net loss of any such Person other than an Unrestricted Subsidiary for such period shall be included in determining such Consolidated Net Income, (b) any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Company, except that
(i) subject to the exclusion contained in clause (c) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause) and (ii) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income, (c) any gain (but not loss) realized upon the sale or other disposition of any Property of the Company or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business, (d) any extraordinary gain or loss, (e) the cumulative effect of a change in accounting principles and (f) any non-cash compensation expense realized for grants of performance shares, stock options or other stock award to officers, directors and employees of the Company or any Restricted Subsidiary.

         "Consolidated Net Tangible Assets" means, as of any date of determination, the total amount of assets (less applicable reserves and other properly deductible items) after deducting (1) all current liabilities (excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined and excluding all intercompany items between the Company and any Restricted Subsidiary or between Restricted Subsidiaries), (2) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as determined in accordance with GAAP, (3) the excess of cost over fair market value of assets or businesses acquired, (4) any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of the Company immediately preceding the Issue Date as a result of a change in the method of valuation in accordance with GAAP, (5) minority interests in consolidated Subsidiaries held by Persons other than the Company or any Restricted Subsidiary, (6) treasury stock, (7) cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities, and (8) Investments in and assets of Unrestricted Subsidiaries.

         "Consolidated Net Worth" means the excess of assets over liabilities of the Company and its consolidated Subsidiaries, plus Minority Interests, as determined from time to time in accordance with GAAP.

         "Credit Facility" means, with respect to the Company or any Restricted Subsidiary, one or more debt or commercial paper facilities with banks or other institutional lenders (including the New Bank Credit Facility) providing for revolving credit loans, terms loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory) or trade letters of credit.

         "Currency Agreement" means, in respect of any Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

         "Debt" means, with respect to any Person on any date of determination (without duplication), (a) the principal of and premium (if any) in respect of
(i) debt of such Person for money borrowed and (ii) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person; (c) all obligations of such Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (e) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends); (f) all obligations of the type referred to in clauses (a) through (e) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee; (g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such Property or the amount of the obligation so secured; and (h) to the extent not otherwise included in this definition, Hedging Obligations of such Person. The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

         "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

         "Disqualified Stock" means, with respect to any Person, Redeemable Stock of such Person as to which (i) the maturity, (ii) mandatory redemption or
(iii) redemption, conversion or exchange at the option of the holder thereof occurs, or may occur, on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that Redeemable Stock of such Person that would not otherwise be characterized as Disqualified Stock under this definition shall not constitute Disqualified Stock if such Redeemable Stock is convertible or exchangeable into Debt solely at the option of the issuer thereof.

         "EBITDA" means, for any period, an amount equal to, for the Company and its consolidated Restricted Subsidiaries, (a) the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period: (i) the provision for taxes based on income or profits or utilized in computing net loss, (ii) Consolidated Interest Expense, (iii) depreciation, (iv) amortization of intangibles and (v) any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period), minus (b) all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period). Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

         "Exchange Act" means the Securities Exchange Act of 1934.

         "Funded Debt" means all Debt of the Company and its Restricted Subsidiaries with a Stated Maturity more than one year after, or which is renewable or extendable at the option of the Company for a period ending more than one year after, the date as of which Funded Debt is being determined.

         "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board, (iii) such other statements by such other entity as approved by a significant segment of the accounting profession and (iv) the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

         "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

         "Hedging Obligation" of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement or any other similar agreement or arrangement.

         "Holder" or "Noteholder" means the Person in whose name a Note or an Exchange Note is registered on the Registrar's books.

         "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that solely for purposes of determining compliance with "-Certain Covenants-Limitation on Debt", amortization of debt discount shall not be deemed to be the Incurrence of Debt, provided that in the case of Debt sold at a discount, the amount of such Debt Incurred shall at all times be the aggregate principal amount at Stated Maturity.

         "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in interest rates.

         "Investment" by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its fair market value at the time of such Investment.

         "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P.

         "Investment Grade Status" shall be deemed to have been reached on the date that the Notes have an Investment Grade Rating from both Rating Agencies.

         "Issue Date" means the date on which the Notes are originally issued.

         "Lien" means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, security interest, encumbrance, hypothecation, assignment, deposit arrangement, lien, charge or adverse claim affecting title or resulting in an encumbrance against Property (including any Capital Lease Obligation, conditional sale or other title retention agreement or lease in the nature thereof or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by another Person of Property leased to such Person under a lease that is not in the nature of a Capital Lease Obligation, conditional sale or title retention agreement).

         "Minority Interest" means any Capital Stock of a Subsidiary of the Company that is not owned by the Company or another such Subsidiary.

         "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

         "Net Cash Proceeds" means, with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance or sale, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

         "Permitted Liens" means:

         (a) Liens to secure Debt permitted to be Incurred under clause (b) of the second paragraph of the covenant described under "-Certain Covenants-Limitation on Debt", provided that any such Lien may not extend to any Property of the Company or any Restricted Subsidiary, other than the Property acquired, constructed or leased with the proceeds of such Debt and any improvements or accessions to such Property;

         (b) Liens for taxes, assessments or governmental charges or levies on the Property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

         (c) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens on the Property of the Company or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations which are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

         (d) Liens on the Property of the Company or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Company and the Restricted Subsidiaries taken as a whole;

         (e) Liens on Property at the time the Company or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any Restricted Subsidiary; provided further, however, that such Liens shall not have been Incurred in anticipation or in connection with the transaction or series of transactions pursuant to which such Property was acquired by the Company or any Restricted Subsidiary;

         (f) Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any other Restricted Subsidiary which is not a direct Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;

         (g) pledges or deposits by the Company or any Restricted Subsidiary under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Company, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

         (h)   utility   easements,   building   restrictions   and  such  other
encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

         (i) Liens existing on the Issue Date not otherwise described in clauses
(a) through (h) above; or

         (j) Liens on the Property of the Company or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (a), (e), (f) or (i) above; provided, however, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of (i) the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (a), (e), (f) or (i) above, as the case may be, at the time the original Lien became a Permitted Lien under the Indenture and (ii) an amount necessary to pay any premiums, fees and other expenses incurred by the Company in connection with such Refinancing.

         "Permitted Refinancing Debt" means any Debt that Refinances any other Debt, including any successive Refinancings, so long as (a) such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of (i) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced and (ii) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing, (b) the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced, (c) the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced and (d) the new Debt shall not be senior in right of payment to the Debt that is being Refinanced; provided, however, that Permitted Refinancing Debt shall not include (x) Debt of a Subsidiary that Refinances Debt of the Company or (y) Debt of the Company or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

         "Person" means any individual, corporation, partnership, company (including any limited liability company), joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

         "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

         "principal" of the Notes means the principal amount of the Notes plus the premium, if any, on the Notes.

         "Principal Property" means any Property owned or leased by the Company or any Subsidiary of the Company, the gross book value of which exceeds one percent of Consolidated Net Worth.

         "Property" means, with respect to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under GAAP.

         "Rating Agencies" mean Moody's and S&P.

         "Redeemable Dividend" means, for any dividend with respect to Redeemable Stock, the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Redeemable Stock.

         "Redeemable Stock" means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or (c) is convertible or exchangeable for Debt or Disqualified Stock.

         "Refinance" means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Debt, in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

         "Restricted Subsidiary" means (a) any Subsidiary of the Company after the Issue Date unless such Subsidiary shall have been designated an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under "--Certain Covenants-Designation of Restricted and Unrestricted Subsidiaries" and (b) an Unrestricted Subsidiary which is redesignated as a Restricted Subsidiary as permitted pursuant to the covenant described under "--Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries".

         "S&P" means Standard & Poor's Ratings Service or any successor to the rating agency business thereof.

         "Sale and Leaseback Transaction" means any arrangement with any Person (other than the Company or any Restricted Subsidiary) providing for the leasing by the Company or a Restricted Subsidiary of any Property owned by the Company or such Restricted Subsidiary (except for leases for a term of not more than three years), which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such person on the security of such Property more than 365 days after the acquisition thereof or the completion of construction and commencement of full operation thereof.

         "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

         "Stated Maturity" means, with respect to any security or any installment of interest thereon, the date specified in such security as the fixed date on which the principal of such security or such installment of interest is due and payable.

         "Subordinated Obligation" means any Debt of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect.

         "Subsidiary," in respect of any Person, means (i) any Person of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the Subsidiaries of that Person or a combination thereof, and (ii) any partnership, joint venture or other Person in which such Person or one or more of the Subsidiaries of that Person or a combination thereof has the power to control by contract or otherwise the board of directors or equivalent governing body or otherwise controls such entity.

         "Unrestricted Subsidiary" means (a) any Subsidiary of the Company in existence on the Issue Date that is not a Restricted Subsidiary; (b) any Subsidiary of an Unrestricted Subsidiary; and (c) any Subsidiary of the Company that is designated after the Issue Date as an Unrestricted Subsidiary as permitted pursuant to the covenant described under "--Certain Covenants-Designation of Restricted and Unrestricted Subsidiaries" and not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto.

         "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

         "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

         "Wholly Owned Subsidiary" means, at any time, a Restricted Subsidiary all the Voting Stock of which (other than directors' qualifying shares) is at such time owned by the Company or one or more other Wholly Owned Subsidiaries.

                       EXCHANGE OFFER; REGISTRATION RIGHTS

         The Company agreed pursuant to a registration rights agreement (the "Registration Rights Agreement") with the Initial Purchasers, for the benefit of the Holders of the Old Notes, that the Company will, at its cost, (a) not later than 90 days after the date of original issuance of the Old Notes, file a registration statement (the "Exchange Offer Registration Statement") with the Commission with respect to a registered offer to exchange the Old Notes for Exchange Notes having terms substantially identical in all material respects to the Old Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions) and (b) cause the Exchange Offer Registration Statement to be declared effective under the Securities Act not later than 150 days after the date of original issuance of the Old Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer the Exchange Notes in exchange for surrender of the Old Notes (the
"Exchange Offer"). The Company will keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the Holders of the Old Notes. For each Old Note surrendered to the Company pursuant to the Exchange Offer, the Holder of such Old Note will receive an Exchange Note having a principal amount equal to that of the surrendered Old Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Old Note surrendered in exchange therefor or, if no interest has been paid on such Old Note, from the date of its original issue. Under existing Commission interpretations, the Exchange Notes would be freely transferable by Holders of the Exchange Notes other than affiliates of the Company after the Exchange Offer without further registration under the Securities Act if the Holder of the Exchange Notes represents that it is acquiring the Exchange Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that it is not an affiliate of the Company, as such terms are interpreted by the Commission, provided that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Exchange Offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to Exchange Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes.

         A Holder of Old Notes (other than certain specified Holders) who wishes to exchange such Old Notes for Exchange Notes in the Exchange Offer will be required to represent that any Exchange Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an "affiliate" of the Company, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

         In the event that (i) applicable interpretations of the staff of the Commission do not permit the Company to effect such a Exchange Offer, (ii) for any other reason the Exchange Offer Registration Statement is not declared effective within 150 days after the date of the original issuance of the Old Notes or the Exchange Offer is not consummated within 180 days after the original issuance of the Notes, (iii) the Initial Purchasers so request with respect to Old Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer, or (iv) any Holder of Old Notes (other than an Initial
Purchaser) is not eligible to participate in the Exchange Offer or does not receive freely tradeable Exchange Notes in the Exchange Offer other than by reason of such Holder being an affiliate of the Company (it being understood that the requirement that a Participating Broker-Dealer deliver the prospectus contained in the Exchange Offer Registration Statement in connection with sales of Exchange Notes shall not result in such Exchange Notes being not "freely tradeable"), the Company will, at its cost, (a) as promptly as practicable, file a resale Shelf Registration Statement (the "Shelf Registration Statement") covering resales of the Old Notes or the Exchange Notes, as the case may be, (b) cause the Shelf Registration Statement to be declared effective under the Securities Act, and (c) use its best efforts to keep the Shelf Registration Statement effective until two years after its effective date. The Company will, in the event a Shelf Registration Statement is filed, among other things, provide to each Holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes or the Exchange Notes, as the case may be. A Holder selling such Old Notes or Exchange Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such Holder (including certain indemnification obligations). The Company shall be deemed not to have used its best efforts to keep the Shelf Registration Statement effective if it voluntarily takes any action that would result in Holders of securities covered thereby not being able to offer and sell such securities, unless (i) such action is required by applicable law or (ii) such action is taken by the Company in good faith and for valid business reasons (not including avoidance of the Company's obligations under the Registration Rights Agreement), including the acquisition or divestiture of assets, so long as the Company promptly thereafter complies with the requirements of the Registration Rights Agreement to file certain amendments and other documents, if applicable.

         If (a) on or prior to the 90th day following the date of original issuance of the Old Notes, neither the Exchange Offer Registration Statement nor the Shelf Registration Statement has been filed with the SEC, (b) on or prior to the 150th day following the date of original issuance of the Old Notes, neither the Exchange Offer Registration Statement nor the Shelf Registration Statement has been declared effective, (c) on or prior to the 180th day following the date of original issuance of the Old Notes, neither the Exchange Offer has been consummated nor the Shelf Registration Statement has been declared effective, or
(d) after either the Exchange Offer Registration Statement or the Shelf Registration Statement has been declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Old Notes or Exchange Notes in accordance with and during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d), a "Registration Default"), Special Interest will accrue on the principal amount of the Old Notes and the Exchange Notes (in addition to the stated interest on the Old Notes and the Exchange Notes) from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. Special Interest will accrue at a rate per annum of 0.25% of the principal amount of the Notes for each such Registration Default. The aggregate amount of Special Interest payable pursuant to the above provisions will in no event exceed 1.00% per annum of the principal amount of the Notes.

         The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is available upon request to the Company.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         The following summary describes the principal United States federal income tax consequences of ownership and disposition of the Notes. This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements and rulings, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this Prospectus may affect the tax consequences described herein (possibly on a retroactive basis). This summary addresses only purchasers who purchase the Notes at the "issue price" (as defined below) and hold the Notes as capital assets within the meaning of Section 1221 of the Code. It does not discuss all the tax consequences that may be relevant in light of a Holder's particular circumstances or to Holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities and tax-exempt organizations, or persons holding Notes as a hedge or as part of a straddle. Persons considering the purchase of Notes should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

         As used herein, the term "United States Holder" means a beneficial owner of a Note that is (i) for United States federal income tax purposes a citizen or resident of the United States, (ii) a corporation or other entity created or organized in or under the laws of the United States or of any State thereof (including the District of Columbia), or (iii) an estate or trust described in Section 7701(a)(30) of the Code. The term also includes certain former citizens and long term residents of the United States.

         As used herein, the term "United States Alien Holder" means an owner of a Note that is, for United States federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation, or (iii) an estate or trust described in Section 7701(a)(31) of the Code.

Tax Consequences to United States Holders

         Payments of Interest. Because the "issue price" of the Notes (i.e., the first price to the public (not including bond houses, brokers or similar persons acting as underwriters, placement agents or wholesalers) at which a substantial amount of the Notes is sold for cash) was less than the principal amount of the Notes by only a de minimus amount (within in the meaning of Section 1273(a)(3) of the Code), the Notes are not expected to be treated as having been issued with original issue discount. Interest on a Note will be taxable to a United States Holder as ordinary income at the time it is received or accrued, depending on the United States Holder's method of accounting for tax purposes.

         Sale, Exchange or Retirement of the Notes. A United States Holder's tax basis in a Note generally will be its cost. Upon the sale, exchange or retirement of a Note, a United States Holder will generally recognize capital gain or loss equal to the difference between the amount realized (not including any amounts attributable to accrued and unpaid interest which will be taxable as ordinary income) and the Holder's tax basis in the Note. United States Holders should consult their tax advisors regarding the taxation of capital gains and losses (including the effect of the recently enacted tax legislation).

         An exchange of Old Notes for Exchange Notes pursuant to the Exchange Offer will not be treated as an exchange for United States federal income tax purposes. Accordingly, Holders who exchange their Old Notes for Exchange Notes will not recognize income, gain or loss for United States federal income tax purposes. The holding period of an Exchange Note will include the holding period of the Old Note exchanged and the basis of the Exchange Note will be the same as the basis of the Old Note immediately before the exchange. Although the matter is not free from doubt, if any Special Interest becomes payable on a Note, such Special Interest should be treated in the same manner as stated interest on the Note.

         Backup Withholding and Information Reporting. Certain noncorporate United States Holders may be subject to backup withholding at a rate of 31% on payments of principal of, premium and interest on, and the proceeds of disposition of, a Note. Backup withholding will apply only if the United States Holder (i) fails to furnish its Taxpayer Identification Number ("TIN"), which, for an individual, would be the individual's Social Security number, to the payor responsible for backup withholding, (ii) furnishes an incorrect TIN to such payor, (iii) is notified by the Internal Revenue Service ("IRS") that it has failed to report properly payments of interest and dividends, or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. United States Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

         Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the IRS.

Tax Consequences to United States Alien Holders

         Under present United States federal law, and subject to the discussion below concerning backup withholding:

         (a) payment of principal and interest on the Notes by the Company or any paying agent to any United States Alien Holder will not be subject to United States federal withholding tax, provided that, in the case of interest, (i) such Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership and (ii) the statement requirement set forth in Section 871(h) or Section 881(c) of the Code has been satisfied with respect to the beneficial owner, as discussed below;

         (b) a United States Alien Holder of a Note will not be subject to United States federal income or withholding tax on gain realized on the sale, exchange or other disposition of such Note, unless (i) such Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and either (a) such individual has a "tax home" (as defined in Section 911(d)(3) of the Code) in the United States (unless such gain is attributable to a fixed place of business in a foreign country maintained by such individual and has been subject to foreign tax of at least 10%) or (b) the gain is attributable to an office or other fixed place of business maintained by such individual in the United States, or (ii) such gain is effectively connected with the conduct by such Holder of a trade or business in the United States or, if a tax treaty applies, the gain is attributable to a United States permanent establishment of the United States Alien Holder; and

         (c) under Section 2105(b) of the United States federal estate tax law, a Note held by an individual who is not a United States Holder at the time of his death will not be subject to United States federal estate tax as a result of such individual's death, provided that the individual does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and, at the time of such individual's death, payments with respect to such Note would not have been effectively connected to the conduct by such individual of a trade or business in the United States.

         Sections 871(h) and 881(c) of the Code require that, in order to qualify for the portfolio interest exemption from withholding tax described in paragraph (a) above, either the beneficial owner of the Note, or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that is holding the Note on behalf of such beneficial owner, must file a statement with the withholding agent to the effect that the beneficial owner of the Note is not a United States Holder. Under temporary United States Treasury Regulations (generally applicable for payments to a beneficial owner of the Note who is not a United States Holder made before January 1, 1999), such requirement will be fulfilled if the beneficial owner of a Note certifies on IRS Form W-8, under penalties of perjury, that it is not a United States Holder and provides its name and address, and any Financial Institution holding the Note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the Holder (and furnishes the withholding agent with a copy thereof). For payments made after December 31, 1998, the certification procedures described above will fulfill the statement requirement if the withholding agent does not know, or have reason to know, that the certificate is false.

         If a United States Alien Holder of a Note is engaged in a trade or business in the United States, and if interest on the Note is effectively connected with the conduct of such trade or business, the United States Alien Holder will be exempt from the withholding tax discussed in the preceding paragraph. Unless a tax treaty provides otherwise, such United States Alien Holders will generally be subject to regular United States income tax on interest and on any gain realized on the sale, exchange or other disposition of a Note in the same manner as if it were a United States Holder. See "--Tax Consequences to United States Holders" above. Such a Holder will be required to provide to the Company a properly executed IRS Form 4224 (IRS Form W-8, for payments made after December 31, 1998) in order to claim an exemption from withholding tax. In addition, if such United States Alien Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on and any gain recognized on the sale, exchange or other disposition of a Note will be included in the effectively connected earnings and profits of such United States Alien Holder if such interest or gain, as the case may be, is effectively connected with the conduct by the United States Alien Holder of a trade or business in the United States.

         Backup Withholding and Information Reporting. Under current Treasury Regulations, information reporting and backup withholding at a rate of 31% will not apply to payments of principal or interest made outside the United States by the Company or any paying agent thereof on a Note if the certifications required by Sections 871(h) and 881(c) are received, provided that the Company or such paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.

         Under current Treasury Regulations, payments on the sale, exchange or other disposition of a Note made to or through a foreign office of a broker generally will not be subject to backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Under Treasury Regulations applicable to payments made after December 31, 1998, backup withholding will apply to any payment which such broker is required to report if such broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the Holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

         United States Alien Holders of Notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Backup withholding is not an additional tax. Any amounts withheld from a payment to a United States Alien Holder under the backup withholding rules will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the IRS.

         THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECT, INCLUDING POSSIBLE RETROACTIVE EFFECT, OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

         ON OCTOBER 6, 1997, THE IRS ISSUED FINAL REGULATIONS (THE "FINAL REGULATIONS") THAT WILL AFFECT THE PROCEDURES TO BE FOLLOWED BY A UNITED STATES ALIEN HOLDER IN ESTABLISHING SUCH UNITED STATES ALIEN HOLDER'S STATUS FOR PURPOSES OF INFORMATION REPORTING, BACKUP WITHHOLDING, AND CLAIMING A REDUCTION IN WITHHOLDING BASED ON AN INCOME TAX TREATY. THE FINAL REGULATIONS ARE GENERALLY EFFECTIVE FOR PAYMENTS MADE AFTER DECEMBER 31, 1998. UNITED STATES ALIEN HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE EFFECT, IF ANY, OF THE FINAL REGULATIONS ON THEIR PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.

                              PLAN OF DISTRIBUTION

         Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Exchange Offer Consummation Date and ending on the close of business on the first anniversary of the Exchange Offer Consummation Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until _____________, ______, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

         The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         For a period of one year after the Exchange Offer Consummation Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed in the Registration Rights Agreement to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Old Notes) other than commissions or concessions of any brokers or dealers and to indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                       TRANSFER RESTRICTIONS ON OLD NOTES

Offers and Sales by the Initial Purchasers

         The Old Notes were not registered under the Securities Act and may not be offered or sold in the United States or to, or for the account or benefit of, United States persons except in accordance with an applicable exemption from the registration requirements thereof. Accordingly, the Old Notes were offered and sold only (1) in the United States to QIBs under Rule 144A under the Securities Act and (2) outside the United States to non-United States persons ("foreign purchasers") in reliance upon Regulation S under the Securities Act. Each foreign purchaser that is a purchaser of Old Notes from the Initial Purchasers (an "Initial Foreign Purchaser") was required to sign a certificate in the form provided by the Initial Purchasers.

Investor Representations and Restrictions on Resale

         Each purchaser of the Old Notes was deemed to have represented and agreed as follows:

         (1) it is acquiring the Old Notes for its own account or for an account with respect to which it exercises sole investment discretion, and that it or such account is a QIB or a foreign purchaser outside the United States;

         (2) it acknowledges that the Old Notes have not been registered under the Securities Act and may not be sold except as permitted below;

         (3) it understands and agrees (x) that such Old Notes are being offered only in a transaction not involving any public offering within the meaning of the Securities Act, and (y) that (A) if within two years after the date of original issuance of the Old Notes or if within three months after it ceases to be an affiliate (within the meaning of Rule 144 under the Securities Act) of the Company, it decides to resell, pledge or otherwise transfer such Old Notes on which the legend set forth below appears, such Old Notes may be resold, pledged or transferred only (i) to the Company, (ii) so long as such security is eligible for resale pursuant to Rule 144A, to a person whom the seller reasonably believes is a QIB that purchases for its own account or for the account of a QIB to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A (as indicated by the box checked by the transferor on the Certificate of Transfer on the reverse of the Old Note if such Old Note is not in book-entry form), (iii) in an offshore transaction in accordance with Regulation S (as indicated by the box checked by the transferor on the Certificate of Transfer on the reverse of the Old Note if such Old Note is not in book-entry form), (iv) to an Institutional Accredited Investor, as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act (as indicted by the box checked by the transferor on the Certificate of Transfer on the reverse of the Old Note if such Old Note is not in book-entry form), that is acquiring the Notes for investment purposes and not for distribution, and a certificate which may be obtained from the Company or the Trustee is delivered by the transferee to the Company and the Trustee, (v) pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 144 (if applicable) under the Securities Act, or (vi) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States, (B) the purchaser will, and each subsequent holder is required to, notify any purchaser of Old Notes from it of the resale restrictions referred to in (A) above, if then applicable, and (C) with respect to any transfer of Old Notes by an Institutional Accredited Investor, such holder will deliver to the Company and the Trustee such certificates and other information as they may reasonably require to confirm that the transfer by it complies with the foregoing restrictions;

         (4) it understands that the notification requirement referred to in (3) above will be satisfied, in the case only of transfers by physical delivery of certificated Old Notes other than a Global Note, by virtue of the fact that the following legend will be placed on the Old Notes unless otherwise agreed to by the Company:

"THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THE HOLDER HEREOF, BY PURCHASING THIS SECURITY, AGREES FOR THE BENEFIT OF THE COMPANY THAT THIS SECURITY MAY NOT BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED (X) PRIOR TO THE SECOND ANNIVERSARY OF THE ISSUANCE HEREOF (OR A PREDECESSOR SECURITY HERETO) OR (Y) BY ANY HOLDER THAT WAS AN AFFILIATE OF THE COMPANY AT ANY TIME DURING THE THREE MONTHS PRECEDING THE DATE OF SUCH TRANSFER, IN EITHER CASE OTHER THAN (1) TO THE COMPANY, (2) SO LONG AS THIS SECURITY IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A (AS INDICATED BY THE BOX CHECKED BY THE TRANSFEROR ON THE CERTIFICATE OF TRANSFER ON THE REVERSE OF THIS SECURITY), (3) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT (AS INDICATED BY THE BOX CHECKED BY THE TRANSFEROR ON THE CERTIFICATE OF TRANSFER ON THE REVERSE OF THIS SECURITY), (4) TO AN INSTITUTION THAT IS AN "ACCREDITED INVESTOR" AS DEFINED IN RULE 501(a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a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT AND THAT IT IS HOLDING THIS SECURITY FOR INVESTMENT PURPOSES AND NOT FOR DISTRIBUTION OR (3) A NON-U.S. PERSON OUTSIDE THE UNITED STATES WITHIN THE MEANING OF (OR AN ACCOUNT SATISFYING THE REQUIREMENTS OF PARAGRAPH (o)(2) OF RULE 902 UNDER) REGULATION S UNDER THE SECURITIES ACT";

         (5) it (i) is able to fend for itself in the transactions contemplated by the Offering Memorandum; (ii) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Old Notes, and (iii) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment; and

         (6) it understands that the Company, the Initial Purchasers and others will rely upon the truth and accuracy of the foregoing acknowledgments, representations and agreements and agrees that if any of the acknowledgments, representations and warranties deemed to have been made by it by its purchase of the Old Notes are no longer accurate, it shall promptly notify the Company and the Initial Purchasers. If it is acquiring the Old Notes as a fiduciary or agent for one or more investor accounts, it represents that it has sole investment discretion with respect to each such account and it has full power to make the foregoing acknowledgments, representations and agreements on behalf of such account.

                                  LEGAL MATTERS

                  The validity of the issuance of the Exchange Notes offered hereby will be passed upon for the Company by Barnes & Thornburg, Indianapolis, Indiana.

                              INDEPENDENT AUDITORS

         The consolidated financial statements of the Company and its Subsidiaries as of November 30, 1996 and 1995 and for each of the three years in the period ended November 30, 1996 included in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as stated in their report appearing herein.

         The consolidated financial statements relating to Guardsman Products, Inc. and its subsidiaries, as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995, which are included in the Company's Form 8-K dated April 8, 1996 (and amendment thereto) and incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent auditors, as stated in their report included as part of the same Form 8-K.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                          Page
Interim Financial Information (unaudited)
Consolidated Condensed Statements of Income for the nine months ended
     August 31, 1997 and 1996...........................................................................  F-2
Consolidated Condensed Balance Sheets at August 31, 1997 and November 30, 1996..........................  F-3
Consolidated Condensed Statements of Cash Flows for the nine months ended
     August 31, 1997 and 1996...........................................................................  F-4
Notes to Consolidated Condensed Financial Statements....................................................  F-5

Year-End Financial Information
Report of Ernst & Young LLP, Independent Auditors.......................................................  F-7
Consolidated Statements of Income and Retained Earnings for the years ended
     November 30, 1996, 1995 and 1994...................................................................   F-8
Consolidated Balance Sheets at November 30, 1996 and 1995...............................................   F-9
Consolidated Statements of Cash Flows for the years ended November 30, 1996,
     1995 and 1994......................................................................................  F-10
Notes to Consolidated Financial Statements..............................................................  F-11

                             LILLY INDUSTRIES, INC.

                   CONSOLIDATED CONDENSED STATEMENTS OF INCOME

                      (In thousands, except per share data)

                                   (Unaudited)


                                                      Nine Months Ended
                                                 August 31,         August 31,
                                                   1997                1996
                                                  --------           --------
Net sales.....................................    $447,302           $355,841
Costs and expenses:
Cost of products sold.........................     278,989            228,118
Selling, general and administrative...........     103,701             76,776
Research and development......................      14,008             12,547
Restructuring charge (Note D).................           0              9,607
                                                   396,698            327,048
Operating income..............................      50,604             28,793
Other income (expense):
Interest income and sundry....................         159                471
Interest expense..............................     (14,781)            (9,073)

                                                   (14,622)            (8,602)

Income before income taxes....................      35,982             20,191
Income taxes..................................      16,192              9,077

Net income....................................   $  19,790         $   11,114

Cash dividends per share......................   $     .24         $      .24
Average number of shares and equivalent
     shares of capital stock
     outstanding (Note B).....................      23,400             23,050
Net income per share (Note B).................   $     .85         $      .48
------
See notes to consolidated condensed financial statements.

                             LILLY INDUSTRIES, INC.

                      CONSOLIDATED CONDENSED BALANCE SHEETS

                      (In thousands, except per share data)

                                                                             August 31,           November 30,
                                                                                1997                  1996
                                                                             (unaudited)
ASSETS
Current assets
     Cash and cash equivalents.............................................  $    6,185            $    6,790
     Accounts receivable, less allowances for doubtful accounts
         (8/31/97, $2,793; 11/30/96, $2,706)...............................      76,567                84,592
     Inventories (Note C)..................................................      46,504                47,546
     Other.................................................................      11,880                19,790
         Total current assets..............................................     141,136               158,718
Other assets  .............................................................      24,502                23,749
Intangible assets..........................................................     248,569               258,811
Property and equipment
     Land, buildings and equipment.........................................     134,101               127,538
     Allowances for depreciation (deduction)...............................     (52,426)              (46,956)
         Total property and equipment......................................      81,675                80,582
                                                                               $495,882              $521,860

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
     Accounts payable......................................................   $  51,958             $  56,593
     Other.................................................................      32,319                35,022
     Current portion of long-term debt.....................................      29,645                16,524
         Total current liabilities.........................................     113,922               108,139
Long-term debt.............................................................     202,261               245,037
Other liabilities..........................................................      43,108                46,795
Shareholders' equity
     Capital stock:
         Class A (limited voting)..........................................      15,341                15,103
         Class B (voting)..................................................         300                   300
     Additional capital....................................................      78,671                75,433
     Retained earnings.....................................................      77,292                62,990
     Currency translation adjustments......................................      (1,129)                   88
     Cost of capital stock in treasury (deduction).........................     (33,884)              (32,025)

              Total shareholders' equity...................................     136,591               121,889
                                                                               $495,882              $521,860
------

See notes to consolidated condensed financial statements.

                             LILLY INDUSTRIES, INC.

                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

                                 (In thousands)

                                   (Unaudited)


                                                                                   Nine Months Ended
                                                                             August 31,            August 31,
                                                                                1997                  1996
Cash flows from operating activities:
     Net income   .........................................................    $ 19,790             $  11,114
     Adjustments to reconcile net income to net cash provided
         by operating activities:
         Depreciation......................................................       6,583                 4,618
         Amortization of intangibles.......................................       8,669                 6,096
         Restructuring charge (Note D).....................................           0                 9,607
         Deferred income taxes.............................................       1,701                (3,000)
         Changes in  operating  assets  and  liabilities,
              net of  effects  from
              acquired business:
              Accounts receivable..........................................       8,025                (4,238)
              Inventories..................................................       1,042                (5,240)
              Accounts payable and accrued expenses........................      (7,338)                 (521)
              Sundry.......................................................      (1,589)                3,870
              Net cash provided by operating activities....................      36,883                22,306
Cash flows from investing activities:
Purchases of property and equipment........................................      (9,618)              (15,433)
Payment for acquired business..............................................           0              (235,000)
Sundry   ..................................................................       5,656                 1,598
              Net cash used by investing activities........................      (3,962)             (248,835)
Cash flows from financing activities:
     Cash dividends paid...................................................      (5,491)               (5,417)
     Proceeds from short-term and long-term borrowings.....................           0               292,000
     Principal payments on short-term and long-term borrowings.............     (29,655)              (71,578)
     Sundry................................................................       1,620                 1,013
              Net cash provided (used) by financing activities.............     (33,526)              216,018
Decrease in cash and cash equivalents......................................        (605)              (10,511)
Cash and cash equivalents at beginning of year.............................       6,790                20,260
Cash and cash equivalents at end of period.................................   $   6,185             $   9,749
------

See notes to consolidated condensed financial statements.

                             LILLY INDUSTRIES, INC.
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                   (Unaudited)
                                 AUGUST 31, 1997

A.       Basis of Presentation

         The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended November 30, 1996.

B.       Share and Per Share Amounts

         Equivalent shares of capital stock represent additional shares assumed issued upon exercise of stock options.

C.       Inventories

The  principal   inventory   classifications   are  summarized  as  follows  (in
thousands):

                                                 August 31,    November 30,
                                                    1997           1996
Finished products............................     $25,540          $25,847
Raw materials................................      29,040           29,375
                                                   54,580           55,222
Less adjustment of certain
     inventories to last in,
     first out (LIFO) basis..................       8,076            7,676
                                                  $46,504          $47,546

         The Company uses the LIFO method in inventory valuation for approximately 82% of inventories where an actual valuation can be made only at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations must necessarily be based on management's estimates of expected year-end inventory levels and costs. Since these are subject to many forces beyond management's control, interim results are subject to the final year-end LIFO inventory valuation. The Company estimates the annual adjustment for LIFO and allocates it to quarters based on actual inflation experienced in a quarter as it relates to anticipated inflation for the year.

D.       Restructuring

         In 1996 the Company implemented plans for the consolidation of manufacturing facilities related to the Guardsman acquisition. These plans include the closure of some Lilly and Guardsman plants and workforce reductions. It is anticipated these plans will be completed by the first part of fiscal 1998.

                             LILLY INDUSTRIES, INC.
         NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS--Continued
                                   (Unaudited)
                                 AUGUST 31, 1997


         Costs associated with the planned closure of Lilly facilities and workforce reductions were recorded in the 1996 second quarter as a restructuring charge totaling $9,607,000, which reduced net income by $5,284,000 or $.23 per share. The components of the restructuring charge and amounts paid or charged against these reserves are as follows (in thousands):

                                                                               Costs Paid              Ending
                                                          Provision            or Charged             Balance
     Facilities, equipment, inventories, and other........ $7,827                $1,151                $6,676
     Termination benefits.................................  1,780                   824                   956
                                                           $9,607                $1,975                $7,632

         Costs associated with the planned closure of Guardsman facilities and workforce reductions were recorded as liabilities in the opening balance sheet of the combined entity as of the acquisition date. The components of these liabilities and amounts paid or charged against these reserves are as follows (in thousands):

                                                                               Costs Paid              Ending
                                                          Provision            or Charged             Balance
     Facilities, equipment, inventories, and other........ $6,532                $3,345                $3,187
     Termination benefits.................................  2,476                 1,217                 1,259
                                                           $9,008                $4,562                $4,446

E.       Acquisition

         On April 8, 1996 the Company acquired all the outstanding shares of Guardsman Products, Inc. ("Guardsman") for $235,000,000 in cash. The Company used $275,000,000 of senior secured credit facilities to finance the acquisition, pay-off existing debt and to pay related expenses. The acquisition was recorded using the purchase method and the consolidated financial statements include the results of operations of Guardsman since the date of acquisition.

                         Report of Independent Auditors

Shareholders and Board of Directors
Lilly Industries, Inc.

         We have audited the accompanying consolidated balance sheets of Lilly Industries, Inc. and subsidiaries as of November 30, 1996 and 1995, and the related consolidated statements of income and retained earnings and cash flows for each of the three years in the period ended November 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lilly Industries, Inc. and subsidiaries at November 30, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended November 30, 1996, in conformity with generally accepted accounting principles.


/s/ Ernst & Young LLP
Indianapolis, Indiana
January 13, 1997

                             LILLY INDUSTRIES, INC.
             CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
                      (In thousands, except per share data)


                                                                             Year ended November 30,
                                                                     1996             1995           1994
Net sales.....................................................    $ 508,976         $ 328,345        $ 331,306
Costs and expenses:
Cost of products sold.........................................      321,748           219,899          214,809
Selling, administrative and general...........................      112,361            59,874           61,498
Research and development......................................       17,294            13,184           12,982
Restructuring charge (Note 3).................................        9,607                --            --
                                                                    461,010           292,957          289,289
Operating income..............................................       47,966            35,388           42,017
Other income (expense):
Interest income and sundry....................................          638               544              554
Interest expense..............................................      (14,466)           (2,158)          (2,919)
                                                                    (13,828)           (1,614)          (2,365)
Income before income taxes....................................       34,138            33,774           39,652
Income taxes (Note 7).........................................       15,362            13,510           16,350
Net income....................................................       18,776            20,264           23,302
Retained earnings at beginning of year........................       51,446            38,223           20,970
                                                                     70,222            58,487           44,272
Deduct dividends paid (1996, $.320 per share;
     1995, $.310 per share; 1994, $.267 per share)............        7,232             7,041            6,049
Retained earnings at end of year..............................   $   62,990        $   51,446       $   38,223
Average number of shares and equivalent shares of.............
capital stock outstanding.....................................       23,200            23,100           23,250
Net income per share.......................................... $        .81      $        .88    $      1.00
------

See notes to consolidated financial statements.

                             LILLY INDUSTRIES, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                                                                       November 30,
                                                                              1996                    1995
ASSETS
Current assets
     Cash and cash equivalents.........................................  $    6,790                  $  20,260
     Accounts receivable, less allowances for doubtful accounts
         (1996, $2,706; 1995, $2,051) (Note 6).........................      84,592                     40,911
     Inventories (Note 4 and 6)........................................      47,546                     15,411
     Deferred income taxes.............................................       5,717                       --
     Other    .........................................................      14,073                        349
         Total current assets..........................................     158,718                     76,931
Other assets
     Goodwill, less amortization  (1996, $9,028; 1995, $4,658).........     228,536                     27,390
     Other intangibles, less amortization
          (1996, $17,271; 1995, $12,544)...............................      30,275                     20,011
     Deferred income taxes.............................................      12,091                      2,370
     Sundry   .........................................................      11,658                     11,411
              Total other assets.......................................     282,560                     61,182
Property and equipment (Note 6)........................................
     Land..............................................................       8,396                      4,176
     Buildings.........................................................      48,087                     31,862
     Equipment.........................................................      71,056                     50,235
     Allowances for depreciation (deduction)...........................     (46,957)                   (40,804)
              Total property and equipment.............................      80,582                     45,469
              .........................................................    $521,860                   $183,582
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
     Accounts payable..................................................   $  56,593                   $ 23,982
     Salaries and payroll related items................................      22,681                      7,970
     Other.   .........................................................      11,281                      --
     State and local taxes.............................................         269                        661
     Federal income taxes..............................................         791                      1,784
     Current portion of long-term debt (Note 6)........................      16,524                      7,029
              Total current liabilities................................     108,139                     41,426
Long-term debt (Note 6)................................................     245,037                     21,200
Other liabilities......................................................      46,795                     11,582
Shareholders' equity (Note 8) Capital stock, $.55 stated value per share:
         Class A (limited voting)-27,184 shares issued
               (1995, 26,903 shares)...................................      15,103                     14,947
         Class B (voting)-540 shares issued............................         300                        300
Additional capital.....................................................      75,433                     73,450
Retained earnings......................................................      62,990                     51,446
Currency translation adjustments.......................................          88                        288
Cost of capital stock in treasury (deduction)..........................     (32,025)                   (31,057)
Total shareholders' equity.............................................     121,889                    109,374
                                                                           $521,860                   $183,582
------

See notes to consolidated financial statements.

                             LILLY INDUSTRIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                         Year ended November 30,
                                                            1996                  1995                1994
Cash flows from operating activities
Net income    ............................................$ 18,776             $ `20,264              $ 23,302
Adjustments to reconcile net income to
     net cash provided by operating activities:
     Restructuring charge.................................   9,607                    --                 --
     Depreciation.........................................   6,453                 4,251                 4,637
     Amortization of intangibles..........................   9,097                 3,923                 4,328
     Deferred income taxes................................   2,094                   (70)               (1,789)
     Changes in operating assets and liabilities
         net of effects from acquired business:
         Accounts receivable..............................  (5,849)                1,320                (2,295)
         Inventories......................................  (7,086)                8,474                (1,158)
         Accounts payable and accrued expenses............   7,825                (9,972)               10,898
         Sundry...........................................  (3,466)                 (987)                1,047
     Net cash provided by operating activities............  37,451                27,203                38,970
Cash flows from investing activities
Purchases of property and equipment....................... (19,233)              (15,599)               (6,693)
Payment for acquired business.............................(235,000)                   --                 --
Sundry....................................................   4,590                  (620)                1,005
     Net cash used by investing activities................(249,643)              (16,219)               (5,688)
Cash flows from financing activities
Dividends paid............................................  (7,232)               (7,041)               (6,049)
Proceeds from short-term and
     long-term borrowings................................. 310,600                    --                 --
Principal payments on short-term and
     long-term borrowings.................................(105,817)               (6,888)               (9,000)
Purchases of capital stock for treasury...................      --                (4,380)                --
Sundry....................................................   1,171                 1,004                   964
     Net cash provided (used) by
         financing activities............................. 198,722               (17,305)              (14,085)
(Decrease) increase in cash and cash equivalents.......... (13,470)               (6,321)               19,197
Cash and cash equivalents at beginning of year............  20,260                26,581                 7,384
Cash and cash equivalents at end of year..................$  6,790              $ 20,260              $ 26,581
------

See notes to consolidated financial statements.

                             LILLY INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                NOVEMBER 30, 1996

1.       Summary of Significant Accounting Policies

         Business. Lilly Industries, Inc. and its subsidiaries (the Company) are principally in the business of formulating, producing and selling industrial coatings and specialty chemicals to manufacturing companies. The Company's products include wood coatings for furniture, building products and cabinets; coil coatings for building products, appliances and transportation equipment; specialty coatings for a variety of metal products and fiberglass reinforced products; powder coatings for a variety of metal products; and glass coatings for mirrors. The Company also sells various household interior care products, including fabric protectors and furniture polishes.

         Consolidation and Use of Estimates. The consolidated financial statements include the accounts of all subsidiaries after elimination of intercompany accounts and transactions. Preparation of these statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

         Cash   Equivalents.   Cash   equivalents   include  time  deposits  and
certificates of deposit with original maturities of three months or less.

         Inventories. Inventories in the United States are stated at the lower of cost, determined by the last-in, first-out (LIFO) method, or market. Inventories of foreign subsidiaries are stated at the lower of cost, determined by the first-in, first-out (FIFO) method, or market.

         Intangible Assets. Goodwill, which represents the excess of cost over fair value of net assets of purchased businesses, is amortized by the straight-line method over periods ranging from 20 to 40 years. Other intangible assets consist of noncompete agreements, customer lists and technology and are amortized by the straight-line method over periods ranging from 5 to 20 years. The Company periodically evaluates the value of intangible assets to determine if an impairment has occurred. This evaluation is based on various analyses including reviewing anticipated cash flows.

         Property and Equipment. Property and equipment is recorded on the basis of cost and includes expenditures for new facilities and items which substantially increase the useful life of existing buildings and equipment. Depreciation is based on estimated useful lives (ranging from 3 to 40 years) and computed primarily by the straight-line method.

         Interest-Rate Swap Agreements. The Company periodically enters into interest-rate swap agreements to modify the interest characteristics of its outstanding debt. Swap agreements involve the exchange of interest payments based on a variable interest rate for interest payments based on a fixed interest rate calculated by reference to a notional amount over the life of the agreement. The notional amount of each swap agreement represents all or a portion of the principal balance of a specific debt obligation. The differential to be paid or received is accrued and recognized as an adjustment of interest expense.

         Net Income Per Share. Net income per share is computed on the basis of the weighted average number of shares outstanding during each year, adjusted for stock splits and the dilutive effect, if any, of common stock equivalents.

2.       Acquisition

         Effective April 8, 1996 the Company acquired for $235,000,000 in cash all the outstanding shares of Guardsman Products, Inc. ("Guardsman"). To finance the acquisition, the Company obtained

                             LILLY INDUSTRIES, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-Continued
                                NOVEMBER 30, 1996


commitments for $300,000,000 of senior secured credit facilities (see Note 6) and used $275,000,000 of these facilities to fund the initial purchase of shares, pay-off existing debt and to pay related expenses. The acquisition was recorded using the purchase method and the consolidated financial statements include the results of operations of Guardsman since the date of acquisition. The fair value of net assets acquired include $40,031,000 net working capital, $50,246,000 noncurrent assets, $213,642,000 intangible assets, $28,549,000 long-term debt, and $40,370,000 noncurrent liabilities. Goodwill is being amortized by the straight-line method over 40 years.

         The following unaudited pro forma consolidated results of operations for the years ended November 30, 1996 and 1995 are stated as though the acquisition occurred on December 1, 1994 (in thousands, except per share data):

                                                    1996        1995
      Net sales...............................     $598,722     $578,919
      Net income..............................       20,767       20,287
      Net income per share....................          .90         .88

         Pro forma results for the year ended November 30, 1996 include a restructuring charge of $9,607,000 which reduced net income by $5,284,000 or $.23 per share (see Note 3). Pro forma results for the year ended November 30, 1995 include a restructuring charge of $10,458,000 recorded by Guardsman in 1995 which reduced net income by $5,752,000 or $.25 per share. The pro forma consolidated results of operations are not necessarily indicative of future results of operations or actual results of operations that would have occurred had the purchase been made at December 1, 1994.

3.       Restructuring

         The Company has adopted and commenced implementation of plans for the consolidation of manufacturing facilities related to the acquisition of Guardsman. These plans, which include both Lilly and Guardsman facilities, will result in the closure of some plants and workforce reductions totaling approximately 250 employees. Closure costs consist of facility and equipment valuation adjustments, inventory disposal costs, dismantling and maintenance costs, and termination benefits. The primary employee groups affected include manufacturing, selling, administrative and research and development personnel. It is anticipated these plans will be completed by the end of fiscal 1997.

         Costs associated with the planned closure of former Lilly facilities and related reductions in workforce are reflected as a restructuring charge totaling $9,607,000, which reduced net income by $5,284,000 or $.23 per share. The components of the restructuring charge and amounts paid or charged against these reserves are as follows (in thousands):

                                                              Costs Paid      Ending
                                                Provision     or Charged     Balance
         Facilities, equipment, inventories,
           and other......................       $7,827           $365        $7,462
         Termination benefits.............        1,780            447         1,333
                                                 $9,607           $812        $8,795


  Costs associated with the planned closure of former Guardsman facilities and related reductions in workforce are recorded as liabilities in the opening balance sheet of the combined entity as of the

                             LILLY INDUSTRIES, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-Continued
                                NOVEMBER 30, 1996

acquisition date. The components of these liabilities and amounts paid or charged against these reserves are as follows (in thousands):

                                                                      Costs Paid              Ending
                                                Provision             or Charged             Balance
         Facilities, equipment, inventories,
           and other......................       $6,532                 $1,642                $4,890
         Termination benefits.............        2,476                    469                 2,007
                                                 $9,008                 $2,111                $6,897

4.       Inventories

The principal inventory classifications at November 30 are summarized as follows (in thousands):

                                                     1996            1995
Finished products...............................    $25,847         $11,065
Raw materials...................................     29,375          12,584
                                                     55,222          23,649
Less adjustment of certain inventories
     to last-in, first-out (LIFO) basis.........      7,676           8,238
                                                    $47,546         $15,411

         Inventory cost is determined by the LIFO method of inventory valuation for approximately 82% and 70% of inventories at November 30, 1996 and 1995, respectively. While management believes the LIFO method results in a better matching of current costs and revenues, the FIFO method is used to cost inventories of foreign subsidiaries because foreign statutory requirements prohibit use of the LIFO method.

         During fiscal 1995 inventory quantities were reduced. This reduction resulted in a liquidation of LIFO inventory layers carried at lower costs which prevailed in prior years. The effect of this liquidation was to increase earnings by approximately $600,000.

5.       Benefit Plans

         The Company maintains defined benefit and defined contribution plans that cover substantially all employees. Retirement benefits under the defined benefit plans are based on final monthly compensation and years of service. Retirement benefits under the defined contribution plans are based on employer and employee contributions plus earnings to retirement. The plans' assets consist primarily of common stock, fixed income securities and guaranteed insurance contracts. In addition, unfunded supplemental executive retirement plans cover certain employees in which benefits, determined by the Board of Directors, are payable after retirement over periods ranging from 15 years to life of the participant.

         The provision for defined benefit pension cost is determined using the projected unit credit actuarial method. The Company's policy is to fund amounts as are necessary on an actuarial basis to provide assets sufficient to meet the benefits to be paid to plan members in accordance with the Employee Retirement Income Security Act of 1974. Amounts contributed to union-sponsored pension plans are based upon requirements of collective bargaining agreements. Company contributions to the defined contribution plans are based on a percentage of employee contributions.

                             LILLY INDUSTRIES, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-Continued
                                NOVEMBER 30, 1996

         The Guardsman defined benefit pension plans covering substantially all U.S. employees were amended to freeze years of service at December 31, 1996 and merged into the defined benefit plan maintained by the Company. Concurrently with this amendment, these employees became participants in the Company's defined contribution plans. The impact of the plan merger was recorded in connection with the Guardsman acquisition. All 1996 amounts disclosed below reflect the effect of freezing years of service for the Guardsman plans and their merger into the Lilly plan.

         Effective December 1, 1994 the Lilly defined benefit pension plan covering substantially all U.S. employees was amended to freeze years of service at November 30, 1994. Concurrently with this amendment, the Company increased its matching contribution rates to defined contribution plans.

         A summary of the components of net pension cost for the defined benefit plans and amounts charged to expense for the defined contribution plans for the years ended November 30 follows (in thousands):

                                                                     1996               1995          1994
         Defined benefit plans
         Service cost benefits earned during the period.......       $1,733           $   708          $ 2,109
         Interest cost on projected benefit obligation.......         4,594             2,742            2,638
         Actual net (gain) loss on plan assets................       (9,056)           (8,849)             529
         Net amortization and deferral........................        3,104             5,267           (4,224)
         Net pension cost.....................................          375              (132)           1,052
         Defined contribution plans...........................        2,219             2,130              759
         Pension expense......................................       $2,594            $1,998           $1,811

The expected long-term rate of return on assets used to compute the defined benefit plans' pension expense was 9.25% for 1996, 1995 and 1994.

The following table sets forth the funded status and amounts recognized in the consolidated balance sheets at November 30 for the Company's defined benefit pension plans (in thousands):

                                                                              1996               1995
Actuarial present value of benefit obligations:
     Vested............................................................      $58,699               $33,498
     Nonvested.........................................................       19,612                 3,126
Total accumulated benefit obligations..................................      $78,311               $36,624
Actuarial present value of projected benefit obligations for...........
     services rendered to date.........................................     $(79,647)             $(43,118)
Plan assets at fair value..............................................       83,186                46,510
Excess of plan assets over projected benefit obligations...............        3,539                 3,392
Unrecognized net (gains) losses........................................         (768)                  535
Unrecognized prior service cost........................................        2,794                 2,248
Unrecognized transition obligation at December 1, 1985,
     net of amortization...............................................       (1,337)               (1,539)
Net pension asset......................................................    $   4,228             $   4,636

                             LILLY INDUSTRIES, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-Continued
                                NOVEMBER 30, 1996

The discount rate and rate of increase in compensation levels used to measure benefit obligations were 7% and 5%, respectively, for both 1996 and 1995.

Accumulated  benefits  for  supplemental   executive  retirement  plans  totaled
approximately   $5,144,000  and  $2,235,000  at  November  30,  1996  and  1995,
respectively.

6.       Long-Term Debt

Long-term debt consists of the following as of November 30 (in thousands):

                                                        1996             1995
 Facility A Term Note............................     $171,500      $       --
 Facility B Term Note............................       49,875              --
 Facility C Revolving Note.......................       40,000              --
 4.92% unsecured senior notes....................        --               28,000
 Other...........................................          186               229
                                                       261,561            28,229
 Less current portion............................       16,524             7,029
                                                      $245,037           $21,200

In April 1996 the Company entered into a $300,000,000 credit agreement ("Agreement") with a group of financial institutions to finance the acquisition of Guardsman and to repay existing debt. The Agreement provides for $175,000,000 and $50,000,000 of borrowings under term notes and $75,000,000 under a revolving note. Outstanding principal of the term notes is due in quarterly payments which escalate annually with final payment due November 30, 2003. Interest on the term notes is payable quarterly. The principal of the revolving note is due May, 2002 and interest is due quarterly. Amounts available under the revolver are limited to a borrowing base, as defined in the Agreement. Additional amounts available for borrowing under the revolver totaled $35,000,000 at November 30, 1996.

The notes and revolver bear interest, at the Company's option, at (i) the higher of the agent bank's prime rate (8.25% at November 30, 1996) or the Federal Funds rate plus one-half (1/2%) percent, or (ii) the London Interbank Offered Rate; plus 50 to 225 basis points depending on the Company's Leverage Ratio. A commitment fee, ranging from .25% to .50%, is payable on the unused portion of the revolving note. The outstanding notes are secured by the Company's accounts receivable and real and personal property.

In April, 1996 the Company entered into a forty-four month interest rate swap agreement with a notional amount of $175,000,000; and in November, 1996, a twenty-four month interest rate swap agreement with a notional amount of $50,000,000. These agreements effectively convert a portion of the term notes from floating rate debt to fixed rate debt with a weighted average rate of 7.64% at November 30, 1996. The notional amount of the $175,000,000 agreement was $135,000,000 at November 30, 1996 and reduces ratably on an annual basis to $50,000,000 in 1999.

Minimum  principal  payments of long-term debt excluding the revolving note are:
1997-$16,524,000;    1998-$31,141,000;    1999-$31,518,000;    2000-$36,019,000;
2001-$39,020,000;  2002-$35,937,000;  2003-$31,353,000. Interest of $12,746,000,
$2,306,000 and $1,853,000 was paid in fiscal 1996, 1995 and 1994, respectively.

                             LILLY INDUSTRIES, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-Continued
                                NOVEMBER 30, 1996

         The Company is subject to various debt covenants, including negative covenants which require the maintenance of certain ratios for maximum leverage, fixed charge coverage and interest coverage. Additionally, such covenants place certain restrictions on the Company's ability to engage in mergers and acquisitions, incur additional indebtedness, acquire or dispose of fixed assets, and the use of Excess Cash Flow.

7.       Income Taxes

Income tax expense for the years ended November 30 is comprised of the following components (in thousands):

                                    1996              1995             1994
Current expense:
     Federal.................     $  7,204          $  7,953          $12,395
     Foreign.................        4,736             3,267            2,944
     State...................        1,328             2,360            2,800
                                    13,268            13,580           18,139
Deferred expense (credit):
     Federal.................        1,829                --           (1,627)
     Foreign.................         (119)              (70)            (162)
     State...................          384                --               --
                                     2,094               (70)          (1,789)
                                   $15,362           $13,510          $16,350

A reconciliation of the statutory U.S. federal rate to the effective income tax rate for the years ended November 30 is as follows:

                                                   1996        1995         1994
Statutory U.S. federal income tax rate.........    35.0%       35.0%       35.0%
Increase resulting from:
Goodwill.......................................     4.1         2.4          .5
State income taxes, net of federal income
     tax benefit...............................     3.3         3.4         3.7
Other items....................................     2.6        (0.8)        2.0
Effective income tax rate......................    45.0%       40.0%       41.2%

                             LILLY INDUSTRIES, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-Continued
                                NOVEMBER 30, 1996

Deferred income taxes are recorded based upon differences between the financial statement and tax basis of assets and liabilities. The deferred tax assets and liabilities recorded on the balance sheet at November 30 are as follows (in thousands):

                                                      1996             1995
Deferred tax assets:
Restructuring and closure reserves.............    $  6,127        $     --
Goodwill.......................................       1,316             1,152
Employee benefits..............................       4,398             1,520
Accounts receivable, inventory and other.......      15,281             5,927
                                                     27,122             8,599
Deferred tax liabilities:
Property and equipment.........................       8,003             3,264
Pension........................................       1,311             1,630
Intangibles and other..........................       --                1,335
                                                      9,314             6,229
Net deferred tax assets........................     $17,808            $2,370

         No provision has been made for U.S. federal income taxes on certain undistributed earnings of foreign subsidiaries that the Company intends to permanently invest or that may be remitted tax-free. The total of undistributed earnings that would be subject to federal income tax if remitted under existing law is approximately $14,000,000 at November 30, 1996. Determination of the unrecognized deferred tax liability related to these earnings is not practicable because of the complexities with its hypothetical calculation. Upon distribution of these earnings, the Company will be subject to U.S. taxes and withholding taxes payable to various foreign governments. A credit for foreign taxes already paid would be available to reduce the U.S. tax liability.

         Income taxes of $20,177,000,  $16,524,000 and $13,400,000  were paid in
1996, 1995 and 1994, respectively.

8.       Capital Stock

         Authorized shares of Class A and Class B stock were increased in 1996 from 48,500,000 and 1,500,000 shares, respectively, to 97,000,000 and 3,000,000, respectively. The limited voting rights of Class A shareholders are equal to voting rights of Class B shareholders only with regard to voting for merger, consolidation or dissolution of the Company and voting and electing four directors of the Company if there are ten or more directors and two directors if there are nine or fewer directors. With respect to all rights other than voting, Class A shareholders are the same as Class B shareholders.

         The terms of the Class B stock, which is held only by employees, provide that these shares be exchanged for Class A stock on a share-for-share basis when the shareholder ceases to be an employee or decides to dispose of the shares. Accordingly, 3,000,000 shares of authorized Class A stock are reserved for this purpose.

         On January 12, 1996 the Company's Board of Directors ("Board") declared a dividend of one purchase right for each outstanding share of Class A and Class B stock. In addition, one right is distributed for each share issued after January 26, 1996. Upon exercise, each right entitles holders to purchase from the Company one share of stock at $55 per share, subject to certain adjustments.

                             LILLY INDUSTRIES, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-Continued
                                NOVEMBER 30, 1996

The rights become exercisable when a person or group acquires beneficial ownership of 15 percent or more of Class A stock or becomes the beneficial owner of an amount of Class A stock (but not less than 10 percent) which the Board determines to be substantial and not in the Company's best long-term interests or following the announcement of a tender or exchange offer for 30% or more of the Class A stock.

         In the event a person acquires 15 percent or more of Class A stock, or is determined by the Board to be a substantial owner whose ownership is not in the Company's best long-term interests or an acquiring person engages in certain self-dealing transactions, each holder will have the right to receive that number of common shares having a market value of two times the exercise price of the right. At any time after a person becomes an acquiring person, but before such person acquires 50 percent or more of outstanding Class A stock, the Board may exchange each right for one common share (subject to adjustment).

         In the event the Company is involved in certain business combination transactions, or 50% or more of the Company's consolidated assets or earning power are sold, each holder will have the right to receive, upon exercise at the then-current exercise price of the right, that number of shares of common stock of the acquiring company having a market value of two times the exercise price of the right.

         The Company may redeem the rights at a price of $.01 per right at any time prior to the time a person or group becomes an acquiring person as defined by the rights agreement. The rights expire in January, 2006.

         A summary of shares issued and held in treasury follows (in thousands):

                                                          Capital Stock
                                                             Issued                     Held in Treasury
                                                   Class A           Class B         Class A           Class B
Balance at November 30, 1993.....................   17,646              360             2,825              170
     Class A exchanged for Class B...............       --               --                74              (74)
     Class B exchanged for Class A...............       --               --               (40)              40
     Stock options exercised.....................      161               --                 8               17
     Three-for-two stock split...................    8,888              180             1,437               69
Balance at November 30, 1994.....................   26,695              540             4,304              222
     Class A exchanged for Class B...............       --               --                78              (78)
     Class B exchanged for Class A...............       --               --                (8)               8
     Acquisition for treasury....................       --           --                   370            --
     Stock options exercised.....................      208               --                10               35
Balance at November 30, 1995.....................   26,903              540             4,754              187
     Class A exchanged for Class B...............       --               --                78              (78)
     Class B exchanged for Class A...............       --               --               (54)              54
     Stock options exercised.....................      281               --                32               28
Balance at November 30, 1996.....................   27,184              540             4,810              191

                             LILLY INDUSTRIES, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-Continued
                                NOVEMBER 30, 1996

 Changes in capital stock are summarized as follows (in thousands):

                                                                                                     Cost of
                                                          Capital Stock                               Capital
                                                        (Stated Amount)           Additional         Stock in
                                                   Class A          Class B          Capital         Treasury
Balance at November 30, 1993......................   $14,705           $300           $70,635          $25,587
   Stock options exercised........................       126             --             1,177              500
   Disqualifying disposition of stock options.....        --             --               160             --
Balance at November 30, 1994......................    14,831            300            71,972           26,087
   Acquisition for treasury.......................        --             --                --            4,380
   Stock options exercised........................       116             --             1,376              590
   Disqualifying disposition of stock options.....        --             --               102             --
Balance at November 30, 1995......................    14,947            300            73,450           31,057
   Stock options exercised........................       156             --             1,828              968
   Disqualifying disposition of stock options.....        --             --               155             --
Balance at November 30, 1996......................   $15,103           $300           $75,433          $32,025

         Incentive stock option plans entitle certain directors, officers and other key employees to buy shares of Class A stock at prices not less than fair market value on the date of grant. The number of shares reserved and the number and price per share of options granted are adjusted for subsequent stock dividends and stock splits. Shares reserved under these plans totaled 1,604,254 at November 30, 1996 of which option grants have been made for 1,210,322 shares at prices ranging from $5.19 to $17.17. During 1996, 280,962 options were exercised at prices ranging from $5.01 to $14.33 and 309,336 additional options were granted. Options to buy 648,000 shares are currently exercisable.

         Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", encourages, but does not require companies to record compensation expense for grants of stock options and other equity instruments at fair value. The Statement permits companies to continue to apply APB Opinion 25 and related Interpretations in accounting for its plans. The Company has elected to continue to apply APB Opinion 25 which will result in no income statement effect. However, additional disclosures will be required in the financial statements for the year ending November 30, 1997 to comply with Statement 123.

         The Company sponsors an employees' stock purchase plan and defined contribution plans that allow participants to acquire Class A stock at the current fair market value. At November 30, 1996, 4,926,000 shares of Class A stock were reserved for sale under the plans.

                             LILLY INDUSTRIES, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-Continued
                                NOVEMBER 30, 1996

9.       Foreign Operations

United States and foreign operations, which include subsidiaries located in Canada, the United Kingdom, Germany, Taiwan, Malaysia and China are as follows (in thousands):


                                           1996              1995           1994
Net sales to unaffiliated customers:
     United States....................    $423,753         $277,494          $284,826
     Foreign..........................      85,223           50,851            46,480
     Consolidated.....................    $508,976         $328,345          $331,306
Income before income taxes:...........
     United States....................   $  41,501        $  25,943         $  33,340
     Foreign..........................      16,710            9,989             9,231
     Interest expense.................     (14,466)          (2,158)           (2,919)
     Restructuring charge.............      (9,607)              --             --
     Consolidated.....................   $  34,138        $  33,774         $  39,652
Total assets:.........................
     United States....................    $463,557         $158,338          $165,182
     Foreign..........................      58,725           25,784            25,572
     Eliminations (deductions)........        (422)            (540)             (502)
     Consolidated.....................    $521,860         $183,582          $190,252


10.      Quarterly Results of Operations (Unaudited)

Quarterly results of operations are summarized as follows (in thousands, except per share data):

                                                     Quarter Ended
1996                         Feb. 29           May 31            Aug. 31         Nov. 30
Net sales...............      $73,271         $131,711         $150,859          $153,135
Gross profit............       24,061           47,474           56,188            59,505
Net income..............        3,486              616            7,012             7,662
Net income per share....          .15              .03              .30               .33

                                                     Quarter Ended
1995                         Feb. 28           May 31            Aug. 31         Nov. 30
Net sales...............    $80,447           $85,407          $79,705            $82,786
Gross profit............     26,880            28,530           25,119             27,917
Net income..............      4,647             5,808            4,577              5,232
Net income per share....        .20               .25              .20                .23


[BACK COVER, LEFT COLUMN]

No dealer, salesperson or any other person has been authorized to give any information or to make any representation other than those contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date as of which information is given in this Prospectus. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such solicitation.

                                   -----------

                                Table Of Contents
                                                                            Page
Available Information........................................................  4
Information Incorporated by Reference........................................  4
Forward Looking Statements...................................................  5
Summary......................................................................  6
Risk Factors................................................................. 16
Private Placement............................................................ 22
Use of Proceeds.............................................................. 22
Capitalization............................................................... 23
Selected Consolidated Financial
    Information and Certain Operating
   Data...................................................................... 24
Management's Discussion and Analysis
    of Results of Operations and
    Financial Condition...................................................... 26
Business..................................................................... 29
Management................................................................... 39
Description of Old Debt and New
    Bank Credit Facility..................................................... 41
The Exchange Offer........................................................... 43
Description of Notes......................................................... 49
Exchange Offer; Registration Rights.......................................... 69
Certain United States Federal Income
    Tax Considerations....................................................... 71
Plan of Distribution......................................................... 74
Transfer Restrictions on Old Notes........................................... 75
Legal Matters................................................................ 77
Independent Auditors......................................................... 77
Index to Financial Statements................................................F-1

Until  ____________,  1998 (90 days  after  the  date of this  Prospectus),  all dealers effecting transactions in the Exchange Notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

[BACK COVER, RIGHT COLUMN]


                             LILLY INDUSTRIES, INC.













                                OFFER TO EXCHANGE
                            $100,000,000 in aggregate
                               principal amount of
                               7 3/4% SENIOR NOTES
                               DUE 2007, SERIES B
                             for all $100,000,000 in
                              aggregate outstanding
                               principal amount of
                               7 3/4% SENIOR NOTES
                               DUE 2007, SERIES A







                                  -------------
                                   PROSPECTUS
                                  -------------













                               ____________, 1998

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.      Indemnification of Directors and Officers.

     Section 21 of the Indiana Business Corporation Law, as amended (the "BCL"), grants to each Indiana corporation broad powers to indemnify directors, officers, employees or agents against expenses incurred in certain proceedings if the conduct in question was found to be in good faith and was reasonably believed to be in the corporation's best interests. This statute provides, however, that this indemnification should not be deemed exclusive of any other indemnification rights provided by the articles of incorporation, by-laws, resolution or other authorization adopted by a majority vote of the voting shares then issued and outstanding. Article 10 of the Amended and Restated Articles of Incorporation of the Registrant and Article 8 of the Amended and Restated Code of By-Laws of the Registrant state as follows:

                                   ARTICLE 10
                                 INDEMNIFICATION

     Section 10.1. Indemnification of Directors. The Corporation shall, to the extent to which it is empowered to do so by the Act [the BCL], or any other applicable laws, as from time to time in effect, indemnify any Director who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (an "Action"), by reason of the fact that he is or was a Director or who, while serving as such Director, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent (an "Authorized Capacity") of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not (individually, "Another Entity"), against expenses, including attorney's fees ("Expenses"), judgments, penalties, fines (including excise taxes assessed with respect to employee benefit plans) and amounts paid in settlement actually and reasonably incurred by him in connection with such Action if such person acted in good faith and in a manner he reasonably believed, in the case of conduct in his official capacity, was in the best interests of the Corporation, and in all other cases was not opposed to the best interests of the Corporation, and, with respect to any criminal Action, he either had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful. The termination of any Action by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not meet the prescribed standards of conduct.

     Section 10.2. Indemnification of Officers, Employees and Agents. The Corporation may, to the extent to which it is empowered to do so by the Act [the BCL], or any other applicable laws, as from time to time in effect, indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed Action, by reason of the fact that he is or was an Officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation in an Authorized Capacity for Another Entity, against Expenses, judgments, penalties, fines (including excise taxes assessed with respect to employee benefit plans) and amounts paid in settlement actually and reasonably incurred by him in connection with such Action if such person acted in good faith and in a manner he reasonably believed in the case of conduct in his official capacity was in the best interests of the Corporation, and in all other cases was not opposed to the best interests of the Corporation, and, with respect to any criminal Action, he either had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful. The termination of any Action, by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, be determinative that the person did not meet the prescribed standards of conduct.

     Section 10.3. Indemnification in Successfully Defended Actions. To the extent that a Director, Officer, employee or agent of the Corporation has been successful on the merits or otherwise in the defense of any Action referred to in Section 10.1 or Section 10.2, or in the defense of any claim, issue or matter in any such

Action, the Corporation shall indemnify him against Expenses actually and reasonably incurred by him in connection therewith.

     Section 10.4. Indemnification Procedure. Unless ordered by a court, any indemnification of any person under Section 10.1 or Section 10.2 shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of such person is proper in the circumstances because he met the applicable standards of conduct. Such determination shall be made (a) by the Board, by a majority vote of a quorum consisting of Directors who are not at the time parties to the Action involved ("Parties"), or (b) if a quorum cannot be obtained under Subsection (a), by a majority vote of a Committee duly designated by the Board (in which designation Directors who are Parties may participate), consisting solely of two or more Directors who are not at the time Parties, or (c) by written opinion of special legal counsel (1) selected by the Board or a Committee in the manner prescribed in Subsections (a) and (b), respectively, or (2) if a quorum cannot be obtained and a Committee cannot be designated under Subsections (a) and (b), respectively, selected by a majority of the full Board, in which selection of Directors who are Parties may participate, or (d) by the Shareholders who are not at the time Parties, voting together as a single class; and provided, further, that shares owned by or voted under the control of Directors who are at the time Parties may not be voted on the determination. Authorization of indemnification and evaluation as to the reasonableness of Expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of Expenses shall be made by those entitled under Subsection (c) to select counsel.

     Section 10.5. Good Faith Defined.  For purposes of any determination  under
Section 10.1, a Director shall be deemed to have acted in good faith and to have otherwise met the applicable standard of conduct set forth in Section 10.1 if his action is based on information, opinions, reports, or statements, including financial statements and other financial data, prepared or presented by (a) one or more Officers, employees or agents of the Corporation or another enterprise whom he reasonably believes to be reliable and competent in the matters presented; (b) legal counsel, public accountants, appraisers or other persons as to matters he reasonably believes are within the person's professional or expert competence; or (c) a Committee, or a committee appointed by the Board or by the board of directors of another enterprise, of which the person is not a member, if he reasonably believes the Committee or committee, respectively, merits confidence. The term "another enterprise" as used in this Section 10.5 shall mean Another Entity of which such Director is or was serving at the request of the Corporation in an Authorized Capacity. The provisions of this Section 10.5 shall not be deemed to be exclusive or to limit in any way the circumstances in which a Director may be deemed to have met the applicable standards of conduct set forth in Section 10.1.

     Section 10.6. Payment of Expenses in Advance. Expenses reasonably incurred in connection with any Action by any Director, Officer, employee or agent may be paid or reimbursed by the Corporation in advance of the final disposition of such Action as authorized in the specific case in the same manner described in
Section 10.4 upon receipt of a written affirmation of such Director's, Officer's, employee's or agent's good faith belief that he has met the standards of conduct described in Section 10.1 or Section 10.2 and upon receipt of a written undertaking by or on behalf of such Director, Officer, employee or agent to repay such amount if it shall ultimately be determined that he did not meet the applicable standards of conduct and a determination is made under the procedure set forth in Section 10.4 that the facts then known to those making the determination would not preclude indemnification under this Article 10. Such an undertaking must be an unlimited general obligation of the person making it, but need not be secured and may be accepted by the Corporation without reference to such person's financial ability to make repayment.

     Section 10.7. Rights Not Exclusive.  The  indemnification  provided in this
Article 10(a) shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under (1) any law, (2) the By-laws, (3) any resolution of the Board or of the Shareholders, (4) any other authorization, whenever adopted, after notice, by a majority vote of all shares entitled to vote thereon, (5) any contract, or (6) the articles of incorporation, code of by-laws or other governing documents, or any resolution of or other authorization by the directors, shareholders, partners, trustees, members, owners or governing body of Another Entity; (b) shall inure to the benefit of the heirs, executors and administrators of such a person; and (c) shall continue as to any such person who has ceased to be a Director, Officer, employee, or agent of the Corporation or to be serving in an Authorized Capacity for Another Entity.

     Section 10.8. Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director, Officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation in an Authorized Capacity of or for Another Entity, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article 10.

     Section 10.9. Vested Right to Indemnification. The right of any person to indemnification under this Article 10 shall vest at the time of occurrence or performance of any event, act or omission giving rise to the Action for which indemnification is sought, and, once vested, shall not later be impaired as a result of any amendment, repeal, alteration or other modification of any or all of these provisions. Notwithstanding the foregoing, the indemnification afforded under this Article 10 shall be applicable to all alleged prior acts or omissions of any person seeking indemnification hereunder, regardless of the fact that such alleged prior acts or omissions may have occurred prior to the adoption of this Article 10. To the extent such prior acts or omissions cannot be deemed to be covered by this Article 10, the right of any individual to indemnification shall be governed by the indemnification provisions in effect at the time of such prior acts or omissions.

     Section 10.10. Additional Definitions. For purposes of this Article 10, references to the "Corporation" shall include any domestic or foreign predecessor entity of the Corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

     For purposes of this Article 10, serving an employee benefit plan at the request of the Corporation shall include any service as a Director, Officer, employee or agent of the Corporation which imposes duties on, or involves services by such Director, Officer, employee or agent with respect to any employee benefit plan, its participants, or beneficiaries. A person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" referred to in this Article 10.

     For purposes of this Article 10, "party" includes any individual who is or was a plaintiff, defendant or respondent in any action, suit or proceeding, or who is threatened to be made a named defendant or respondent in any action, suit or proceeding.

     For purposes of this Article 10, "official capacity" when used with respect to a Director shall mean the office of Director of the Corporation; and when used with respect to an individual other than a Director, shall mean the office in the Corporation held by the Officer or the employment or agency relationship undertaken by the employee or agent on behalf of the Corporation. "Official Capacity" does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not.

     Section 10.11. Payments as a Business Expense. Any payments made to any indemnified party under this Article 10 or under any other right to indemnification shall be deemed to be an ordinary and necessary business expense of the Corporation, and payment thereof shall not subject any person responsible for the payment, or the Board, to any action for corporate waste or any similar action.

                                    ARTICLE 8
                                 INDEMNIFICATION

     Section 8.01. Indemnification of Officers and Employees. The Corporation shall, to the extent to which it is empowered to do so by the Act [the BCL], or any other applicable laws, as from time to time in effect, indemnify any Officer or employee of the Corporation who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (an "Action"), by reason of the fact that he is or was an Officer or employee of the Corporation or who, while serving as such Officer or employee of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent (an "Authorized Capacity") of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not (individually, "Another Entity"), against expenses, including attorney's fees ("Expenses"), judgments, penalties, fines (including excise taxes assessed with respect to employee benefit plans) and amounts paid in settlement actually and reasonably incurred by him in connection with such Action if such person acted in good faith and in a manner he reasonably believed, in the case of conduct in his official capacity, was in the best interests of the Corporation, and in all other cases, was not opposed to the best interests of the Corporation, and, with respect to any criminal Action, he either had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful. The termination of any Action by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not meet the prescribed standards of conduct.

     Section 8.02. Indemnification Procedure. Unless ordered by a court, any indemnification of any person under Section 8.01 shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of such person is proper in the circumstances because he met the applicable standards of conduct. Such determination shall be made (a) by the Board, by a majority vote of a quorum consisting of Directors who are not at the time parties to the Action involved ("Parties"), or (b) if a quorum cannot be obtained under Clause (a), by a majority vote of a committee duly designated by the Board (in which designation Directors who are Parties may participate), consisting solely of two or more Directors who are not at the time Parties, or
(c) by written opinion of special legal counsel (1) selected by the Board or a committee composed of Directors duly designated by the Board as such (a "Committee") in the manner prescribed in Clauses (a) or (b), respectively, or
(2) if a quorum cannot be obtained and a Committee cannot be designated under Clauses (a) and (b), respectively, selected by a majority of the full Board, in which selection Directors who are Parties may participate, or (d) by the Shareholders who are not at the times Parties, voting together as a single class; and provided, further, that shares owned by or voted under the control of Directors who are at the time Parties may not be voted on the determination. Authorization of indemnification and evaluation as to the reasonableness of Expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of Expenses shall be made by those entitled under Clause (c) to select counsel.

     Section 8.03. Good Faith Defined.  For purposes of any determination  under
Section 8.01, an Officer or employee of the Corporation shall be deemed to have acted in good faith and to have otherwise met the applicable standard of conduct set forth in Section 8.01 if his action is based on information, opinions, reports, or statements, including financial statements and other financial data, prepared or presented by (a) one or more Officers, employees, or agents of the Corporation or another enterprise whom he reasonably believes to be reliable and competent in the matters presented; (b) legal counsel, public accountants, appraisers or other persons as to matters he reasonably believes are within the person's professional or expert competence; or (c) a Committee, or a committee of the board of directors of another enterprise, of which the person is not a member, if he reasonably believes the Committee or committee, respectively, merits confidence. The term "another enterprise" as used in this Section 8.03 shall mean Another Entity of which such Officer or employee of the Corporation is or was serving at the request of the Corporation in an Authorized Capacity. The provisions of this Section 8.03 shall not be deemed to be exclusive or to limit in any way the circumstances in which an Officer or employee of the Corporation may be deemed to have met the applicable standards of conduct set forth in Section 8.01.

     Section 8.04. Payment of Expenses in Advance. Expenses reasonably incurred in connection with any Action by any Officer or employee of the Corporation may be paid or reimbursed by the Corporation in advance of the final disposition of such Action as authorized in the specific case in the same manner described in
Section 8.03 upon receipt of a written affirmation of such Officer's or employee's good faith belief that he has met the standards of conduct described in Section 8.01 and upon receipt of a written undertaking by or on behalf of such Officer or employee to repay such amount if it shall ultimately be determined that he did not meet the applicable standards of conduct and a determination is made under the procedure set forth in Section 8.03 that the facts then known to those making the determination would not preclude indemnification under this Article 8. Such an undertaking must be an unlimited general obligation of the person making it, but need not be secured and may be accepted by the Corporation without reference to such person's financial ability to make repayment.

     Section 8.05. Rights Not Exclusive.  The  indemnification  provided in this
Article 8 (a) shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under (1) any law, (2) the Articles, (3) any resolution of the Board or of the Shareholders, (4) any other authorization, whenever adopted, after notice, by a majority vote of all shares entitled to vote thereon, (5) any contract, or (6) the articles of incorporation, code of by-laws or other governing documents, or any resolution of or other authorization by the directors, shareholders, partners, trustees, members, owners or governing body, of Another Entity; (b) shall inure to the benefit of the heirs, executors and administrators of such a person; and (c) shall continue as to any such person who has ceased to be an Officer or employee of the Corporation or to be serving in an Authorized Capacity for Another Entity.

     Section 8.06. Vested Right to Indemnification. The right of any person to indemnification under this Article 8 shall vest at the time of occurrence or performance of any event, act or omission giving rise to the Action for which indemnification is sought, and, once vested, shall not later be impaired as a result of any amendment, repeal, alteration or other modification of any or all of these provisions. Notwithstanding the foregoing, the indemnification afforded under this Article 8 shall be applicable to all alleged prior acts or omissions of any person seeking indemnification hereunder, regardless of the fact that such alleged prior acts or omissions may have occurred prior to the adoption of this Article 8. To the extent such prior acts or omissions cannot be deemed to be covered by this Article 8, the right of any individual to indemnification shall be governed by the indemnification provisions in effect at the time of such prior acts or omissions.

     Section 8.07. Additional Definitions. For purposes of this Article 8, references to the "Corporation" shall include any domestic or foreign predecessor entity of the Corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

     For purposes of this Article 8, serving an employee benefit plan at the request of the Corporation shall include any service as an Officer or employee of the Corporation which imposes duties on, or involves services by such Officer or employee with respect to an employee benefit plan, its participants, or beneficiaries. A person who acted in good faith and in a manner be reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interest of the Corporation" referred to in this Article 8.

     For purposes of this Article 8, "party" includes any individual who is or was a plaintiff, defendant or respondent in any action, suit or proceeding, or who is threatened to be made a named defendant or respondent in any action, suit or proceeding.

     For purposes of this Article 8, "official capacity," when used with respect to an Officer, employee of the Corporation, or agent of the Corporation, shall mean the office in the Corporation held by the Officer or the employment or agency relationship undertaken by the employee or agent on behalf of the Corporation.

"Official Capacity" does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not.

     Section  8.08.  Payments as a Business  Expense.  Any payments  made to any indemnified party under this Article 8 or under any other right to indemnification shall be deemed to be an ordinary and necessary business expense of the Corporation, and payment thereof shall not subject any person responsible for the payment, or the Board, to any action for corporate waste or to any similar action.


Item 21.      Exhibits and Financial Statement Schedules.

     (a) The exhibits furnished with this Registration Statement are listed beginning on page E-1.

     (b) The following financial statement schedule of the Registrant is included in this Registration Statement beginning on page S-11:


Item 22.      Undertakings.

     (1)      The undersigned registrant hereby undertakes:

                  (a) to file,  during any  period in which  offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
                           Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

                  (b) that, for the purpose of determining  any liability  under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (c) to remove from  registration by means of a  post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (4) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (5) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on December 5, 1997.

                                       LILLY INDUSTRIES, INC.

                                       By: /s/ Douglas W. Huemme
                                           -------------------------------------
                                           Douglas W. Huemme,
                                           Chairman of the Board,
                                           President and Chief Executive Officer

     Each person whose signature appears below hereby authorizes John C. Elbin to file one or more amendments (including post-effective amendments) to the registration statement which amendments may make such changes in the registration statement as he deems appropriate, and to file any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933. Each such person hereby appoints John C. Elbin, as attorney-in-fact, to execute in the name and on the behalf of each person individually, and in each capacity stated below, any such amendments to the registration statement and any such registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

     Signatures                      Title                             Date
     -------------------             ------------------            ------------
(1)  Principal Executive Officer:

     /s/ Douglas W. Huemme           Chairman   of  the
     ----------------------          Board, President and    )
     Douglas W. Huemme               Chief Executive Officer )
                                                             )
(2)  Principal Financial Officer:                            )
                                                             )
     /s/ John C. Elbin                                       )
     ----------------------          Vice President, Chief   )
     John C. Elbin                   Financial Officer       )
                                     and Secretary           )
                                                             )
(3)  Principal Accounting Officer:                           )
                                                             )
     /s/ Kenneth L. Mills            Corporate Accounting
     ----------------------          Director and            )
     Kenneth L. Mills                 Assistant Secretary    )
                                                             )
(4)  The Board of Directors:                                 )
                                                             )
     /s/ Robert A. Taylor                                    )
     ----------------------          Director                )
     Robert A. Taylor                                        )
                                                             )
                                                             )
     ----------------------          Director                )
     William C. Dorris                                       )
                                                             )
     /s/ James M. Cornelius                                  )
     ----------------------          Director                )
     James M. Cornelius                                      ) December 4, 1997
                                                             )
     /s/ Paul K. Gaston                                      )
     ----------------------          Director                )
     Paul K. Gaston                                          )
                                                             )
                                                             )
     ----------------------          Director                )
     Douglas W. Huemme                                       )
                                                             )
     /s/ Harry Morrison                                      )
     ----------------------          Director                )
     Harry Morrison, Ph.D.                                   )
                                                             )
     /s/ Norma J. Oman                                       )
     ----------------------          Director                )
     Norma J. Oman                                           )
                                                             )
     /s/ John D. Peterson                                    )
     ----------------------          Director                )
     John D. Peterson                                        )

                                                             )
     /s/ Thomas E. Reilly Jr.                                )
     ----------------------          Director                )
     Thomas E. Reilly, Jr.                                   ) December 4, 1997
                                                             )
     /s/ Van P. Smith                                        )
     ----------------------          Director                )
     Van P. Smith                                            )

STATE OF INDIANA  )
                  )       SS:
COUNTY OF MARION  )


     Before me, a notary public, in and for said County and State personally appeared Douglas W. Huemme, John C. Elbin, Kenneth L. Mills, Robert A. Taylor, James M. Cornelius, Paul K. Gaston, Harry Morrison, PH.D., Norma J. Oman, John
D. Peterson, Thomas E. Reilly, Jr. and Van P. Smith, who executed the attached signature page on December 4, 1997, for the Registration Statement on Form S-4 which included a power of attorney regarding such Registration Statement.

     Witness my hand and Notarial Seal this 4th day of December, 1997.


                                             /s/ Diane S. Rizzo
                                             -----------------------------------
                                                                   Notary Public
                                             Diane S. Rizzo
My Commission Expires:                       -----------------------------------
                                                                       (Printed)
------------------------------
                                             Residing in                  County



                                                        DIANE S. RIZZO
[NOTARY SEAL]                                   NOTARY PUBLIC STATE OF INDIANA
                                                        JOHNSON COUNTY
                                               MY COMMISSION EXP. AUG. 29, 2001

                       VALUATION AND QUALIFYING ACCOUNTS
                    LILLY INDUSTRIES, INC. AND SUBSIDIARIES



COL. A                          COL. B                             COL. C                           COL. D             COL. E
------                          ------         ----------------------------------------------       ------             ------
                                                                  Additions
Description                     Balance at         (1)               (2)             (3)            Deductions-         Balance
                                Beginning       Charged to        Charged to      Acquired in        Describe          at End of
                                of Period       Costs and        Other Accounts    Business                             Period
                                                Expenditures      -Describe       Combination
Year ended November 30, 1996:
     Reserve and allowances
          deducted from asset
          accounts:
     Allowance for doubtful
          accounts receivable   $2,050,922       $  510,826       $   --            $729,307           $585,296 (A)     $2,705,759
                                ==========       ==========       ======            ========           ========         ==========

Year ended November 30, 1995:
     Reserves and allowances
          deducted from asset
          accounts:
     Allowance for doubtful
     accounts receivable        $1,758,769       $  600,717       $   --            $     --           $308,564 (A)     $2,050,922
                                ==========       ==========       ======            ========           ========         ==========

Year ended November 30, 1994:
     Reserves and allowances
          deducted from asset
          accounts:
     Allowance for doubtful
          accounts receivable   $1,353,042       $  790,422       $   --            $     --           $384,695 (A)     $1,758,769
                                ==========       ==========       ======            ========           ========         ==========




Note A - Uncollectible accounts receivable charged off, net of recoveries.

                                  EXHIBIT INDEX

Exhibit No.                 Description                                     Page

1        Purchase  Agreement,  dated November 5, 1997,  between Lilly        __
         Industries,  Inc. and Salomon Brothers,  Inc., Lehman Brothers,
         Inc. and Schroder & Co., Inc.

2        Merger  Agreement,  dated  March 4,  1996,  by and among  Lilly
         Industries, Inc., LP Acquisition Corporation and Guardsman Products, Inc. This exhibit is incorporated by reference to
         Exhibit 2 to the Lilly Industries, Inc.'s Form 8-K Current Report filed with the SEC on April 22, 1996.

3.1 Restated Articles of Incorporation of Lilly Industries, Inc., as amended. This exhibit is incorporated by reference to
         Exhibit 3(a) to Lilly Industries, Inc.'s Form 10-K Annual Report for the fiscal year ended November 30, 1996.

3.2      Restated By-Laws of Lilly  Industries,  Inc., as amended.  This exhibit is incorporated by reference to Exhibit 3(b) to Lilly Industries, Inc.'s Form 10-K Annual Report for the fiscal year ended November 30, 1993.

4.1      Indenture,  dated November 10, 1997,  between Lilly Industries,
         Inc. and Harris Trust and Savings Bank.                            __

4.2      Credit  Agreement,   dated  October  24,  1997,  between  Lilly
         Industries,  Inc., the Lenders  Signatory  thereto,  and NBD       __
         Bank, N.A. as Agent.

4.3 Rights Agreement, dated January 12, 1996, between Lilly Industries, Inc. and KeyCorp Shareholder Services, Inc. as Rights Agent. This exhibit is incorporated by reference to
         Exhibit 4 to Lilly Industries, Inc.'s Form 8-A filed with the SEC on January 23, 1996.

5        Opinion of Barnes & Thornburg.                                     __

10.1     Registration  Agreement,  dated November 5, 1997, between Lilly
         Industries,   Inc.  and  Salomon  Brothers,   Inc.,  Lehman        __
         Brothers, Inc. and Schroder & Co., Inc.

10.2     Form of Exchange Agent Agreement.                                  __

10.3 Lilly Industries, Inc. Unfunded Supplemental Retirement Plan (as in effect November 29, 1990). This exhibit is incorporated by reference to Exhibit 10(b) to Lilly Industries, Inc.'s Form 10-K Annual Report for the fiscal year ended November 30, 1990.

10.4     Lilly  Industries,  Inc.  Unfunded  Excess  Benefit Plan.  This
         exhibit is incorporated by reference to Exhibit 10(c) to Lilly Industries, Inc.'s Form 10-K Annual Report for the fiscal year ended November 30, 1989.

10.5 Lilly Industries, Inc. Second Unfunded Supplemental Retirement Plan (effective June 4, 1990). This exhibit is incorporated by reference to Exhibit 10(f) to Lilly Industries, Inc.'s Form 10-K Annual Report for the fiscal year ended November 30, 1990.

10.7     Lilly  Industries,  Inc. 1991 Director Stock Option Plan.  This
         exhibit is incorporated by reference to Exhibit 10(i) to Lilly Industries, Inc.'s Form 10-K Annual Report for the fiscal year ended November 30, 1991.

10.8 Lilly Industries, Inc. 1992 Stock Option Plan. This exhibit is incorporated by reference to Exhibit 10(j) to Lilly Industries,
         Inc.'s Form 10-K Annual Report for the fiscal year ended November 30, 1991. First Amendment to Lilly Industries, Inc.
         1992 Stock Option Plan.                                           ____

10.9 Credit Agreement, dated April 8, 1996, between Lilly Industries, Inc., the Lenders Signatory thereto, NBD Bank, N.A., as Agent, and Harris Trust and Savings Bank, Comerica Bank, Mercantile Bank of St. Louis and Bank One, Indianapolis, N.A., as Co-Agents. This exhibit is incorporated by reference to Exhibit 4 to Lilly Industries, Inc.'s Form 8-K Current Report filed with the SEC on April 22, 1996.

10.10 First Amendment to Credit Agreement, dated April 2, 1997, between Lilly Industries, Inc., the Lenders Signatory thereto, NBD Bank, N.A., as Agent, and Harris Trust and Savings Bank, Comerica Bank, Mercantile Bank of St. Louis and Bank One, Indianapolis, N.A., as Co-Agents. This exhibit is incorporated by reference to Exhibit 10 to Lilly Industries, Inc.'s Form 10-Q Quarterly Report for the fiscal quarter ended May 31, 1997.

10.11 Lilly Industries, Inc. Executive Retirement Plan (effective as of January 1, 1996). This exhibit is incorporated by reference to Exhibit 10(i) to Lilly Industries, Inc.'s Form 10-K Annual Report for the fiscal year ended November 30, 1996.

10.12 Lilly Industries, Inc. Retirement Plan (effective as of January 1, 1996) and Trust Agreement for Lilly Industries, Inc. Replacement Plan between Lilly Industries, Inc. and Bankers Trust Company of Des Moines, dated September 27, 1996. This exhibit is incorporated by reference to Exhibit 10(j) to Lilly Industries, Inc.'s Form 10-K Annual Report for the fiscal year ended November 30, 1996.

10.13 Change in Control Agreement, dated September 26, 1997, by and between Registrant and Hugh M. Cates. This exhibit is incorporated by reference to Exhibit 10(1) to Lilly Industries, Inc.'s Form 10-Q Quarterly Report for the fiscal quarter ended August 31, 1997.

10.14 Change in Control Agreement, dated September 26, 1997, by and between Registrant and Larry H. Dalton. This exhibit is incorporated by reference to Exhibit 10(2) to Lilly Industries, Inc.'s Form 10-Q Quarterly Report for the fiscal quarter ended August 31, 1997.

10.15 Change in Control Agreement, dated September 26, 1997, by and between Registrant and William C. Dorris. This exhibit is incorporated by reference to Exhibit 10(3) to Lilly Industries, Inc.'s Form 10-Q Quarterly Report for the fiscal quarter ended August 31, 1997.

10.16 Change in Control Agreement, dated September 26, 1997, by and between Registrant and John C. Elbin. This exhibit is incorporated by reference to Exhibit 10(4) to Lilly Industries, Inc.'s Form 10-Q Quarterly Report for the fiscal quarter ended August 31, 1997.

10.17 Change in Control Agreement, dated September 26, 1997, by and between Registrant and Ned L. Fox. This exhibit is incorporated by reference to Exhibit 10(5) to Lilly Industries, Inc.'s Form 10-Q Quarterly Report for the fiscal quarter ended August 31, 1997.

10.18 Change in Control Agreement, dated September 26, 1997, by and between Registrant and Douglas W. Huemme. This exhibit is incorporated by reference to Exhibit 10(6) to Lilly Industries, Inc.'s Form 10-Q Quarterly Report for the fiscal quarter ended August 31, 1997.

10.19 Change in Control Agreement, dated September 26, 1997, by and between Registrant and A. Barry Melnkovic. This exhibit is incorporated by reference to Exhibit 10(7) to Lilly Industries, Inc.'s Form 10-Q Quarterly Report for the fiscal quarter ended August 31, 1997.

10.20 Change in Control Agreement, dated September 26, 1997, by and between Registrant and John H. Million. This exhibit is incorporated by reference to Exhibit 10(8) to Lilly Industries, Inc.'s Form 10-Q Quarterly Report for the fiscal quarter ended August 31, 1997.

10.21 Change in Control Agreement, dated September 26, 1997, by and between Registrant and Kenneth L. Mills. This exhibit is incorporated by reference to Exhibit 10(9) to Lilly Industries, Inc.'s Form 10-Q Quarterly Report for the fiscal quarter ended August 31, 1997.

10.22 Change in Control Agreement, dated September 26, 1997, by and between Registrant and Gary D. Missildine. This exhibit is incorporated by reference to Exhibit 10(10) to Lilly Industries, Inc.'s Form 10-Q Quarterly Report for the fiscal quarter ended August 31, 1997.

10.23 Change in Control Agreement, dated September 5, 1997, by and between Registrant and Robert A. Taylor. This exhibit is incorporated by reference to Exhibit 10(11) to Lilly Industries, Inc.'s Form 10-Q Quarterly Report for the fiscal quarter ended August 31, 1997.

10.24 Change in Control Agreement, dated September 26, 1997, by and between Registrant and Keith C. Vander Hyde, Jr.. This exhibit is incorporated by reference to Exhibit 10(12) to Lilly Industries, Inc.'s Form 10-Q Quarterly Report for the fiscal quarter ended August 31, 1997.

10.25 Change in Control Agreement, dated September 26, 1997, by and between Registrant and Jay M. Wiegner. This exhibit is incorporated by reference to Exhibit 10(13) to Lilly Industries, Inc.'s Form 10-Q Quarterly Report for the fiscal quarter ended August 31, 1997.

11       Statements Regarding Computation of Earnings Per Share.             __

12       Statements Regarding Computation of Ratios.                         __

21 List of Subsidiaries. This exhibit is incorporated by reference to Exhibit 21 to Lilly Industries, Inc.'s Form 10-K Annual Report for the fiscal year ended November 30, 1996

23.1     Consent of Ernst & Young LLP.                                       __

23.2     Consent of Arthur Andersen LLP.                                     __

24       Power of Attorney (included on pages S-8 through S-9).              __

25       Statement of  Eligibility  of Harris Trust and Savings Bank, as
         Trustee, on Form T-1.                                               __

99.1     Letter of Transmittal                                               __

99.2     Notice of Guaranteed Delivery.                                      __